Exhibit 10.2

CREDIT AGREEMENT
Dated as of July 31, 2009
among
QUIKSILVER AMERICAS, INC.,
as Borrower
QUIKSILVER, INC.,
as a Guarantor
RHÔNE GROUP L.L.C.,
as Administrative Agent
and
The Lenders Party Hereto
RHÔNE GROUP L.L.C.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES
1.01	Domestic Subsidiaries
2.01	Commitments and Applicable Percentages
4.01(a)(ix)	Closing Date Security Documents
4.01(a)(x)	Other Closing Date Loan Documents
5.01	Loan Parties’ Organizational Information
5.05	Material Liabilities or Obligations
5.22	Capitalization
6.16	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03(a)	Existing Indebtedness
7.03(l)	Existing Indebtedness of Quiksilver Japan K.K.
7.10	Contractual Obligations
10.02	Certain Addresses
10.15	Issue Prices

EXHIBITS
A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Facility Guaranty
F	Form of Security Agreement
G	Form of Intellectual Property Security Agreement
H	Form of Pledge Agreement
I	Copyright Security Agreement
J	Patent Security Agreement
K	Trademark Security Agreement

v

CREDIT AGREEMENT
          This CREDIT AGREEMENT is entered into as of July 31, 2009, among QUIKSILVER AMERICAS, INC., a California corporation (the “Borrower”); QUIKSILVER, INC., a Delaware corporation (the “Parent”); each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and RHÔNE GROUP L.L.C., as Administrative Agent.
          The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to provide a term loan facility on the terms and conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “54th Street” means 54th Street Holdings S.à r.l., a Luxembourg private limited liability company, having its registered office at 9-11 rue Louvigny, L-1946 Luxembourg, and being registered with the Luxembourg trade and companies registry under number B 147.206.
          “ABL Agent” means Bank of America, N.A., in its capacity as administrative agent for the lenders under the ABL Credit Agreement, together with any successor agent.
          “ABL Credit Agreement” means that certain Credit Agreement dated as of the Closing Date among the Borrower, the other borrowers party thereto, the Parent, the other guarantors party thereto, the lenders party thereto, the ABL Agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents, and the other agents party thereto, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.
          “ABL Facility” means the credit facilities made available pursuant to the ABL Credit Agreement.
          “ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the Euro Term Loan Agent, the ABL Agent and the Collateral Agent.
          “Acquisition” means, with respect to any Person, (a) an investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.
          “Administrative Agent” means Rhône Group L.L.C., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $125,000,000.
          “Agreement” means this Credit Agreement.
          “Americas Consolidated” means, when used to modify a financial term, test, statement, or report of the Parent, the application or preparation of such term, test, statement or report (as applicable) based upon the financial condition or operating results of the Parent and the Americas Subsidiaries, calculated or prepared (as the case may be) as if such entities were a consolidated group.
          “Americas Consolidated EBITDA” means, at any date of determination, an amount equal to Americas Consolidated Net Income for the most recently completed Measurement Period, plus (a) without duplication and to the extent deducted in calculating such Americas Consolidated Net Income, the sum of: (i) Americas Consolidated Interest Charges for such Measurement Period, (ii) the provision for federal, state, local and foreign income Taxes for such Measurement Period, (iii) amounts attributable to depreciation and amortization expense for such Measurement Period, (iv) all non-cash charges, expenses or losses, including any impairment charge or write-off of assets (other than the write-off or write-down of current assets) pursuant to GAAP, (v) any non-cash stock compensation expenses, (vi) costs, fees and expenses in connection with the Loan Documents, the ABL Facility and the Euro Term Loans and the other transactions occurring on or about the Closing Date, (vii) costs, fees and expenses in connection with any Acquisition or Disposition permitted hereunder and occurring after the Closing Date, (viii) any expenses or charges incurred in connection with any issuance (or proposed issuance) of Indebtedness or Equity Interests or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification (or proposed amendment or modification) of any Indebtedness, and (ix) non-recurring costs, fees and expenses of restructuring advisors, in each case of or by the Parent and the Americas Subsidiaries for such Measurement Period, minus (b) without duplication all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Americas Consolidated Net Income pursuant to clause (a)(iv) above in respect of a previous Measurement Period. For the purposes of calculating Americas Consolidated EBITDA for any Measurement Period, (i) the Americas Consolidated EBITDA of any Person acquired by the Parent or its Americas Subsidiaries during such Measurement Period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such Measurement Period, but excluding any adjustments giving effect to expected costs savings or synergies), and (ii) the Americas Consolidated EBITDA of any Person Disposed of by the Parent or its Americas Subsidiaries during such Measurement Period shall be excluded for such Measurement Period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

          “Americas Consolidated Interest Charges” means, for any Measurement Period and without duplication, the sum of (a) all interest expense, premium payments amortization, debt discount amortization, fees amortization, charges and related expenses amortization, in each case to the extent treated as interest expense in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or net gains under Swap Contracts to the extent such net costs or net gains are allocable to such period, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Americas Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas Consolidated basis.
          “Americas Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Americas Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas Consolidated basis in accordance with GAAP (other than with respect to standards requiring or otherwise related to inclusion of Subsidiaries other than Americas Subsidiaries); provided, however, that there shall be excluded (a) items classified as unusual, non-recurring or extraordinary gains or losses (and the tax effects of such items) for such Measurement Period, (b) gains and losses realized upon the sale or other disposition of any property that is not sold or otherwise disposed of in the ordinary course of business (and the tax effects of such sale), (c) the cumulative effect of a change in accounting principles, (d) the income (or loss) of such Person which is not a Loan Party or a Subsidiary during such Measurement Period in which any other Person has a joint interest with a Loan Party or any of its Subsidiaries, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, and (e) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries.
          “Americas Leverage Ratio” means, as of any date of determination, the ratio of (a) without duplication, the aggregate outstanding principal amount of all Indebtedness of the Parent and its Americas Subsidiaries described in clauses (a), (b), (d), (e), (f), (g) and (h) of the definition of “Indebtedness” on such date (including such items that are Permitted Specified Subsidiary Indebtedness), determined on an Americas Consolidated basis, to (b) Americas Consolidated EBITDA for the most recently ended Measurement Period.
          “Americas Subsidiaries” means, collectively, (a) the Borrower and each direct or indirect Domestic Subsidiary of the Borrower, (b) the European Borrower and each direct or indirect Subsidiary of the European Borrower organized under the laws of Canada or any province thereof, (c) QS Mexico Holdings and each direct or indirect Subsidiary of QS Mexico Holdings organized under the laws of Mexico and (d) each direct or indirect Subsidiary of the Parent organized under the laws of Brazil. For the avoidance of doubt, as of the Closing Date, each of Quiksilver Canada Corp., QS Retail Canada Corp., Quiksilver Brazil, Quiksilver Industria e Comercio de Artigos Esportivos Ltda., QS Mexico Holdings, Quiksilver Mexico, S. de R. L. de C.V. and Quiksilver Mexico Service, S. de R. L. de C.V. shall be deemed an “Americas Subsidiary”.
          “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing (x) the outstanding principal balance of such Lender’s Loans by (y) the aggregate outstanding principal balance of the Loans.
          “Arranger” means Rhône Group L.L.C., in its capacity as sole lead arranger.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.
          “Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended October 31, 2008, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrowing” means the borrowing of Loans made by the Borrower pursuant to Section 2.01.
          “Brazil JV Agreement” means the Joint Venture Agreement of Quiksilver Brazil dated November 1, 2004 by and among QS Holdings, Alfio Lagnado and With Quik, LLC, as amended.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York.
          “Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of the assets of which consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) an entity treated as disregarded for United States federal income tax purposes that owns more than 66% of the voting Equity Interests of a Subsidiary described in clauses (a) or (b) of this definition.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means:

          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Rhône Capital III L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis; or
          (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
          (c) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of the Borrower free and clear of all Liens (other than (i) Liens under the Security Documents, (ii) Liens securing obligations in respect of the Euro Term Loan Credit Agreement and the loan documents relating thereto and (ii) Liens securing obligations in respect of the ABL Facility), except where such failure is as a result of a transaction permitted by the Loan Documents.
          “Closing Date” means July 31, 2009.
          “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
          “Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of any Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent (for the benefit of itself and the other Credit Parties) or the Collateral Agent (for the benefit of the Credit Parties).
          “Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the Closing Date among the Administrative Agent, the Euro Term Loan Agent and the Collateral Agent.
          “Collateral Agent” means Rhône Group L.L.C., in its capacity as collateral sub-agent for the Administrative Agent and the Euro Term Loan Agent.
          “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Consent” means (a) actual written consent given by a Lender from whom such consent is sought; or (b) the passage of ten (10) Business Days from receipt of written notice to a Lender from the

Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice that such Lender objects to such course of action.
          “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
          “Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Copyright” has the meaning specified in the Intellectual Property Security Agreement.
          “Copyright Security Agreement” means the Copyright Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit I or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
          “Credit Party Expenses” means: all reasonable and documented out-of-pocket expenses incurred by any of the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates and the Lenders, in connection with this Agreement and the other Loan Documents, including, without limitation (but, in any event, subject to the limitations described herein below): (a) the reasonable and documented fees, charges and disbursements of (i) counsel for the Administrative Agent, the Collateral Agent and the Arranger (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), (ii) outside consultants for the Administrative Agent and the Collateral Agent, and (iii) all such out-of-pocket expenses incurred during any workout or restructuring negotiations in respect of the Obligations, and (b) all reasonable and documented out-of-pocket expenses incurred in connection with (i) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (iii) any workout or restructuring negotiations in respect of any Obligations; provided that, notwithstanding anything to the contrary contained herein, the aggregate amount included in the definition of Credit Party Expenses on account of fees of Lazard Frères & Co. and its Affiliates shall be limited to $1,500,000 (excluding reasonable and documented fees of Lazard Frères & Co. and its Affiliates incurred by the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates while an Event of Default exists or in connection with any amendment or waiver of this Agreement, the Euro Term Loan Credit Agreement or the French Credit Agreement).

          “DC Shoes” means DC Shoes, Inc., a California corporation.
          “DC Shoes Business” means the business conducted by DC Shoes, Emerald Coast and DC Shoes Australia Pty. Ltd.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise applicable to such Loan plus two percent (2%) per annum.
          “Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of any proceeding under any Debtor Relief Law.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction (whether in one transaction or in a series of transactions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided, however, that dispositions of assets (other than licenses) in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than $2,500,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $5,000,000 in such next succeeding fiscal year) shall not be deemed to be a Disposition.
          “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that any Loan Party may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
          “Dollar Equivalent Amount” has the meaning specified in Section 10.15.
          “Dollars” and “$” mean lawful money of the United States.
          “Domestic Availability” has the meaning specified in the ABL Credit Agreement.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
          “EC Insolvency Regulation” has the meaning specified in Section 5.01.
          “Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) any investment vehicle Controlled by Rhône Capital III L.L.C. and any limited partner (or affiliate of such limited partner) of any such investment vehicle; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) the Borrower (each such approval not to be unreasonably withheld or delayed).
          “Emerald Coast” means Emerald Coast SAS.
          “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, including established common law, regulations, ordinances, judgments, orders, decrees, governmental restrictions or requirements of any Governmental Authority regulating pollution or the protection of heath or the environment or the release of any Hazardous Materials into the environment.
          “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost (including any liability for costs of environmental remediation) of the Parent or any of its Subsidiaries arising from or based upon violation of or liability under any Environmental Law including those resulting from (a) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (b) exposure to any Hazardous Materials, or (c) the release or threatened release of any Hazardous Materials into the environment.
          “Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan subject to Title IV of ERISA or notification that a Multiemployer Plan subject to Title IV of ERISA is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
          “Euro Term Loan Agent” means Rhône Group L.L.C., in its capacity as agent for the lenders under the Euro Term Loan Credit Agreement, together with any successor agent.
          “Euro Term Loan Credit Agreement” means that certain Credit Agreement dated as of the Closing Date among the Parent, the European Borrower, the lenders party thereto and the Euro Term Loan Agent, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.
          “Euro Term Loans” means the term loans in the original principal amount of €20,000,000 made pursuant to the Euro Term Loan Credit Agreement, together with all interest paid in kind, if any, that has been added to the principal balance of such loans.
          “European Borrower” means Mountain & Wave S.à r.l., a Luxembourg private limited liability company.
          “Euros” and “€” mean the single currency of the Participating Member States.
          “Event of Default” has the meaning specified in Section 8.01.
          “Exchange Rate Make-Whole Payment” has the meaning specified in Section 2.09.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Participant or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, any (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and any franchise, excise or similar taxes imposed on it in lieu of a net income tax by the taxing authority of any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Participant, in which its applicable Lending Office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, and (c) taxes imposed on amounts payable to such Lender or Participant (x) at the time such Lender or Participant becomes a party to this Agreement (or designates a new Lending Office) or (y) is attributable to such Lender’s or Participant’s failure or inability to comply with its obligations under Section 3.01, other than (A) additional United States federal withholding taxes that may be imposed after the time such Lender or Participant becomes a party to the Agreement (or designates a new lending office) as a result of a Change in Law, and (B) in the case of any assignment or transfer by a Lender or Participant, to the extent that such assignor was entitled, at the time of assignment, to receive a Gross-Up Payment pursuant to Section 3.01(a); provided, however, that such assignee shall not be entitled to receive any additional amounts pursuant to Section 3.01 in excess of the amount that such assignor would have been entitled to receive in the absence of such assignment or transfer.

          “Executive Order” has the meaning specified in Section 10.20.
          “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 3, 2005, among, inter alia, the Borrower, the Parent, the several banks and other financial institutions party thereto, Bank of America, N.A., as documentation agent, Union Bank of California, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, as amended.
          “Facility Guaranty” means a Guarantee of the Obligations made by a Guarantor in favor of the Administrative Agent and the other Credit Parties, in substantially the form attached hereto as Exhibit E or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted for such day on such transactions by three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.
          “Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each January, April, July and October of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
          “Fiscal Year” means any period of twelve (12) consecutive months ending on October 31st of any calendar year.
          “Foreign Assets Control Regulations” has the meaning specified in Section 10.20.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary.
          “French Credit Agreement” means the Facilities Agreement dated as of July 31, 2009 among, inter alia, Pilot SAS, a Société par Actions Simplifiée, and Na Pali, a Société par Actions Simplifiée, as borrowers, the Parent and Pilot SAS, as original guarantors, and Crédit Lyonnais, BNP Paribas and Société Générale Corporate & Investment Banking, as mandated lead arrangers, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Global Consolidated EBITDA” means, at any date of determination, an amount equal to Global Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) without duplication and to the extent deducted in calculating such Global Consolidated Net Income, the sum of: (i) Global Consolidated Interest Charges for such Measurement Period, (ii) the provision for federal, state, local and foreign income Taxes for such Measurement Period, (iii) amounts attributable to depreciation and amortization expense for such Measurement Period, (iv) all non-cash charges, expenses or losses, including any impairment charge or write-off of assets (other than the write-off or write-down of current assets) pursuant to GAAP, (v) any non-cash stock compensation expenses, (vi) costs, fees and expenses in connection with the Loan Documents, the ABL Facility and the Euro Term Loans and the other transactions occurring on or about the Closing Date, (vii) costs, fees and expenses in connection with any Acquisition or Disposition permitted hereunder and occurring after the Closing Date, (viii) any expenses or charges incurred in connection with any issuance (or proposed issuance) of Indebtedness or Equity Interests or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification (or proposed amendment or modification) of any Indebtedness, and (ix) non-recurring costs, fees and expenses of restructuring advisors, in each case of or by the Parent and its Subsidiaries for such Measurement Period, minus (b) without duplication all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Global Consolidated Net Income pursuant to clause (a)(iv) above in respect of a previous Measurement Period. For the purposes of calculating Global Consolidated EBITDA for any Measurement Period, (i) the Global Consolidated EBITDA of any Person acquired by the Parent or its Subsidiaries during such Measurement Period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such Measurement Period, but excluding any adjustments giving effect to expected costs savings or synergies), and (ii) the Global Consolidated EBITDA of any Person Disposed of by the Parent or its Subsidiaries during such Measurement Period shall be excluded for such Measurement Period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
          “Global Consolidated Interest Charges” means, for any Measurement Period and without duplication, the sum of (a) all interest expense, premium payments amortization, debt discount amortization, fees amortization, charges and related expenses amortization, in each case to the extent treated as interest expense in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or net gains under Swap Contracts to the extent such net costs or net gains are allocable to such period, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis.
          “Global Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) items classified as unusual, non-recurring or extraordinary gains or losses (and the tax effects of such items) for such Measurement Period, (b) gains and losses realized upon the sale or other disposition of any property that is not sold or otherwise disposed of in the ordinary course of business (and the tax effects of such sales), (c) the cumulative effect of a change in accounting principles, (d) the income (or loss) of such Person which is not a Loan Party or a Subsidiary during such Measurement Period in which any other Person has a joint interest with a Loan Party or any of its Subsidiaries, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, and (e) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries.
          “Global Leverage Ratio” means, as of any date of determination, the ratio of (a) without duplication, the aggregate outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries described in clauses (a), (b), (d), (e), (f), (g) and (h) of the definition of “Indebtedness” on such date (including such items that are Permitted Specified Subsidiary Indebtedness), determined on a Consolidated basis, to (b) Global Consolidated EBITDA for the most recently ended Measurement Period.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Gross-Up Payment” has the meaning specified in Section 3.01(a).
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantor” means the Parent, each Domestic Subsidiary listed on Schedule 1.01 annexed hereto and each other Domestic Subsidiary of any Loan Party that executes and delivers a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.12.
          “Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-

containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other deleterious substance regulated under any Environmental Law.
          “Immaterial Subsidiary” means each Subsidiary of any Loan Party that is not a Material Subsidiary.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under any Swap Contract;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) deferred compensation and (iii) any purchase price adjustment or earn-out obligation);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) all Attributable Indebtedness of such Person;
          (g) all obligations of such Person in respect of Disqualified Stock; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Information” has the meaning specified in Section 10.07.
          “Intellectual Property” has the meaning set forth in the Intellectual Property Security Agreement.
          “Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit G or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Term Loan Intercreditor Agreement.
          “Interest Payment Date” means the last Business Day of each calendar quarter and the Maturity Date.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “Investment Unit” has the meaning specified in Section 10.15.
          “IP Collateral” has the meaning specified in the Intellectual Property Security Agreement.
          “IRS” means the United States Internal Revenue Service.
          “Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
          “Lender” has the meaning specified in the introductory paragraph hereto.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” has the meaning specified in Section 2.01.
          “Loan Notice” means a notice substantially in the form of Exhibit A hereto.
          “Loan Documents” means this Agreement, each Note, the Security Documents, each Facility Guaranty, the Side Agreement, the Services Fee Agreements and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith.

          “Loan Parties” means, collectively, the Borrower and each Guarantor. “Loan Party” means any one of such Persons.
          “Luxembourg Pledge Agreement” means the Share Pledge Agreement dated as of the Closing Date among the Parent, the Administrative Agent and the European Borrower.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $15,000,000. For purposes of determining the amount of Material Indebtedness at any time, (x) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof and (y) Indebtedness shall include undrawn committed or available amount and amounts owing to all creditors under any combined or syndicated credit arrangement.
          “Material Subsidiary” means, as of any date, a Subsidiary that (a) has a net worth (excluding in the determination thereof any Indebtedness of such Subsidiary to the Parent or another Subsidiary) of at least 5% of the Parent’s consolidated net worth as of the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, (b) has annual revenue (or annualized revenue in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Parent’s consolidated revenue for the 12-month period ended as of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, or (c) has annual net income (or annualized net income in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Parent’s consolidated net income for the 12-month period ended as of the most recently ended Fiscal Quarter of the Parent for which financial statements are available.
          “Maturity Date” means July 30, 2014.
          “Maximum Rate” has the meaning specified in Section 10.09.
          “Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Parent for which financial statements are available.
          “Mexico JV Agreement” means the Joint Venture Agreement of QS Mexico Holdings dated September 26, 2006 by and between the Borrower and PBM International LLC, as amended.
          “Money Laundering Laws” has the meaning specified in Section 5.24.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
          “Net Proceeds” means, with respect to any applicable Disposition by any Loan Party, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such Disposition

(including any cash or cash equivalents received by any Loan Party by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder and that is repaid (or an escrow is established for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties, (iii) taxes paid or reasonably estimated to be actually payable in connection therewith, (iv) amounts provided as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), and (v) any liabilities relating to the property subject to such Disposition that are retained by any Loan Party or any of its Subsidiaries.
          “Non-Consenting Lender” has the meaning specified in Section 10.01.
          “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
          “Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “OFAC List” means the list of Specially Designated Nationals and Blocked Persons List of OFAC and Annex I to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, such taxes imposed as a result of an assignment (other than an assignment that occurs as a result of the Borrower’s request pursuant to Section 3.06(b)).
          “Parent” has the meaning specified in the introductory paragraph hereto.
          “Participant” has the meaning specified in Section 10.06(d).
          “Participating Member States” means the member states of the European Communities that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
          “Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          “Patent” has the meaning specified in the Intellectual Property Security Agreement.
          “Patent Security Agreement” means the Patent Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit J or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “PCAOB” means the Public Company Accounting Oversight Board.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Permitted Acquisition” means an Acquisition by any Loan Party or any Subsidiary thereof in which all of the following conditions are satisfied:
          (a) no Default then exists or would immediately arise from the consummation of such Acquisition;
          (b) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
          (c) the Borrower shall have furnished the Administrative Agent with at least ten (10) days’ prior written notice of such intended Acquisition;
          (d) any assets acquired shall be utilized in, and if such Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower under this Agreement;

          (e) the business and assets acquired in such Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);
          (f) no Indebtedness shall be incurred or assumed by any Loan Party in connection with or as a result of such Acquisition (other than Permitted Indebtedness); and
          (g) at the time of determination with respect to the specified Acquisition, the Borrower shall have certified, and shall have delivered supporting documentation reasonably satisfactory to the Administrative Agent, that Domestic Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) immediately preceding, and on a pro forma basis on the date thereof and a projected basis for the twelve (12) months immediately following, such Acquisition was, and is projected to be, equal to or greater than the greater of (i) thirty percent (30%) of the Total Loan Cap (provided that, in the event of a refinancing of the ABL Credit Agreement as in effect on the date hereof or following its maturity, the Borrower and the Administrative Agent shall agree in good faith on a successor availability test which preserves the economic effect of this clause (i)) and (ii) $45,000,000.
          “Permitted Disposition” means any of the following:
          (a) Dispositions of inventory in the ordinary course of business;
          (b) (i) outbound licenses and sublicenses of Intellectual Property entered into or existing as of the date hereof and (ii) outbound licenses and sublicenses of Intellectual Property entered into following the date hereof in the ordinary course of business and on arm’s length terms; provided that, in the case of outbound licenses and sublicenses pursuant to clause (ii), unless the Administrative Agent otherwise consents in writing (such consent not to be unreasonably withheld): (A) no such license or sublicense may be for an initial term of more than five (5) years (not counting renewal terms), (B) each such license or sublicense shall contain customary provisions for the termination of the license or sublicense upon a change of control of the licensee or sublicensee and customary prohibitions against assignment of such license or sublicense by the licensee or sublicensee, and (C) the Loan Parties shall not, during any Fiscal Year, enter into any license or sublicense granting use of trademarks and/or service marks and related logos and/or slogans (a “Post-Closing Mark License”) if such license or sublicense provides for payment of annual license fees with respect to such trademarks and service marks reasonably expected to be paid, in the judgment of the Loan Party party to such license or sublicense (excluding upfront fees), during its first Fiscal Year which, when aggregated with the annual license fees (excluding upfront fees) reasonably expected to be paid, in the judgment of the Loan Party party to such license or sublicense, during the first year of all other Post-Closing Mark Licenses entered into by the Loan Parties during that same Fiscal Year, exceed $3,500,000, after deducting such portion of any license fees (excluding upfront fees) that are payable by a Loan Party, directly or indirectly, to the owners of the licensed marks as relate to such license or sublicense, to the extent that such Post-Closing Mark License is, in whole or in part, a sublicense. Notwithstanding the foregoing:  (x) the license fees (including upfront fees) payable under any Post-Closing Mark License which has a non-renewable term of one (1) year or less shall not be included for purposes of the foregoing clause (C), and (y) if, in any Fiscal Year, the Administrative Agent gives its consent to exceed $3,500,000 in annual license fees pursuant to clause (ii), then the licensee fees are deemed to be reset at zero for that Fiscal Year, as of the date such consent was provided;
          (c) licenses for the conduct of licensed departments within Stores in the ordinary course of business;

          (d) Dispositions of equipment and other assets (including abandonment of Intellectual Property) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the reasonable business judgment of a Loan Party, no longer used or necessary in its business;
          (e) Dispositions among the Loan Parties (other than transfer of ownership rights in Intellectual Property) (without regard to clause (b) above in this definition);
          (f) Dispositions of Real Estate (or of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as (i) such sale is made for fair market value; (ii) at least 75% of the consideration from such Disposition is in the form of cash or cash equivalents; and (iii) an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.05(b);
          (g) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with past practices;
          (h) leases, subleases or space leases (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;
          (i) Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (i) of the definition of “Permitted Investments” contained in this Agreement, in each case on ordinary business terms and, to the extent constituting a Disposition, the making of Permitted Investments;
          (j) any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate as long as an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.05(b);
          (k) [reserved]
          (l) to the extent constituting a Disposition, (i) transactions permitted by Section 7.04, (ii) Restricted Payments permitted by Section 7.06 and (iii) Liens permitted by Section 7.01;
          (m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements as long as an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.05(b); and
          (n) other Dispositions, as long as (i) such Disposition is made for fair market value; (ii) at least 75% of the consideration from such Disposition is in the form of cash or cash equivalents; and (iii) an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.05(b).
          “Permitted Encumbrances” means any of the following:

          (a) Liens imposed by law for Taxes that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 6.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;
          (d) deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) Liens in respect of judgments that do not constitute an Event of Default hereunder;
          (f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries, taken as a whole;
          (g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than after-acquired property affixed or incorporated thereto and proceeds or products thereof, (ii) the amount secured or benefited thereby is not increased except to the extent permitted hereunder, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted hereunder;
          (h) Liens on fixed or capital assets acquired by any Loan Party securing purchase money Indebtedness permitted hereunder of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness permitted hereunder assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness permitted hereunder that do not increase the outstanding principal amount thereof so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits;
          (i) Liens under the Security Documents for the benefit of the Credit Parties;

          (j) landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days;
          (k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (i) attach only to such Investments or other Investments held by such broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
          (l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
          (m) Liens (if any) arising from precautionary UCC filings regarding “true” operating leases or consignment of goods to a Loan Party;
          (n) voluntary Liens on property in existence at the time such property is acquired pursuant to a Permitted Investment or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Investment; provided that such Liens are not incurred in connection with, or in anticipation of, such Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary;
          (o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods;
          (p) Liens (i) on cash advances in favor of the seller of any property to be acquired in any Permitted Acquisition or other Permitted Investment to be applied against the purchase price for such Permitted Acquisition or other Permitted Investment, (ii) consisting of an agreement to transfer any property in a Permitted Disposition, in each case, solely to the extent such Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (iii) on any cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (q) any interest or title of a lessor or sublessor under leases or subleases or secured by a lessor’s or sublessor’s interests under leases entered into by the Parent or any of its Subsidiaries in the ordinary course of business;
          (r) Liens in favor of the licensor or sublicensor in respect of inbound licensing of Intellectual Property in the ordinary course of business;
          (s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent or any of its Subsidiaries;
          (t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

          (u) Liens arising out of sale and leaseback transactions permitted hereunder and securing Permitted Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Permitted Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder);
          (v) Liens securing Indebtedness in respect of (i) the ABL Credit Agreement; provided such Liens (to the extent such Liens encumber Collateral) are subject to the ABL Intercreditor Agreement (or, in the case of any refinancing thereof permitted hereunder, another intercreditor agreement containing terms that are at least as favorable to the Credit Parties as those contained in the ABL Intercreditor Agreement) and the Indebtedness secured by such Liens is permitted to be incurred pursuant to clause (a)(i) of the definition of “Permitted Indebtedness”, and (ii) the Euro Term Loan Credit Agreement; provided such Liens (to the extent such Liens encumber Collateral) are subject to the Term Loan Intercreditor Agreement (or, in the case of any refinancing thereof permitted hereunder, another intercreditor agreement containing terms that are at least as favorable to the Credit Parties as those contained in the Term Loan Intercreditor Agreement);
          (w) leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;
          (x) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods (in each case, to the extent such items constitute Permitted Indebtedness);
          (y) outbound licenses of Intellectual Property permitted under clause (b) or (e) of the definition of “Permitted Dispositions”; and
          (z) other Liens securing obligations outstanding in an aggregate principal amount not to exceed $10,000,000.
          “Permitted Indebtedness” means any of the following:
          (a) (i) Indebtedness in respect of the ABL Credit Agreement and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (A) the aggregate principal amount of any Indebtedness in respect of the ABL Credit Agreement or any refinancing, refunding, renewal, extension or replacement thereof shall not exceed $250,000,000 at any time or (B) any Indebtedness in respect of the ABL Credit Agreement or any refinancing, refunding, renewal, extension or replacement thereof shall not have an earlier maturity date than the ABL Facility in effect on the date hereof or a decreased weighted average life than the ABL Facility in effect on the date hereof; (ii) Indebtedness in respect of the Euro Term Loan Credit Agreement; and (iii) any other Indebtedness listed on Schedule 7.03(a) and, in the case of the foregoing clauses (ii) and (iii), any refinancings, refundings, renewals, extensions or replacements of any such Indebtedness; provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or replacement, and (y) the result of such refinancing, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness;

          (b) the Obligations;
          (c) Indebtedness permitted to be incurred pursuant to the Senior Note Indenture (as in effect on the date hereof (and without regard to any waivers or consents that may be obtained thereunder after the date hereof) (for the avoidance of doubt, any Indebtedness, including any Specified Subsidiary Permitted Indebtedness, that reduces the availability of borrowing baskets under the terms of the Senior Note Indenture shall reduce the availability of such baskets for purposes of this clause (c) as well)); and
          (d) other Indebtedness; provided, that, at the time of incurrence of such Indebtedness (i) the Global Leverage Ratio shall not exceed 5.00 to 1.00 and (ii) the Americas Leverage Ratio shall not exceed 5.00 to 1.00, in each case after giving pro forma effect to such incurrence of Indebtedness (and application of proceeds therefrom) as if such Indebtedness had been incurred (and such proceeds were applied) on the first day of the relevant Measurement Period.
          “Permitted Investments” means any of the following:
          (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
          (b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
          (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
          (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above at the time of acquisition thereof or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
          (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or province or territory of Canada, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
          (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
          (g) marketable short-term money market and similar securities or funds having, at the time of acquisition thereof, a rating of at least A-2 from S&P (or, if at any time S&P shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest primarily in one or more of the types of securities described in clauses (a) through (g) above;
          (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made;
          (j) Investments existing on the Closing Date and set forth on Schedule 7.02, and any modification, renewal or extension thereof; provided that, the amount of any Investment permitted pursuant to this clause is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by Section 7.02;
          (k) Investments by any Loan Party in any other Loan Party; provided that, for purposes of this clause (k), with respect to the Parent, the definition of “Acquisition” shall exclude clause (c) thereof;
          (l) so long as at the time of determination with respect to an Investment to be made pursuant to this clause (l) the Borrower shall have certified, and shall have delivered supporting documentation reasonably satisfactory to the Administrative Agent, that Domestic Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) immediately preceding, and on a pro forma basis on the date thereof and a projected basis for the twelve (12) months immediately following, such Investment was, and is projected to be, equal to or greater than the greater of (a) thirty percent (30%) of the Total Loan Cap (provided that, in the event of any refinancing of the ABL Credit Agreement as in effect on the date hereof or following its maturity, the Borrower and the Administrative Agent shall agree in good faith on a successor availability test which preserves the economic effect of this clause (a)) and (b) $45,000,000, Investments (i) to refinance Indebtedness of Quiksilver Japan K.K. outstanding on the date hereof and listed on Schedule 7.03(l), provided that (A) the aggregate amount of such refinancing shall not exceed $20,000,000 and (B) if the aggregate amount of such Investment pursuant to this clause (i) exceeds $5,000,000, substantially simultaneously with and as a condition to the extension of such funds, the shares of Quiksilver Japan K.K. shall be transferred to the European Borrower, 54th Street or a Wholly-Owned Subsidiary of 54th Street and Quiksilver Japan K.K. shall enter into a guarantee and pledge over all its assets (subject to customary exceptions) in favor of the Euro Term Loan Agent for the benefit of the lenders under the Euro Term Loan unless the Euro Term Loan Agent or requisite lenders under the Euro Term Loan Credit Agreement shall otherwise agree; (ii) to provide for the payment of the cash portion of the exercise price payable by QS Holdings (or its successor) upon exercise of its buyout rights pursuant to the Brazil JV Agreement, provided that the aggregate amount of such buyout shall not exceed the cash portion of the Agreed Value for the relevant Tranche (as defined in the Brazil JV Agreement) on the terms in effect as of the date hereof and, substantially simultaneously with and as a condition to the extension of such funds, the shares of Quiksilver Brazil shall, to the extent not already held by the European Borrower, 54th Street or a Wholly-Owned Subsidiary of 54th Street, be transferred to the European Borrower, 54th Street or a Wholly-Owned Subsidiary of 54th Street and Quiksilver Brazil shall enter into a guarantee and pledge over all its assets (subject to customary exceptions) in favor of the Euro Term Loan Agent for the benefit of the lenders under the Euro Term Loan unless the Euro Term Loan Agent or requisite lenders under the Euro Term Loan Credit Agreement shall otherwise agree; (iii) to provide for the payment of the cash portion of the exercise price payable by the Borrower upon exercise of its buyout rights or its put obligations pursuant to the Mexico JV Agreement on the terms in effect as of the date hereof and, substantially simultaneously with and as a condition to the extension of such funds, QS Mexico Holdings shall enter into a guarantee and pledge over all its assets (subject to customary exceptions) in favor of the Euro Term Loan Agent for the benefit of the lenders under the Euro Term Loan unless the Euro Term Loan Agent or requisite lenders under the Euro Term Loan Credit Agreement shall otherwise agree; (iv) by any Loan Party in any Wholly-Owned Subsidiary that is not a Loan Party, excluding Investments made pursuant to clauses (i), (ii), (iii) and (v), provided that all such Investments pursuant to this clause (iv) shall not exceed $10,000,000 in the aggregate at any one time outstanding; and (v) by any Loan Party in any Person, excluding Investments made pursuant to clauses (i), (ii), (iii) and (iv), provided that all such Investments pursuant to this clause (v) shall not exceed $10,000,000 in the aggregate at any one time outstanding;
          (m) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (n) Guarantees constituting Permitted Indebtedness;
          (o) Investments in Swap Contracts not prohibited hereunder; provided that such obligations are (or were) entered into in the ordinary course of business for the purposes of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;
          (p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (q) (i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, however, that an individual’s use of a cashless exercise procedure to pay the exercise price and required tax withholding (or either of them) in connection with his exercise of a compensatory option to purchase Equity Interests issued by the Parent shall not give rise to a loan or advance for the purposes of this clause (q) to the extent that all funds representing full payment of such option exercise price and required tax withholding are actually remitted to the Parent before the close of business on either (x) the date of exercise of the stock option or (y) the date of issuance of the Equity Interests pursuant to the option exercise;

          (r) Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;
          (s) capital contributions made by any Loan Party to another Loan Party;
          (t) Investments received by any Loan Party from purchasers of any assets pursuant to Permitted Dispositions;
          (u) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party pursuant to a Permitted Acquisition or other Permitted Investment or as a result of a fundamental change transaction in accordance with Section 7.04 so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such fundamental change transaction;
          (v) Guarantees of leases (other than Capital Lease Obligations or Synthetic Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (w) Investments consisting of Dispositions permitted under Section 7.05; and
          (x) purchases of inventory, supplies and materials and, to the extent a Permitted Disposition under clause (b) or (e) of the definition of “Permitted Disposition”, the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business.
          “Permitted Specified Subsidiary Encumbrances” means any of the following:
          (a) Liens imposed by law for Taxes that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 6.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;
          (d) deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) Liens in respect of judgments that do not constitute an Event of Default hereunder;
          (f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Specified Subsidiary and its Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Specified Subsidiary and its Subsidiaries, taken as a whole;
          (g) Liens on fixed or capital assets acquired by any Specified Subsidiary securing purchase money Indebtedness permitted hereunder of any Specified Subsidiary to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Specified Subsidiary, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits;
          (h) landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days;
          (i) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments by a Specified Subsidiary, provided that such Liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
          (j) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
          (k) Liens (if any) arising from precautionary UCC filings regarding “true” operating leases or consignment of goods to a Specified Subsidiary;
          (l) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods;
          (m) any interest or title of a lessor or sublessor under leases or subleases or secured by a lessor’s or sublessor’s interests under leases entered into in the ordinary course of business;
          (n) Liens in favor of the licensor or sublicensor in respect of inbound licensing of Intellectual Property in the ordinary course of business granted by a Specified Subsidiary;
          (o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by any Specified Subsidiary;

          (p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
          (q) leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Specified Subsidiary and its Subsidiaries, taken as a whole;
          (r) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods (in each case, to the extent such items constitute Permitted Indebtedness); and
          (s) outbound licenses of Intellectual Property permitted under clause (b) or (e) of the definition of “Permitted Dispositions”.
          “Permitted Specified Subsidiary Indebtedness” means any of the following:
          (a) Indebtedness in respect of the ABL Credit Agreement and the Euro Term Loan Credit Agreement and any other Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and, in each case, any refinancings, refundings, renewals or extensions of any of the foregoing Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a premium or interest paid, and (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness;
          (b) Indebtedness of any Specified Subsidiary to any other Specified Subsidiary, other than Indebtedness of Quiksilver Brazil or Quiksilver Industria e Comercio de Artigos Esportivos Ltda. to any other Specified Subsidiary;
          (c) Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or, to the extent in connection with purchases from suppliers, obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;
          (d) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Dispositions;
          (e) Guarantees of any Indebtedness described in clause (a) hereof;
          (f) obligations in respect of cash management services, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements;
          (g) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

          (h) (i) purchase money Indebtedness of any Specified Subsidiary organized in Canada or any province thereof to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, in an aggregate principal amount for all such Specified Subsidiaries not to exceed $10,000,000 at any time outstanding; and (ii) purchase money Indebtedness of any Specified Subsidiary (other than any Specified Subsidiary organized in Canada or any province thereof) to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, in an aggregate principal amount for all such Specified Subsidiaries not to exceed $10,000,000 at any time outstanding;
          (i) obligations (contingent or otherwise) of any Specified Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Specified Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”; and
          (j) without duplication of any Indebtedness described in clause (a) through (i) above, other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
          “PIK Amounts” has the meaning specified in Section 2.08(d).
          “PIK Election” has the meaning specified in Section 2.08(d).
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA including, for purposes of clarity, a Pension Plan and a Multiemployer Plan) established, maintained or contributed to by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pledge Agreements” means, collectively, (a) the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent, in substantially the form attached hereto as Exhibit H or otherwise in a form reasonably satisfactory to the Administrative Agent, and (b) the Luxembourg Pledge Agreement.
          “Post-Closing Mark License” has the meaning set forth in clause (b) of the definition of “Permitted Disposition”.
          “QS Holdings” means QS Holdings S.à r.l., a Luxembourg private limited liability company.
          “Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party or any Subsidiary, including all easements, rights-of-way, and similar rights relating thereto.
          “Register” has the meaning specified in Section 10.06(c).
          “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
          “Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Loans; provided that the portion of the aggregate outstanding principal amount of all Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Loan Party’s stockholders, partners or members (or the equivalent of any thereof).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
          “Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit F or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “Security Documents” means the Security Agreement, the Pledge Agreements, the Intellectual Property Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien on any asset of any Loan Party to secure any of the Obligations.

          “Senior Note Indenture” means the Indenture, dated as of July 22, 2005, between the Parent, as issuer, and Wilmington Trust Company, as trustee, in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Parent or any Subsidiary in connection therewith, and any refinancings, refundings, renewals, extensions or replacements of any of the foregoing; provided that (i) the amount of Indebtedness thereunder is not increased at the time of such refinancing, refunding, renewal, extension or replacement except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and (ii) the result of such refinancing, refunding, extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness.
          “Senior Notes” means the senior unsecured notes issued by the Parent pursuant to the Senior Note Indenture.
          “Services Fee Agreements” means (a) the DC Shoes, Inc. License and Services Agreement dated as of July 30, 2009 by and between DC Shoes and Emerald Coast, and (b) the DC Shoes, Inc. License and Services Fee Agreement dated as of July 31, 2009, by and between DC Shoes, Inc. and DC Shoes Australia Pty. Ltd.
          “Side Agreement” means the agreement dated as of July 30, 2009 by and among 54th Street, the Administrative Agent, the Euro Term Loan Agent, Quiksilver Canada Corp. and Quiksilver Indústria e Comércio de Artigos Esportivos Ltda.
          “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees or other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
          “Specified Subsidiary” means each of Quiksilver Canada Corp., QS Retail Canada Corp., Quiksilver Brazil and Quiksilver Industria e Comercio de Artigos Esportivos Ltda.
          “Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
          “Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Loan Intercreditor Agreement” means that certain Collateral Agency Agreement, dated as of the Closing Date, among the Administrative Agent, the Euro Term Loan Agent and the Collateral Agent.
          “Termination Date” means the earlier to occur of (i) the Maturity Date and (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.
          “Total Loan Cap” has the meaning specified in the ABL Credit Agreement as in effect on the date hereof.
          “Trademark” has the meaning specified in the Intellectual Property Security Agreement.
          “Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit K or otherwise in a form reasonably satisfactory to the Administrative Agent.

          “Trading with the Enemy Act” has the meaning specified in Section 10.20.
          “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “United States” and “U.S.” mean the United States of America.
          “Warrant Agreement” means the Warrant and Registration Rights Agreement, dated as of the Closing Date by and among the Parent, Rhône Capital III L.P. and the initial Warrant holders party thereto.
          “Warrants” means those certain Warrants to purchase shares of common stock or Series A convertible preferred stock of the Parent issued to Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. on the Closing Date.
          “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
               (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
               (b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
               (c) Article and Section headings used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.
               (d) Any other undefined term contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meaning provided for such term in the Uniform Commercial Code as in effect in the State of New York to the extent the same are used or defined therein.
          1.03 Accounting Terms.
               (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
               (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
          1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
ARTICLE II
THE COMMITMENTS AND LOANS
          2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment. The aggregate amount of the Loans shall not exceed the Aggregate Commitments.
          2.02 Borrowing of Loans.
               (a) The Borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the requested date of such Borrowing of Loans. The Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be the Closing Date), and (ii) the principal amount of Loans to be borrowed.
               (b) Following receipt of the Loan Notice, the Administrative Agent shall promptly notify each Lender of the contents of such Loan Notice. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 9:00 a.m. on the Closing Date. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 9:00 a.m. on the Closing Date in accordance with instructions provided to the Administrative Agent by the Borrower.
          2.03 [Reserved].
          2.04 [Reserved].
          2.05 Prepayments.

               (a) The Borrower may, upon notice to the Administrative Agent, at any time and from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment; (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (iii) any voluntary prepayment of Loans made on or prior to the third anniversary of the Closing Date shall be accompanied by any applicable Exchange Rate Make-Whole Payment. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
               (b) If the aggregate Net Proceeds received by the Loan Parties on account of Dispositions of any property or assets of a Loan Party described in clauses (f), (j), (m) and (n) of the definition of Permitted Disposition exceeds $15,000,000 in any Fiscal Year, then the Borrower shall prepay the Loans in an amount equal to such excess, no later than three (3) Business Days after receipt by any Loan Party of such Net Proceeds, in each case without premium or penalty except to the extent required by Section 2.09(b); provided, however, that such prepayment shall not be required to the extent that such Net Proceeds have been utilized to prepay the loans or cash collateralize other obligations under the ABL Credit Agreement. Notwithstanding the foregoing, in the case of a Disposition of the DC Shoes Business, an amount equal to the Net Proceeds may be utilized first, to prepay loans and/or cash collateralize other obligations under the ABL Credit Agreement; second, in the event such Disposition of the DC Shoes Business is a voluntary sale, to prepay the loans then outstanding under Facility A (as defined under the French Credit Agreement); third, in the event such Disposition of the DC Shoes Business is a voluntary sale, unless the NP Cash Collateral (as defined under the French Credit Agreement) has been released prior to a Permitted Disposition of the DC Shoes Business, for the purpose of (x) releasing the NP Cash Collateral and substituting the Parent in lieu of Na Pali thereunder or (y) increasing the share capital of Quiksilver Europa SL by way of cash contribution (through a share capital increase of Biarritz Holdings S.à r.l.), releasing the NP Cash Collateral and substituting Quiksilver Europa SL in lieu of Na Pali thereunder; and fourth, to prepay the Loans or the Euro Term Loans.
               (c) The Borrower shall prepay the Loans in an amount equal to the Net Proceeds received by a Loan Party on account of any other event that results in a mandatory prepayment of the loans under the ABL Credit Agreement (other than any mandatory prepayment relating to overadvance or borrowing base matters under the ABL Credit Agreement) no later than three (3) Business Days after receipt by any Loan Party of such Net Proceeds, in each case without premium or penalty except to the extent required by Section 2.09(b); provided, however, that such prepayment shall not be required to the extent that such Net Proceeds have been utilized to prepay the loans or cash collateralize other obligations under the ABL Credit Agreement.
               (d) The Borrower shall prepay the Loans in full, without premium or penalty except to the extent required by Section 2.09(b), upon the occurrence of a Change of Control.
          2.06 [Reserved].

          2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of the Lenders, on the Termination Date the aggregate principal amount of Loans outstanding on such date. Once repaid or prepaid, Loans may not be reborrowed.
          2.08 Interest.
               (a) Subject to the provisions of Section 2.08(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to 15.0%.
               (b) (i) If any amount payable under this Agreement is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a per annum rate equal to the Default Rate to the fullest extent permitted by applicable Laws.
                    (ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Loans shall thereafter bear interest at a per annum rate equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.
                    (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand.
               (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
               (d) With respect to each Interest Payment Date, so long as no Event of Default has occurred and is continuing, the Borrower may elect to (i) pay all interest due on such date in cash, or (ii) pay up to 40% of the interest due on such date by adding such interest to the principal amount of the outstanding Loans and the remaining portion of the interest in cash (such election, a “PIK Election”; and such interest added to the principal amount of the outstanding Loans, the “PIK Amounts”). The Borrower will give notice of the terms of such election to the Administrative Agent at least three (3) Business Days prior to the applicable Interest Payment Date; provided, however, that in the event no such notice is given to the Administrative Agent, so long as no Event of Default has occurred and is continuing, the Borrower shall be deemed to have elected to pay 40% of the interest due on such Interest Payment Date as a PIK Amount.
          2.09 Exchange Rate Make-Whole; Repayment Fee; Closing Fee.
               (a) Exchange Rate Make-Whole. In the event that for any reason the Loans are voluntarily prepaid in whole or in part pursuant to Section 2.05 on or prior to July 31, 2012, in each case the Borrower shall pay to the Administrative Agent, for the account of the Lenders, an additional amount (each, an “Exchange Rate Make-Whole Payment”) equal to the Dollar equivalent (calculated based on the exchange rate in effect on the date of such prepayment) of the difference, if positive, between (x) the Euro equivalent (calculated based on a Dollar to Euro exchange rate of 1.42) of the principal amount of the Loans and PIK Amounts, if any, being voluntarily prepaid, and (y) the Euro equivalent (calculated based on the exchange rate in effect on the date of such prepayment) of the principal amount of such Loans and PIK Amounts being voluntarily prepaid; provided, however, in no event shall the aggregate amount of all Exchange Rate Make-Whole Payments required to be made by the Borrower hereunder exceed $18,750,000 plus 15.0% of the PIK Amounts voluntarily prepaid on or prior to July 31, 2012.
               (b) Repayment Fee. Upon repayment of the Loans in full (whether at maturity or otherwise), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, an amount (if positive) equal to (i) $1,500,000 minus (ii) the aggregate amount of all Exchange Rate Make-Whole Payments made by the Borrower.
               (c) Closing Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent, for its own account, an amount equal to 3.0% of the Aggregate Commitments as of the Closing Date.
          2.10 Computation of Interest and Fees. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
          2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent (who shall notify the Borrower), the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor (subject to adjustment in the case of any assignments of such Lender’s Commitments), at such Lender’s expense.
          2.12 Payments Generally; Administrative Agent’s Clawback.
               (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable

Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
               (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
               (c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
               (d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably, provided that:
               (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
               (b) the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes.
               (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made (the “Gross-Up Payment”), (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. Notwithstanding the foregoing, the Borrower shall not be obligated to make any portion of the Gross-Up Payment that is (A) attributable to withholding taxes that could have been avoided by the delivery of the properly completed and executed documentation required by subsection (e) of this Section 3.01, (B) governed by subsection (i) of this Section 3.01 or (C) attributable to the Administrative Agent’s or any such Lender’s or Participant’s own willful misconduct or gross negligence.
               (b) Payment of Other Taxes by the Borrower. Without limiting or duplicating the provisions of subsection (a) above, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
               (c) The Borrower shall indemnify the Administrative Agent or each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any assessment of Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section (other than such penalties or interest arising through the gross negligence or willful misconduct of the Administrative Agent or such Lender). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
               (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other reasonable documentation evidencing such payment.
               (e) Status of Lenders. Any non-U.S. Lender or Participant that is entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall not be entitled to the Gross-Up Payment unless and until such Lender or Participant delivers to the Borrower (with a copy to the Administrative Agent) (or, in the case of a Participant, to the Lender granting the participation only), such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Participant, if requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender granting the participation), shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirements. Furthermore, each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
               (f) United States Withholding Taxes. Without limiting the provisions of subsection (d) of this Section 3.01, any Lender or Participant that is entitled to an exemption from, or reduction of, United States withholding tax shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) in such number of copies as shall be requested by the recipient on or prior to the date on which such Lender or Participant becomes a Lender or Participant under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or Lender granting the participation), whichever of the following is applicable:
                    (i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
                    (ii) duly completed copies of IRS Form W-8ECI,
                    (iii) duly completed copies of IRS Form W-8IMY (with proper attachments,
                    (iv) in the case of a Lender or Participant that is entitled to claim the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a statement of the Lender or Participant, signed under penalty or perjury, to the effect that such Lender or Participant is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or Form W-8IMY (with proper attachments)
                    (v) duly completed copies of IRS Form W-9, or
                    (vi) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower (or Lender granting the participation) to determine the withholding or deduction required to be made.
               (g) Non-United States Withholding Taxes. Without limiting the provisions of subsection (e) of this Section 3.01, any Lender or a Participant that is entitled to claim an exemption from withholding tax in a jurisdiction other than the United States agrees with and in favor of the Administrative Agent and the Borrower, to deliver to the Administrative Agent and the Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, any non-United States withholding or backup withholding tax before receiving the Gross-Up Payment.
               (h) Sale or Transfer. If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender, or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender or Participant, such Lender or Participant agrees to notify the Administrative Agent (or, in the case of a sale of a participation interest, the Lender granting the participation) of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender or Participant. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s or such Participant’s documentation provided pursuant to subsections (e), (f) or (g) of this Section 3.01 as no longer valid. With respect to such percentage amount, such Participant or assignee may provide new documentation, pursuant to subsections (e), (f) or (g) of this Section 3.01, as applicable.
               (i) Indemnification by Lenders/Participants. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by the Administrative Agent (or, in the case of a Participant, the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) under this Section 3.01, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.
               (j) Exemption or Reduction of Taxes. If a Lender or Participant is entitled to a reduction with respect to any Indemnified Taxes or Other Taxes, the Administrative Agent or the Borrower (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or Participant an amount equivalent to the applicable Indemnified Tax or Other Tax after taking into account such reduction. If the forms or other documentation required by subsection (d), (e), or (f) of this Section 3.01, as applicable, are not delivered to the Administrative Agent or the Borrower (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or Participant not providing such forms or other documentation an amount equivalent to the applicable reduction in Indemnified Tax or Other Tax.
               (k) Treatment of Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred in connection with such refund of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties, interest, or other charges imposed as a result of the willful misconduct or gross negligence of the Administrative Agent hereunder) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding the foregoing, upon the reasonable request of the Borrower, a Lender or the Administrative Agent as applicable, shall in its sole discretion, exercised in good faith, use reasonable efforts to cooperate with the Borrower with a view to obtaining a refund of any Taxes with respect to which the Borrower has paid any Gross-Up Payment pursuant to this Section 3.01 and which the Borrower, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority.
               (l) As of the date hereof, the Guarantor is treated as a corporation for U.S. federal income tax purposes.
          3.02 [Reserved].
          3.03 [Reserved].
          3.04 Increased Costs.
               (a) Increased Costs Generally. If any Change in Law shall:
                    (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or
                    (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (in each case, except for taxes imposed by way of withholding or deduction, Indemnified Taxes, Other Taxes and amounts relating to the foregoing, which shall be governed solely and exclusively by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender and delivery of the certificate contemplated by Section 3.04(c), the Borrower will pay to such Lender, within ten (10) days following receipt of such certificate by the Borrower, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
               (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has had, or would have, the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by Section 3.04(c), the Borrower will pay to such Lender or such Lender’s holding company, as the case may be, within ten (10) days following receipt of such certificate by the Borrower, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.
               (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and the method for calculating such amount or amounts, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
               (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
          3.05 [Reserved].
          3.06 Mitigation Obligations; Replacement of Lenders.
               (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, it being understood that the Borrower shall be given a reasonable opportunity to agree to reimburse such costs, and/or expenses.
               (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
          3.07 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO LOANS
          4.01 Conditions of Loans. The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:
               (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail)

(followed promptly by originals) unless otherwise specified, and each properly executed by a Responsible Officer of the signing Loan Party (if applicable):
               (i) executed counterparts of this Agreement;
               (ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;
               (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party (including approvals by the board of directors or similar governing body of each Loan Party) and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
               (iv) copies of each Loan Party’s Organization Documents and a certificate of good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of such Loan Party’s jurisdiction of organization;
               (v) a favorable opinion of (A) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to customary matters relating to the Loan Documents as the Administrative Agent may reasonably request, (B) AMMC Law, special Luxembourg counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to customary matters relating to the Luxembourg Pledge Agreement as the Administrative Agent may reasonably request, and (C) General Counsel of Quiksilver, Inc., as to (x) the due execution and authorization and enforceability of the Side Agreement and Services Fee Agreement and (y) the absence of a conflict with Material Indebtedness of the Loan Parties other than the Senior Notes Indenture, the ABL Credit Agreement and the Euro Term Loan Credit Agreement;
               (vi) a certificate signed by a Responsible Officer of the Borrower, certifying that, as of the Closing Date after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries on a consolidated basis are Solvent;
               (vii) a payoff letter from the agent for the lenders under the Existing Credit Agreement in customary form, evidencing that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;
               (viii) all Uniform Commercial Code financing statements required by Law to create or perfect the Liens intended to be created under the Loan Documents, in form for filing, and an executed copy of the shareholders’ register of the European Borrower evidencing the inscription of the pledge made pursuant to the Luxembourg Pledge Agreement;

               (ix) the Security Documents set forth on Schedule 4.01(a)(ix) hereto, and certificates (if applicable) evidencing any stock being pledged under the Pledge Agreements on the Closing Date, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
               (x) all other Loan Documents set forth on Schedule 4.01(a)(x) hereto, each duly executed by the applicable Loan Parties;
               (xi) certificate of Responsible Officers of the Borrower and the Parent confirming that borrowing, guaranteeing or securing, as appropriate, the Obligations in the manner contemplated by this Agreement and the other Loan Documents executed on the Closing Date does not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
               (xii) an executed copy of the Services Fee Agreements and the Side Agreement, in each case in form and substance reasonably acceptable to the Administrative Agent; and
               (xiii) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably close to the Closing Date) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases have been made.
               (b) [reserved]
               (c) The Borrower or any Subsidiary shall have entered into (i) the Euro Term Loan Agreement and received, or substantially simultaneously with the borrowing under this Agreement shall receive, gross proceeds of the Euro Term Loans in a minimum amount of €20,000,000, and (ii) the ABL Credit Agreement shall have been executed on terms and conditions substantially the same as those set forth in the term sheet attached to the Commitment Letter, dated as of June 8, 2009 and as amended as of June 24, 2009 (with such changes as the Administrative Agent shall reasonably agree), by and among Bank of America, N.A., Bank of America Securities LLC, General Electric Capital Corporation, GE Capital Markets, Inc., Parent and the Borrower and become effective substantially simultaneously with the borrowing under this Agreement.
               (d) The conditions precedent set forth on Part I of Schedule 2 of the French Credit Agreement shall have been satisfied (or waived by the Agent (as defined in the French Credit Agreement)).
               (e) (i) The Administrative Agent, the Euro Term Loan Agent, the Collateral Agent and the ABL Agent shall have entered into the ABL Intercreditor Agreement and (ii) the Administrative Agent, the Euro Term Loan Agent and the Collateral Agent shall have entered into the Term Loan Intercreditor Agreement, in each case on terms reasonably satisfactory to the Administrative Agent.
               (f) There shall exist no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrower or the Parent, threatened that (i) would reasonably be expected to (A) have a material adverse effect on the business, assets, operations, properties, performance or condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole, or of the Borrower and its subsidiaries, taken as a whole, (B) adversely affect the ability of the Loan Parties to perform their obligations under the Loan Documents in any material respect, or (C) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents in any material respect; or (ii) purports to adversely affect in any material respect the financing of the Loans or prevent the anticipated use of the proceeds thereof.
               (g) Since January 31, 2009, there shall not have been any event or occurrence that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, properties, performance or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole.
               (h) The Administrative Agent shall have received a copy of the final legal and tax structure memorandum from Skadden Arps Slate Meagher & Flom LLP and shall have determined that any material differences between such final legal and tax structure memorandum as compared to the prior version delivered to the Administrative Agent, with respect to settlement of intercompany payables that have an impact on the liquidity of the Loan Parties, are reasonably acceptable to it, and, to the extent the memorandum contemplates such settlement prior to the Closing Date, the Parent and its Subsidiaries shall have taken such steps as are reasonably necessary to settle the intercompany payables (other than trade payables incurred in the ordinary course of business) to the extent, in the manner and on the timing set forth in such memorandum (and the Administrative Agent shall have received a certification as to such steps having been taken by a Responsible Officer of the Parent).
               (i) The Parent, pursuant to an agreement reasonably acceptable to the Administrative Agent, shall have assigned to the Borrower all trademarks, service marks, trade names and logos related to “QUIKSILVER” and “ROXY” (including the applications and registrations with respect thereto and all goodwill connected with the use thereof and symbolized thereby) owned by the Parent in the United States and Mexico.
               (j) The Administrative Agent shall have received copies of all material documents and agreements executed by the Loan Parties pursuant to the Warrant Agreement with respect to the Warrants, each in form and substance reasonably acceptable to the Administrative Agent, and the Parent shall have (x) issued the Warrants to Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P., and (y) reserved authorized and unissued shares of common stock of Parent in an amount sufficient to satisfy the full exercise of the Warrants.
               (k) The board of directors of the Parent shall have granted all necessary approvals under the Parent’s Organization Documents and Delaware General Corporation Law with respect to the acquisition and exercise of the Warrants.
               (l) The number of directors on the Board of Directors of the Parent shall have been increased by two and the newly created directorships shall have been filled by nominees of each of Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P.
               (m) The board of directors of the Parent shall have adopted an equity incentive plan for members of current management and future hires, on terms reasonably acceptable to Administrative Agent.

               (n) All necessary governmental and material third party consents and approvals to the transactions contemplated by this Agreement to occur on the Closing Date shall have been obtained.
               (o) All fees and expenses required to be paid by the Borrower to any of the Administrative Agent or the Arranger on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid by the Borrower to the Lenders on or before the Closing Date shall have been paid in full.
               (p) The Administrative Agent shall have concluded any legally-required background checks and other investigations to ensure compliance with the Patriot Act and anti-money laundering laws.
               (q) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and the Administrative Agent shall have received a certification thereof by a Responsible Officer of the Borrower.
               (r) No Default shall exist, or would result from the Loans or from the application of the proceeds thereof, and the Administrative Agent shall have received a certification thereof by a Responsible Officer of the Borrower.
               (s) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
               (t) Since June 8, 2009, there shall have been no material changes in governmental regulations or policies affecting Parent or its Subsidiaries, the Borrower and its Subsidiaries or the Credit Parties.
               (u) The Parent or its Subsidiaries shall not be a party to any binding agreement to dispose of Collateral (including the DC Shoes Business) outside of the ordinary course of business.
               (v) The Parent shall have, and shall have caused its applicable Subsidiaries to, (i) effectuate the creation of the European Borrower and 54th Street, (ii) cause the transfer of Equity Interests in QS Holdings to the European Borrower, (iii) cause the transfer of Equity Interests in Quiksilver Deluxe S.à r.l. previously held by QS Holdings to 54th Street, (iv) cause the transfer of Equity Interests previously held by QS Holdings in Quiksilver Brazil to 54th Street and (v) cause QS Holdings to assign to 54th Street all trademarks, service marks, trade names and logos related to “QUIKSILVER” and “ROXY” (including the applications and registrations with respect thereto and all goodwill connected with the use thereof and symbolized thereby) owned by QS Holdings in Antigua, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, Canada, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, St. Kitts & Nevis, St. Lucia, Suriname, Trinidad, Uruguay, and Venezuela, in each case free and clear of all Liens other than Permitted Encumbrances.
               (w) On or prior to July 31, 2009, each of the lenders under the Pilot Facility Agreement (as defined in the French Credit Agreement) shall have executed an amendment to the Pilot Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, extending the maturity of the Pilot Facility Agreement to a date not earlier than September 29, 2009 and including a waiver permitting the pledge by QS Holdings of all of its shares of 54th Street in support of the obligations under the Euro Term Loan Credit Agreement.
               (x) On or prior to July 31, 2009, QS Holdings shall have been released from, and Biarritz Holdings S.à r.l shall have assumed, any and all indebtedness owed by QS Holdings to Pilot SAS and Q.S. Finance S.A.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
          5.01 Existence, Qualification and Power. Each Loan Party and the European Borrower (a) is a corporation, limited liability company, private limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. The European Borrower (x) has its “centre of main interests” (within the meaning of European Council Regulation (EC) No. 1346/2000 of May 29, 2000 on insolvency proceedings (the “EC Insolvency Regulation”)) in Luxembourg and (y) has no “establishment” (as such term is used in the EC Insolvency Regulation) outside the Grand-Duchy of Luxembourg. 54th Street has its “centre of main interests” (within the meaning of the EC Insolvency Regulation) in Luxembourg. Schedule 5.01 annexed hereto sets forth, in each case as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of organization, its state of organization, organization type, organization number, if any, issued by its state of organization, and its federal employer identification number.
          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under or permit any holder thereof to accelerate or require the repurchase of, (i) any Material Indebtedness to which such Person is a party in a manner which would reasonably be expected to result in a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in a manner which would reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens under the Security Documents and other Permitted Encumbrances); or (d) violate any Law in a manner which would reasonably be expected to result in a Material Adverse Effect.
          5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents, (b) such as have been obtained or made and are in full force and effect, and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
          5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          5.05 Financial Statements; No Material Adverse Effect.
               (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
               (b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated April 30, 2009, and the related Consolidated statements of income or operations and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
               (c) Since January 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, properties, performance or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole.
               (d) The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of their future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).
               (e) Except as disclosed in the notes to the Consolidated financial statements of Parent and Subsidiaries as of, and for the 12 months ended, October 31, 2008 as filed with the SEC, or as disclosed in any filing by Parent with the SEC under the Securities Exchange Act of 1934 since October 31, 2008 or as set forth on Schedule 5.05, and except for liabilities incurred in the ordinary course of business since April 30, 2009, there are no liabilities or obligations with respect to the Parent or any of its

Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are material to the Parent and its Subsidiaries, taken as a whole, or to the Borrower and its Subsidiaries, taken as a whole.
          5.06 [Reserved].
          5.07 [Reserved].
          5.08 Ownership of Property; Liens. Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or where failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good title to, valid leasehold interests in, or valid licenses to use all personal property and assets necessary for or used in the conduct of its business, except where failure to have such title, interest or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.
          5.09 [Reserved].
          5.10 [Reserved].
          5.11 Taxes. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable; provided that no Loan Party need pay any such tax or assessment if such amount is being contested in good faith by appropriate proceedings, for which adequate reserves have been provided in accordance with GAAP.
          5.12 ERISA Compliance.
               (a) Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification; (iii) the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iv) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan; (v) there exists no accumulated funding deficiency with respect to any Plan, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA; and (vi) no Loan Party has failed to make any contribution or payment to any Plan, or made any amendment to any Plan, which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code.
               (b) There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. As of the date hereof, there is no pending or, to the knowledge of the Loan Parties threatened, litigation or governmental investigations or proceedings relating to the Plans, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect
               (c) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          5.13 [Reserved].
          5.14 Disclosure. No (i) financial statement, certificate or other factual written information (excluding projections, forward-looking information and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and taken as a whole) or (ii) filing by the Parent under the Securities Exchange Act of 1934 at any time since January 1, 2006 contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).
          5.15 Compliance with Laws. Each of the Loan Parties is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or, to the knowledge of the Loan Parties, none of any director, officer, agent or employee of the Loan Parties is currently subject to any U.S. sanctions administered by OFAC or appears on the OFAC List.
          5.16 Compliance with Sarbanes-Oxley Act. Each of the Loan Parties is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 (including, without limitation, Section 402 thereof), except in such instances in which (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.17 Intellectual Property. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own, or possess sufficient rights to use, all of the Intellectual Property that is necessary for or used in the operation of their respective businesses as currently conducted, without, to the knowledge of the Borrower, violation of the rights of any other

Person, (b) none of the Intellectual Property owned by a Loan Party is subject to any outstanding order, judgment, award or decree limiting or adversely affecting such Loan Party’s use thereof or rights thereto in connection with its business as currently conducted and, to the knowledge of the Borrower, all of the rights of the Loan Parties in and to such Intellectual Property are valid and enforceable and all such Intellectual Property that is registered or issued is subsisting, and (c) to the knowledge of the Borrower (i) the conduct of such Loan Party’s business does not infringe upon, dilute, misappropriate or otherwise violate any rights held by any other Person, and (ii) no other Person is infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property of the Loan Parties. The Intellectual Property owned by each Loan Party is not subject to any Liens, other than Permitted Encumbrances. No claim, litigation, arbitration, opposition, cancellation or other proceeding against any Loan Party concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation or other violation of the use of or the licensed right to use any Intellectual Property is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          5.18 Labor Matters. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; and (b) and the Parent’s Subsidiaries have complied with all obligations to consult with their workers’ counsels in connection with the transactions contemplated to occur on or before the Closing Date.
          5.19 Security Documents.
               (a) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other Credit Parties, a valid and enforceable security interest in the Collateral (as defined in the Security Agreement); the Intellectual Property Security Agreement creates in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other Credit Parties, a valid and enforceable security interest in the IP Collateral (as defined in the Intellectual Property Security Agreement); and the Luxembourg Pledge Agreement creates in favor of the Administrative Agent, for the benefit of the Credit Parties, a valid and enforceable security interest in the Shares (as defined in the Luxembourg Pledge Agreement), in each case the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The UCC financing statements and other filings delivered by the Loan Parties on the Closing Date are in appropriate form for filing in the applicable offices. Upon such filings and/or the obtaining of “control” (as such term is defined in the UCC) to the extent required by the Loan Documents (and, in the case of Intellectual Property that is issued by, or registered or applied for in, the United States Patent and Trademark Office or the United States Copyright Office and constituting IP Collateral, the filing and recordation of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office and the Copyright Security Agreement with the United States Copyright Office and the taking of any actions and the filing and recording of any documents necessary to perfect the security interest in the IP Collateral in Canada and Luxembourg (including with respect to IP Collateral registered or pending in the Benelux Office of Intellectual Property), the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected in the United States, Canada and Luxembourg (including with respect to IP Collateral registered or pending in the Benelux Office of Intellectual Property) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office (and the applicable offices or registries in Canada and Luxembourg, including the Benelux Office of Intellectual Property)

may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and copyrights acquired by the Loan Parties after the date hereof). Upon entry of the Pledge (as defined in the Luxembourg Pledge Agreement) in the register of the shareholders of the European Borrower as set forth in the Luxembourg Pledge Agreement, the Administrative Agent will have a perfected pledge of, and first-priority security interest in, the Shares (as defined in the Luxembourg Pledge Agreement). Such Lien and security interest will be prior to any other Lien on any of the Collateral, except in the case of Permitted Encumbrances.
               (b) Notwithstanding anything to the contrary herein, the Loan Parties shall have no obligation to perfect Liens in the IP Collateral or any other Intellectual Property in any jurisdiction other than the United States, Canada or Luxembourg.
          5.20 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any property of any Parent or any of its Subsidiaries, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto; (b) there are no outstanding releases of Hazardous Materials in, on, under or from any property of the Parent or any of its Subsidiaries in violation of applicable Environmental Law; (c) there is no violation of Environmental Laws, or with permits issued pursuant thereto by Parent or any of its Subsidiaries which has not been fully resolved; (d) none of the Parent or any of its Subsidiaries has received any written notice that remains outstanding from any Person (including but not limited to a Governmental Authority) alleging liability of the Parent or any of its Subsidiaries under any Environmental Law.
          5.21 Absence of Insolvency Proceedings. As of the Closing Date, neither the Parent nor any of its Subsidiaries has instituted or consented to the institution of any proceeding under any Debtor Relief Law, and no proceeding under any Debtor Relief Law relating to it or to all or any material part of its property has been instituted without its consent.
          5.22 Capitalization. Schedule 5.22 sets forth, as of the Closing Date (after giving effect to the transactions to occur on the Closing Date), (a) the ownership of the Borrower and each Guarantor (other than the Parent), after giving effect to the transactions contemplated hereby and (b) the number of all (i) authorized shares of common stock of the Parent, (ii) outstanding shares of common stock of the Parent, (iii) authorized and unissued shares of common stock of Parent reserved for issuance, and (iv) warrants, rights, options and convertible or exchangeable securities of the Parent outstanding (and the number of shares of common stock of the Parent into which or for which such items are exercisable, convertible or exchangeable).
          5.23 No Amendment to Services Fee Agreements. No provision of either Services Fee Agreement has been amended, modified or waived in a manner materially adverse to the Credit Parties.
          5.24 Compliance with Money Laundering Laws. The operations of the Loan Parties are conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all jurisdictions in which any of them operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Money Laundering Laws which would be expected to have a Material Adverse Effect is pending or, to the best knowledge of the Loan Parties, threatened.

          5.25 No Default. As of the Closing Date, none of the Parent or any of its Subsidiaries will be in material default under any Indebtedness.
ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which a claim has not then been asserted), the Loan Parties shall:
          6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):
               (a) within ninety (90) days after the end of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) an Americas Consolidated and consolidating balance sheet of the Parent and the Americas Subsidiaries as at the end of such Fiscal Year, and the related Americas Consolidated and consolidating statements of income or operations of the Parent and the Americas Subsidiaries and Americas Consolidated cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (to the extent available), such consolidating statements to be certified by a Responsible Officer of the Borrower or the Parent to the effect that such statements are fairly stated in all material respects;
               (b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof (if applicable), (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, such Consolidated statements to be certified by a Responsible Officer of the Parent or the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and (ii) an Americas Consolidated and consolidating balance sheet of the Parent and the Americas Subsidiaries as at the end of such Fiscal Quarter, and the related Americas Consolidated and consolidating statements of income or operations of the Parent and the Americas Subsidiaries and an Americas Consolidated cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof (to the extent available), (B) the corresponding Fiscal Quarter of the previous Fiscal Year (to the extent available) and (C) the corresponding portion of the previous Fiscal Year (to the extent available), such Americas Consolidated statements to be certified by a Responsible Officer of the Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and the Americas Subsidiaries as of the end of such Fiscal Quarter;

               (c) within thirty (30) days after the end of each of the first two Fiscal Months of each Fiscal Quarter of the Parent (commencing with the first such Fiscal Month which occurs after the first full six (6) months following the Closing Date), a financial report for the immediately preceding Fiscal Month in a format reasonably satisfactory to the Administrative Agent;
               (d) as soon as available and in any event no later than fifteen (15) days prior to the end of the Fiscal Year ending on October 31, 2009, and no later than within forty-five (45) days prior to the end of each Fiscal Year thereafter, a copy of the approved annual budget of the Parent and its Subsidiaries for the immediately following Fiscal Year;
               (e) on Friday of any week during which Domestic Availability is less than $30,000,000, a thirteen (13)-week cash flow forecast (it being agreed that for all purposes of this Section 6.01(e), if the Friday on which a report is due is not a Business Day, then such report shall be required to be delivered no later than the immediately succeeding Business Day); and
               (f) (i) copies of any reports and other written information delivered to the administrative agent under the ABL Credit Agreement and any agent under the French Credit Agreement and (ii) upon the request of the Administrative Agent, to the lenders or their respective agents under the credit facilities of certain Subsidiaries of the Parent organized in Japan and Australia.
          6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender):
               (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower or the Parent;
               (b) promptly upon receipt, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any annual or interim audit of any of them;
               (c) promptly after the same are available, copies of each financial statement or other report which any Loan Party files with the SEC and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto
               (d) within the time periods required by the Intellectual Property Security Agreement, such notifications as are required pursuant to the provisions of the Intellectual Property Security Agreement; and
               (e) promptly, such additional information regarding the financial condition or operations of any Loan Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b), or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);

provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Lender that is Controlled directly or indirectly by an investment fund Controlled by Rhône Capital III L.L.C. that is intended to qualify as a “venture capital operating company” (within the meaning of Labor Reg. § 2510.3-101), and that requires “management rights” (within the meaning of Labor Reg. § 2510.3-101(d)(3)(ii)) in the Borrower or its Subsidiaries to continue its qualification as such a venture capital operating company shall be provided, upon written request from such Lender, with rights in regard to the management of the Borrower or its Subsidiaries to the extent necessary to cause such Lender not to lose its status as such a venture capital operating company by reason of the transactions contemplated by this Agreement. In any event, without limiting the preceding sentence, until the earlier of the Maturity Date and the date the Loans are assigned by such Lender, these rights shall include without limitation, upon written request from such Lender: (i) reasonable advance notice of any significant business matter of the Parent or the Borrower, provided that, such notice obligation shall be deemed satisfied so long as any director appointed by such Lender serves on the Parent’s board of directors; provided, further, that, in the event the immediately preceding proviso does not apply, such Lender shall not be entitled to such notice if, based on the advice of the Borrower’s counsel, any such disclosure (x) would violate applicable law or confidentiality obligations with third parties or would jeopardize attorney-client privilege, (y) would require public disclosure of information at a time when such information is not otherwise required to be disclosed or (z) relates to any Investment, merger or Disposition of any significant assets or any other extraordinary transaction, and (ii) upon reasonable advance notice to the Parent and the Borrower and during normal business hours, the reasonable opportunity to consult with and discuss the business and affairs of the Parent and the Borrower with the Parent’s and the Borrower’s officers and senior employees and the reasonable opportunity to make recommendations with respect to the business and affairs of the Parent and the Borrower, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Parent and the Borrower and their respective boards of directors.
          6.03 Notices. Promptly, and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent:
               (a) of the occurrence of any Default;
               (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
               (c) of the occurrence of (i) any ERISA Event, (ii) a Pension Plan having any Unfunded Pension Liability, or (iii) the imposition of any withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;
               (d) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm; and
               (e) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.

Each notice pursuant to clauses (a) through (e) of this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower or the Parent setting forth details of the event or occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
          6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.
          6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05; (c) preserve, renew, maintain and protect its Intellectual Property in accordance with the requirements of the Intellectual Property Security Agreement; and (d) maintain in all material respects the quality of products and services offered under any material trademark or service mark at a level that is equal to or better than the level of quality associated with such products and services as of the date hereof unless the Loan Party that owns the applicable material trademark or service mark determines in its reasonable business judgment that the standard of quality shall be modified and takes reasonable measures to ensure that all licensed users of such trademarks or service marks employ substantially similar standards of quality.
          6.06 Maintenance of Properties. With respect to each of themselves and, in the case of the Parent, cause each of the European Borrower, QS Holdings, 54th Street and the Subsidiaries of 54th Street to: (a) maintain, preserve and protect all of its tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          6.07 Maintenance of Insurance.
               (a) Maintain with financially sound and reputable insurance companies (which insurance companies are not Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
               (b) In each case subject to Section 6.16: (i) fire and extended coverage policies maintained with respect to any Collateral shall name the Administrative Agent as a loss payee; (ii) commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies shall name the Administrative Agent as a loss payee; and (iii) each such policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon such insurer endeavoring to provide not less than thirty (30) days’ prior written notice thereof to the Administrative Agent or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.
          6.08 Compliance with Laws. With respect to each of themselves and, in the case of the Parent, cause each of the European Borrower, QS Holdings, 54th Street and the Subsidiaries of 54th Street to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          6.09 Books and Records; Accountants. With respect to each of themselves and, in the case of the Parent, cause each of the European Borrower, QS Holdings, 54th Street and the Subsidiaries of 54th Street to, maintain proper books of record and account, in which entries that are true and correct in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties.
          6.10 Inspection Rights.
               (a) Permit representatives and independent contractors of the Administrative Agent (acting in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.
               (b) Notwithstanding anything to the contrary in this Section 6.10, none of the Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information unless and until the Administrative Agent executes an appropriate non-disclosure agreement, (ii) in respect of which disclosure to the Administrative Agent (or any representative) is then prohibited by Law or any agreement binding on the Parent or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product
          6.11 Use of Proceeds. Use the proceeds of the Loans (a) to refinance Indebtedness of the Parent and its Subsidiaries under the Existing Credit Agreement, (b) to finance transaction fees and expenses related hereto, and (c) for other general corporate purposes of the Loan Parties and their Subsidiaries, in each case to the extent not prohibited by the Loan Documents.
          6.12 Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Material Subsidiary of any Loan Party, and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree): (a) cause any such Person which is a Domestic Subsidiary that is a Wholly Owned Subsidiary and not an Immaterial Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Facility Guaranty (or a counterpart or supplement thereto), (ii) grant a Lien on such Person’s assets to secure the Obligations to the extent required by, and subject to the limitations set forth in, the Security Documents, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Administrative Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)); and (b) if any Equity Interests or Indebtedness of such Person are owned by any Loan Party, such Loan Party shall pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any) to the extent and in the manner and format required by the Pledge Agreement or the Security Agreement; provided that, in the case of any such Person that is a Foreign Subsidiary that is a CFC no more than 66% of the total combined voting power of all classes of stock entitled to vote in or of such Person shall be pledged or similarly hypothecated pursuant to this Section 6.12. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise permitted by this Agreement.
          6.13 Information Regarding the Collateral. Furnish to the Administrative Agent at least ten (10) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business; (iii) any Loan Party’s organizational type or jurisdiction of organization; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue following such change, to have a valid, legal and perfected security interest in the Collateral for its own benefit and the benefit of the other Credit Parties (to the extent a security interest in such Collateral can be perfected by the filing of a financing statement under the UCC).
          6.14 Environmental Laws. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) conduct its operations in compliance with all Environmental Laws; (b) obtain and renew all Environmental Permits required for its operations; and (c) implement any and all investigation, remediation, removal and response actions to prevent or remediate the release of any Hazardous Materials on, at, or from any of its Real Estate, except where a requirement of Environmental Law is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties or any of its Subsidiaries with respect to such circumstances in accordance with GAAP.
          6.15 Further Assurances.
               (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement.
               (b) If any material personal property assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof (in the case of IP Collateral, within the time frames set forth in Section 6.02(d)), and the Loan Parties will cause such assets to be subjected to a perfected Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Administrative Agent to grant and perfect such Liens, in each case to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.15(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.15(b) if such transaction was not otherwise permitted by this Agreement.
               (c) If, after the Closing Date, any Loan Party acquires a fee interest in real property located in the United States with a fair market value of $5.0 million or more (other than to the extent such real property was financed through the incurrence of any Indebtedness permitted by Section 7.03), such Loan Party shall notify the Administrative Agent and, if requested by Required Lenders or Administrative Agent, take such actions and execute such documents as the Administrative Agent shall reasonably require to create a mortgage Lien on such real property.
          6.16 Post-Closing Matters. Take the actions set forth on Schedule 6.16 by the applicable date set forth for each such action thereon.
ARTICLE VII
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which a claim has not been asserted):
          7.01 Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Encumbrances. Notwithstanding the foregoing, the European Borrower and 54th Street and Subsidiaries of 54th Street shall not be permitted to grant any security interest in their respective shares or assets other than (i) pursuant to the Loan Documents, (ii) pursuant to the Loan Documents (as defined in the Euro Term Loan Credit Agreement), (iii) pursuant to the Loan Documents (as defined in the ABL Credit Agreement) and (iv) in the case of a Specified Subsidiary, Permitted Specified Subsidiary Encumbrances.
          7.02 Investments. No Loan Party shall make any Investments, except Permitted Investments.
          7.03 Indebtedness. No Loan Party shall, nor shall it permit any Subsidiary to, incur any Indebtedness, except Permitted Indebtedness. Notwithstanding the foregoing, other than intercompany transfers among the Subsidiaries of 54th Street and transfers to the European Borrower (including intermediate transfers to 54th Street in order to effectuate transfers to the European Borrower), the European Borrower and 54th Street and Subsidiaries of 54th Street shall not be permitted to incur any Indebtedness other than (i) pursuant to the Loan Documents (as defined in the Euro Term Loan Credit Agreement), (ii) pursuant to the Loan Documents (as defined in the ABL Credit Agreement), and (iii) any Specified Subsidiary may incur Permitted Specified Subsidiary Indebtedness. The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 7.03 will not constitute an incurrence of Indebtedness. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on (i) for existing Indebtedness, the relevant exchange rate applied for purposes of preparing the most recent balance sheet filed by the Parent with the SEC, and (ii) for the Indebtedness being incurred, the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased based on the relevant exchange rate applied for purposes of preparing the most recent balance sheet filed by the Parent with the SEC.
          7.04 Fundamental Changes. No Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person, except that:
               (a) (i) any Loan Party (other than the Parent) or any Subsidiary which is a Loan Party may merge or consolidate with or into any other Subsidiary which is a Loan Party, provided that in any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person, and (ii) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party other than the Parent;
               (b) any Loan Party may consummate any of following transactions, provided that such transaction is otherwise permitted as a Permitted Investment, Permitted Acquisition or Permitted Disposition: (i) any Subsidiary which is not a Loan Party may merge or consolidate with or into a Loan Party, provided that a Loan Party shall be the continuing or surviving Person and that any Indebtedness incurred as a result of such fundamental change is Permitted Indebtedness, and (ii) so long as no Default exists or would immediately result therefrom, any Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that a Loan Party is the surviving Person; and
               (c) any Guarantor (other than the Parent) may liquidate or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders.
          7.05 Dispositions. No Loan Party shall make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.
          7.06 Restricted Payments. No Loan Party shall declare or make any Restricted Payment, except:
               (a) any Loan Party may make Restricted Payments to any other Loan Party; provided, however, that any Restricted Payment made by any Loan Party to the Parent shall be conditional upon, and made substantially simultaneously with, (i) a transfer by the Parent to a Loan Party that is a Subsidiary of the Borrower or the Borrower, or (ii) a transfer by the Parent to a Subsidiary that is not a Loan Party in connection with a Permitted Investment, in each case in an amount equal to such Restricted Payment;
               (b) any Loan Party may declare and make dividend payments or other distributions payable solely in its Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03);

               (c) to the extent constituting Restricted Payments, the Loan Parties may enter into and consummate transactions permitted by Section 7.02 or 7.04;
               (d) in the case of the Parent, repurchases of Equity Interests in the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
               (e) the Parent may pay for and otherwise effect the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent by any employee, director or officer of the Parent or any of its Subsidiaries pursuant to any equity plan, stock option plan or any other benefit plan or any agreement with any employee, director or officer of the Parent or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed $5,000,000 in any fiscal year;
               (f) any Loan Party may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion; and
               (g) any Restricted Payments permitted under the Senior Notes Indenture as in effect on the date hereof (and without regard to any waivers or consents that may be obtained thereunder after the date hereof); provided that no such payments made to a Subsidiary or the shareholders thereof that is not an Americas Subsidiary shall exceed $10,000,000 in the aggregate at any one time outstanding when aggregated with any Investments made under clause (l)(v) of the definition of “Permitted Investments”.
          7.07 Prepayments of Subordinated Indebtedness. No Loan Party shall voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except refinancings and refundings of such Subordinated Indebtedness to the extent permitted hereunder.
          7.08 Change in Nature of Business. No Loan Party shall engage in any line of business substantially different from the lines of business conducted by such Loan Party on the date hereof or any business reasonably related, ancillary, complementary or incidental thereto.
          7.09 Transactions with Affiliates. No Loan Party shall enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties as would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties not prohibited hereunder; (b) transactions not otherwise prohibited hereunder between or among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction; (c) Restricted Payments permitted under Section 7.06; (d) the transactions occurring on the Closing Date and the payment of fees and expenses related thereto; (e) the issuance of Equity Interests in the Parent to any officer, director, employee or consultant of the Parent or any of its Subsidiaries; (f) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement; (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries; (h) any issuances of securities of the Parent (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Subsidiaries; or (i) transactions not otherwise prohibited hereunder between the Parent or any Subsidiary and Rhône Capital III L.P. or any of its Affiliates.
          7.10 Burdensome Agreements. No Loan Party shall enter into or permit to exist any Contractual Obligation (other than (w) the Senior Note Indenture, (x) this Agreement or any other Loan Document, (y) the ABL Credit Agreement or any document relating thereto, or (z) the Euro Term Loan Credit Agreement or any document relating thereto) that limits the ability (i) of any Loan Party to make Restricted Payments to any Loan Party or (ii) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent under the Loan Documents; provided, however, that none of the foregoing shall prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness described under clauses (h) and (u) of the definition of Permitted Encumbrances permitted hereunder solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Person, provided that the restrictions in any such contract shall apply only to the assets or Person that is to be Disposed of; (C) customary provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are not prohibited hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business to the extent permitted hereunder; (F) customary restrictions under Guarantees of the Parent in connection with the French Credit Agreement; (G) Contractual Obligations which (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such Contractual Obligation in an manner adverse to the Lenders; or (H) Contractual Obligations which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary.
          7.11 ERISA. No Loan Party shall, and each Loan Party shall ensure that each ERISA Affiliate shall not (a) terminate any Plan so as to incur any liability to the PBGC, (b) fail to pay to any Plan any material contribution which it is obligated to pay under the terms of such Plan for a period of 30 days, or (c) allow or suffer to exist any ERISA Event to the extent that the occurrence or nonoccurrence of such event or condition is within the control of any Loan Party or ERISA Affiliate and would reasonably be expected to result in a Material Adverse Effect.
          7.12 Amendment of Organization Documents. No Loan Party shall amend, modify or waive any Loan Party’s rights under its Organization Documents (a) in a manner materially adverse to the Credit Parties or (b) in any manner that would cause a Material Adverse Effect.
          7.13 Fiscal Year. No Loan Party shall change the Fiscal Year of any Loan Party without the prior consent of the Administrative Agent, except as required by GAAP.
          7.14 Financial Covenants.
               (a) Minimum Americas Consolidated EBITDA. The Loan Parties shall not permit Americas Consolidated EBITDA for any Measurement Period, calculated as of the last day of any

Measurement Period ending on any of the dates specified below, to be less than the correlative amount indicated.

Measurement Period Ending	Americas Consolidated EBITDA
January 31, 2010	$20,000,000
April 30, 2010	$20,000,000
July 31, 2010	$30,000,000
October 31, 2010	$40,000,000
January 31, 2011	$45,000,000
April 30, 2011	$50,000,000
July 31, 2011	$55,000,000
October 31, 2011	$65,000,000
January 31, 2012	$70,000,000
April 30, 2012	$75,000,000
July 31, 2012	$80,000,000
October 31, 2012 and the last day of each Fiscal Quarter thereafter	$85,000,000
               (b) Availability. The Loan Parties shall not permit Domestic Availability at any time to be less than seven and one half percent (7.5%) of the Total Loan Cap.
          7.15 Restrictions on QS Holdings. The Parent shall cause QS Holdings not to (i) issue, create, assume, incur, or otherwise become liable for, or permit to exist, any Indebtedness (other than intercompany Indebtedness owed to Quiksilver International Pty. Ltd., the European Borrower, 54th Street or one of its Subsidiaries outstanding on the Closing Date), (ii) grant any Liens in respect of the Indebtedness or other obligations of any other Person except pursuant to the documentation relating to the French Credit Agreement (including the pledge of Equity Interests in Biarritz Holdings S.à r.l) and documentation relating to the Euro Term Loan Credit Agreement, (iii) enter into any commitment to contribute capital to, or purchase securities from, any other Person, (iv) undertake capital expenditures, (v) to the fullest extent permitted by law, dissolve or liquidate or consolidate or merge with or into any other entity in whole or in part or (vi) engage in any business other than (A) holding the Equity Interests of 54th Street and Biarritz Holdings S.à r. l. and its other Subsidiaries as of the Closing Date and intercompany receivables, (B) entry into, and performance of obligations under, documentation relating to the French Credit Agreement on terms contemplated by the French Credit Agreement as in effect on the date hereof or otherwise no more adverse to the Lenders than such terms as in effect on the date hereof, (C) entry into, and performance of obligations under, documentation relating to the Euro Term Loan Credit Agreement, (D) activities relating to ownership, licensing and sublicensing of Intellectual Property and defense and prosecution thereof, (E) maintenance of its existence, including the ability to incur fees, costs and expenses relating to such maintenance, (F) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent and its Subsidiaries, (G) incurring fees, costs and expenses for legal, tax and accounting issues of QS Holdings, (H) the performance of obligations under and compliance with its Organization Documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Borrower or its Subsidiaries, (I) activities relating to intercompany Indebtedness outstanding on the Closing Date and (J) incurrence of, and compliance with, tax obligations in connection with any of the foregoing. The Parent shall cause QS Holdings to do all things necessary to observe organizational formalities and preserve its existence.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an “Event of Default”:
               (a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein: (i) any amount of principal of any Loan, or (ii) any interest on any Loan, which failure continues for three (3) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document, which failure continues for five (5) Business Days; or
               (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Article VII; or
               (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
               (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made; or
               (e) Cross-Default; Cross-Acceleration. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Material Indebtedness; (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness (excluding Indebtedness under the French Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (excluding Indebtedness under the French Credit Agreement) (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity; provided that any such failure is unremedied and is not waived by the holders of such Indebtedness; provided, further, that the foregoing clause (i)(B) shall not apply to (x) secured Indebtedness of a Loan Party or a Subsidiary that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the property or assets securing such Indebtedness, or (y) scheduled payments, defeasances or redemptions of Indebtedness on the dates set forth in the instruments and agreements governing such Indebtedness; or (C) fails to observe or perform any other agreement or condition relating to the French Credit Agreement or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or permit to cause, the lenders thereunder, with the giving of notice if required, to declare the Indebtedness under the French Credit Agreement due and payable prior to its stated maturity; provided that any such failure related to a non-payment agreement or condition is unremedied and not waived by the lenders thereunder for 30 days following the relevant date on which the failure occurred; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $15,000,000; provided that such failure is unremedied and is not waived by the applicable counterparty to such Swap Contract; or
               (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary but including any group of two or more Immaterial Subsidiaries that on a combined basis would be, as of the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is otherwise appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
               (g) Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more final judgments for the payment of money in an aggregate amount (as to all such final judgments) exceeding $10,000,000 (to the extent (i) not covered by independent third-party insurance or (ii) not paid) and such final judgment is not, within sixty (60) days after the entry thereof, satisfied, vacated, discharged or execution thereof stayed or bonded pending appeal, or such judgment is not satisfied, vacated or discharged prior to the expiration of any such stay; or
               (h) ERISA. (i) One or more ERISA Events occur with respect to a Plan which individually or in the aggregate has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect; or
               (i) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document other than pursuant to the terms hereof or thereof (including as a result of a transaction permitted under Section 7.04 or 7.05) except to the extent resulting from the failure of the Administrative Agent or the Collateral Agent to file UCC continuation statements or to maintain “control” (as such term is defined in the UCC), as applicable; or

               (j) Guaranty. The termination or attempted termination by any Loan Party of any Facility Guaranty except as expressly permitted or contemplated hereunder or under any other Loan Document; or
               (k) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective except in accordance with its terms; or (ii) the Borrower or any other Loan Party shall disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or
               (l) Amendment to Services Fee Agreements. Any provision of either Services Fee Agreement is amended, modified or waived in a manner materially adverse to the Credit Parties; or
               (m) Board of Directors. The board of directors of the Parent fails to nominate, or the Parent fails to vote its proxies in favor of, any director proposed by Triton Onshore SPV L.P. or Triton Coinvestment SPV L.P. in accordance with the Warrants; or
               (n) COMI. The “centre of main interests” (within the meaning of the EC Insolvency Regulation) of the European Borrower or 54th Street is at any time not in Luxembourg; or
               (o) French Closing. The Closing Date (as defined in the French Credit Agreement) does not occur on or prior to September 29, 2009 as a result of the failure of a condition precedent in the French Credit Agreement; provided that if (i) the Parent has advised the Administrative Agent in writing that it believes in good faith such condition precedent will be satisfied no later than October 31, 2009, (ii) the lenders under the French Credit Agreement have entered into a new extension through October 31, 2009 on terms substantially identical to the terms of the extension delivered to the Administrative Agent on or prior to the date hereof in accordance with Section 4.01(w) and (iii) no other material amendments have been made to the French Credit Agreement (other than ones to which the Administrative Agent has consented) and no material amendments to the French Credit Agreement requested by the lenders under the French Credit Agreement are pending (other than ones to which the Administrative Agent has consented) as of September 29, 2009, then no Event of Default shall be deemed to occur under this Section 8.01(o) unless the Closing Date (as defined in the French Credit Agreement) does not occur on or prior to October 31, 2009.
          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:
               (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
               (b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States of America, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
          No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
               First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
               Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
               Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
               Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
               Fifth, to payment of all other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them; and
               Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT AND LENDERS
          9.01 Appointment and Authority.
               (a) Each Lender hereby irrevocably designates Rhône Group L.L.C. as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
               (b) The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).
          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they it was not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
               (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
               (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
               (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Credit Party for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
          The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Loan Parties or a Lender. In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the other Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as the Administrative Agent.

          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Borrower (whose consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Required Lenders shall have the right to appoint a successor who is an Affiliate of Rhône Capital III L.L.C. upon prior written notice to the Borrower but without consultation with the Borrower, and such successor need not be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent hereunder.
          9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.
          9.08 No Other Duties, Etc. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, no Person who is or becomes an Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Section 10.04) allowed in such judicial proceeding; and
               (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Administrative Agent, and Administrative Agent agrees, at its option and in its discretion:
               (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified by the Required Lenders in accordance with Section 10.01;
               (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and
               (c) to release any Guarantor from its obligations under any Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
          9.11 Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans and Commitments for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.
          9.12 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          9.13 Indemnification of Administrative Agent. The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith; provided, that no Lender shall be liable under this Section 9.13 for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          9.14 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
          9.15 Defaulting Lender
               (a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, and such failure is not cured within two (2) Business Days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Such decision-making and participation rights shall be restored only upon the payment by the Defaulting Lender of the expenses or other amounts as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08(b) hereof from the date when originally due until the date upon which any such amounts are actually paid.
               (b) Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to perform its obligations under the Loan Documents.
          9.16 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent and the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders.
ARTICLE X
MISCELLANEOUS
          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent, with the Consent of the Required Lenders), and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
               (a) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or fees due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender entitled to such payment (whose consent shall be sufficient therefor without the consent of the Required Lenders);
               (b) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fee payable hereunder, without the written Consent of each Lender entitled to such amount (whose consent shall be sufficient therefor without the consent of the Required Lenders); provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or other amounts at the Default Rate;
               (c) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;
               (d) change any provision of this Section or reduce the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

               (e) except as permitted hereunder or under any other Loan Document (including pursuant to a transaction permitted under Section 7.04 or Section 7.05), release, or limit the liability of, the Borrower without the written Consent of each Lender; or
               (f) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
and, provided further, that no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder.
          If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
          10.02 Notices; Effectiveness; Electronic Communications.
               (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
               (i) if to the Loan Parties or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
               (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
               (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes in writing, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (c) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Administrative Agent. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
               (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
          10.04 Expenses; Indemnity; Damage Waiver.
               (a) Costs and Expenses. The Borrower shall pay all Credit Party Expenses.
               (b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iii) any claims of, or amounts paid by any Credit Party to any Person which has entered into a control agreement with any Credit Party hereunder, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.
               (c) Reimbursement by Lenders. Without limiting their obligations under Section 9.13 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).
               (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
               (e) Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation) therefor.

               (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of any Loan by any Lender, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
          10.05 Reinstatement; Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          10.06 Successors and Assigns.
               (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
                    (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, or in the case of an assignment to an Eligible Assignee, no minimum amount need be assigned; and
               (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to an Eligible Assignee of the type described in clauses (a) and (b) of the definition thereof; and
               (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender or an Affiliate of a Lender.
               (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
               (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and Participants and the Commitments of, and principal amounts of and stated interest thereon of the Borrowing owing to, each Lender and Participant pursuant to the terms hereof from time to time (the “Register”). The Borrowing is a registered obligation and the right, title and interest of any Lender, Participant or its assignees in and to such Obligation shall be transferable only upon notation of such transfer in the Register. The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any regulations promulgated thereunder (and any other relevant or successor provisions of the Code or such regulations).
               (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant’s participation is recorded in the Register as set forth in Section 10.06(c) as though it were a Lender.
               (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant complies, for the benefit of the Loan Parties, with Section 3.01(e), (f) or (g), as applicable, as though it were a Lender.
               (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
               (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation).
          For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
          10.08 [Reserved].
          10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality agreement. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.
          10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and the Lenders, regardless of any investigation made by the Administrative Agent or any Lenders or on their behalf and notwithstanding that the Administrative Agent and the Lenders may have had notice or knowledge of any Default at the time of making the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been asserted) shall remain unpaid or unsatisfied. Further, the provisions of Article III, Article IX and Section 10.04 all survive and remain in full force and effect after the termination of this Agreement or any provision hereof and repayment of all of the Obligations (including, without limitation, those arising under Article III, Article IX and Section 10.04) hereunder.
          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
               (a) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
               (b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
               (c) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          10.14 Foreign Subsidiaries. Notwithstanding any provision of any Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than 66% of the total combined voting power of all classes of stock entitled to vote in or of any CFC shall be pledged or similarly hypothecated to guarantee or support any Obligation of the Borrower, (ii) no CFC shall guarantee or support any Obligation of the Borrower and (iii) no security or similar interest shall be granted in the assets of any CFC, which security or similar interest guarantees or supports any Obligation of the Borrower. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 10.14 shall be void ab initio.
          10.15 Issue Price. The parties hereto acknowledge and agree that, for U.S. federal income tax purposes, (A) the making of (i) the Loans in an aggregate principal amount equal to $125,000,000, and (ii) the Euro Term Loans in an aggregate principal amount equal to €20,000,000, and the issuance of the Warrants, constitute components of an investment unit (an “Investment Unit”), (B) the net aggregate “issue price” of the Investment Unit shall be the Investment Unit Issue Price, (C) the Investment Unit Issue Price shall be allocated among each such component as follows: (i) to the Warrants, the Warrants Issue Price, (ii) to the Loans, the Loan Issue Price and (iii) to the Euro Term Loans, the Euro Term Loan Issue Price, and (D) each of the parties shall treat such components on a basis consistent with the foregoing allocations (unless otherwise required by a final determination by the IRS or a court of competent jurisdiction). Solely for purposes of this Section 10.15, the defined terms set forth immediately below shall have the meanings ascribed to them as follows:
               “Euro Term Loan Issue Price” shall be an amount equal to the product of (x) a percentage amount equal to the dollar-equivalent value of €20,000,000 (such amount to be calculated based on the Euro-to-Dollar foreign exchange rate on the Closing Date) (the “Dollar-Equivalent Amount”) divided by the sum of the Dollar-Equivalent Amount and $125,000,000 and (y) the excess of the Investment Unit Issue Price over the Warrants Issue Price.
               “Investment Unit Issue Price” shall be the amount identified on Schedule 10.15 as the Investment Unit Issue Price.
               “Loan Issue Price” shall be an amount equal to the product of (x) a percentage amount equal to $125,000,000, divided by the sum of the Dollar-Equivalent Amount and $125,000,000 and (y) the excess of the Investment Unit Issue Price over the Warrants Issue Price.
               “Warrants Issue Price” shall be the fair market value of the Warrants determined as of the Closing Date as set forth on Schedule 10.15.
          10.16 Governing Law; Jurisdiction; Etc.
               (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
               (b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT

COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWER AND THE PARENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
               (c) WAIVER OF VENUE. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
               (d) SERVICE OF PROCESS. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
               (e) ACTIONS COMMENCED BY LOAN PARTIES. EACH OF THE BORROWER AND THE PARENT AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
          10.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Borrower and the Parent acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, as the case may be, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the transaction contemplated hereby and the process leading to such transaction, each Credit Party is and has been acting solely as a principal and except as otherwise expressly agreed, is not acting as an advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the Parent hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties based upon or relating to any allegation that a Credit Party owes such Loan Party and its affiliates and representatives (and their respective affiliates) any fiduciary duty with respect to any of the transactions contemplated hereby, and agrees, to the fullest extent permitted by law, that no Credit Party, or any of its Affiliates, managed funds or Affiliate-managed funds will have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to any such person or any other Person with respect to any of the transactions contemplated hereby, including any stockholders, employees or creditors asserting a claim derivatively, in any such Person’s name or otherwise on its behalf.
          10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
          10.20 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Parent or any of its Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
          10.21 Time of the Essence. Time is of the essence of the Loan Documents.
          10.22 Press Releases.
               (a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender or Administrative Agent and without the prior written consent of such Lender or Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with such Lender or Administrative Agent before issuing such press release or other public disclosure.
               (b) Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Parent or its Subsidiaries without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
          10.23 [Reserved].
          10.24 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          10.25 Attachments. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits (other than the Intercreditor Agreements) and the provisions of this Agreement, the provisions of this Agreement shall prevail.
          10.26 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control. Unless otherwise defined therein, all capitalized terms contained in any exhibit or schedule attached to this Agreement shall have the meanings assigned to such terms in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

QUIKSILVER AMERICAS, INC., as the Borrower
By:
Name:
Title:

QUIKSILVER, INC., as a Guarantor
By:
Name:
Title:

RHÔNE GROUP L.L.C., as Administrative Agent
By:
Name:
Title:

ROMOLO HOLDINGS C.V., as Lender

By:
Name:
Title:

TRITON SPV L.P., as Lender

By:	Triton GP SPV LLC, as General Partner

By:
Name:
Title:

TRITON ONSHORE SPV L.P., as Lender

By:	Triton GP SPV LLC, as General Partner

By:
Name:
Title:

TRITON OFFSHORE SPV L.P., as Lender

By:	Triton GP SPV LLC, as General Partner

By:
Name:
Title:

TRITON COINVESTMENT SPV L.P., as Lender

By:	Triton GP SPV LLC

By:
Name:
Title:

Schedule 1.01
to Credit Agreement
DOMESTIC SUBSIDIARIES
1.	DC Shoes, Inc.

2.	Hawk Designs, Inc.

3.	Mervin Manufacturing, Inc.

4.	QS Wholesale, Inc.

5.	QS Retail, Inc.

Schedule 2.01
to Credit Agreement
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Romolo Holdings C.V.	$7,804,759.19	6.2438%

Triton SPV L.P.	$15,611,078.93	12.4889%

Triton Onshore SPV L.P.	$50,399,510.65	40.3196%

Triton Offshore SPV L.P.	$42,005,246.60	33.6042%

Triton Coinvestment SPV L.P.	$9,179,404.63	7.3435%

Total:	$125,000,000	100%

Schedule 4.01(a)(ix)
to Credit Agreement
CLOSING DATE SECURITY DOCUMENTS
1.	Security Agreement

2.	Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent

3.	Luxembourg Pledge Agreement

4.	Intellectual Property Security Agreement

5.	Copyright Security Agreement

6.	Patent Security Agreement

7.	Trademark Security Agreement

Schedule 4.01(a)(x)
to Credit Agreement
OTHER CLOSING DATE LOAN DOCUMENTS
1.	Facility Guaranty

2.	Loan Notice

Schedule 5.01
to Credit Agreement
LOAN PARTIES’ ORGANIZATIONAL INFORMATION

Organizational
			ID Number /	FEIN /
	Jurisdiction of		Registry	Corporate
Name	Organization	Type of Organization	Number	Tax Number
Quiksilver, Inc.	Delaware	Corporation	2105452	33-0199426
Quiksilver Americas, Inc.	California	Corporation	C2670927	14-1914126
DC Shoes, Inc.	California	Corporation	C1844922	33-0610965
Hawk Designs, Inc.	California	Corporation	C2119497	33-0831121
Mervin Manufacturing, Inc.	California	Corporation	C1685430	33-0461211
QS Wholesale, Inc.	California	Corporation	C2670928	80-0118795
QS Retail, Inc.	California	Corporation	C2000264	33-0740505

Schedule 5.05
to Credit Agreement
MATERIAL LIABILITIES OR OBLIGATIONS
1. Indenture, dated as of July 22, 2005, among Quiksilver, Inc., the subsidiary guarantors party thereto and Wilmington Trust Company, as trustee.
2. Credit Agreement, dated as of July 31, 2009, among Quiksilver, Inc., Quiksilver Americas, Inc., the lenders party thereto and Rhône Group L.L.C., as administrative agent.
3. Credit Agreement, dated as of July 31, 2009, among Quiksilver, Inc., Mountain & Wave S.à r.l., the lenders party thereto and Rhône Group L.L.C., as administrative agent.
4. Indebtedness outstanding under the Subscription Agreement, dated July 11, 2005, with QS Finance Luxembourg SA, as issuer, and Société Générale, as subscriber, relating to Indebtedness in an original aggregate principal amount of €50,000,000 (as amended as the date hereof, the “Societe General Agreement”), and any permitted amendment or refinancing thereof, and associated guaranty obligations of Parent.
5. Indebtedness outstanding under that certain credit agreement dated as of March 14, 2008 among, inter alia, Pilot SAS, Crédit Lyonnais, BNP Paribas and Société Générale SA (as amended, the “Pilot SAS Facility”), and associated guaranty obligations of Parent.
6. AR Financing Facility Contract, dated September 19, 2008, among Na Pali S.A.S. and GE Factofrance SNC (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time).
7. Indebtedness of Na Pali S.A.S. in an approximate outstanding principal amount of €14,532,000 owing to Caissse Regionale de Credit Agricole Mutuel Pyrenees Gascogne in connection with a certain term loan facility.
8. Indebtedness of Na Pali S.A.S. in an approximate outstanding principal amount of €18,159,000 owing to Societe Generale SA in connection with a certain term loan facility.
9. Indebtedness Na Pali S.A.S., Cariboo S.à r.l., Zebraska S.à r.l., and Emerald Coast S.A.S. in an approximate outstanding principal amount of €84,853,000 owing to BNP Paribas SA, Banqu Populaire du Sud-Ouest, Credit Agricole, HSBC, Societe Generale SA and certain other lenders under certain uncommitted overdraft facilities.
10. Indebtedness Na Pali S.A.S. and Emerald Coast S.A.S. in an approximate outstanding amount of €23,100,000 owing to BNP Paribas SA, Banque Populaire du Sud-Ouest, Credit Agricole, Societe Generale SA and certain other lenders under certain uncommitted letters of credit facilities.
11. Facilities Agreement, dated as of July 31, 2009, by and among, inter alia, Pilot SAS, a Société par Actions Simplifiée, Na Pali, a Société par Actions Simplifiée, as borrowers, the Parent and Credit Lyonnais SA, BNP Paribas SA and Societe Generale SA, as mandated lead arrangers, and associated guaranty obligations of Parent.

12. Deferred purchase price obligations of approximately $43,300,000 incurred in connection with the Ski Rossignol S.A.
13. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,600,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain short-term loan facility, and associated guaranty obligations of Parent of approximately $5,000,000.
14. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥200,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain overdraft facility, and associated guaranty obligations of Parent.
15. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,000,000,000 owing to Resona in connection with a certain short-term loan facility, and associated guaranty obligations of Parent.
16. Indebtedness of UG Manufacturing Co. Pty in an approximate potential principal amount of AUD$22,000,000 owing to Westpac Banking Corporation in connection with a certain commercial bill line, trade finance, letters of credit, overdraft and short-term loan facilities.

Schedule 5.22
to Credit Agreement
CAPITALIZATION
(a)

	Direct	Ownership
Loan Party	Parent	Percentage
Quiksilver Americas, Inc.	Quiksilver, Inc.	100%
QS Retail, Inc.	Quiksilver Americas, Inc.	100%
QS Wholesale, Inc.	Quiksilver Americas, Inc.	100%
DC Shoes, Inc.	Quiksilver Americas, Inc.	100%
Hawk Designs, Inc.	Quiksilver Americas, Inc.	100%
Mervin Manufacturing, Inc.	Quiksilver Americas, Inc.	100%
(b)

Authorized shares of common stock of the Parent:	185,000,000
Outstanding shares of common stock of the Parent:	128,269,163
Authorized and unissued shares of common stock of the Parent reserved for issuance:	56,730,837
Outstanding warrants[1], rights, options and convertible or exchangeable security of the Parent:	23,030,832

[1]	Other than the Warrants.

Schedule 6.16
to Credit Agreement
POST-CLOSING MATTERS
1. Within thirty (30) days following the Closing Date (or such later date as the Administrative Agent may agree) deliver or cause to be delivered to the Administrative Agent evidence reasonably satisfactory to Administrative Agent that (i) each of the fire and extended coverage policies maintained with respect to any Collateral name the Administrative Agent as a loss payee, (ii) the commercial general liability policies are endorsed to name the Administrative Agent as an additional insured, (iii) the business interruption policies name the Administrative Agent as a loss payee, and (iv) each such policy referred to in this paragraph 1 shall also provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon such insurer endeavoring to provide not less than thirty (30) days’ prior written notice thereof to the Administrative Agent or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.
2. Within five (5) Business Days after the Closing Date:
A.	The Borrower will submit, or cause its agents to submit, to the applicable office for recording, the following items:
1)	Confirmatory assignments of:
a)	ANDASKA (Reg. No. 3492595) and ANDASKA (App. No.78978606) from Zebraska Societe A Responsabilite Limitee to Quiksilver Americas, Inc. with the United States Patent and Trademark Office (the “PTO”);

b)	LIB TECHNOLOGIES (TMA479,465) from CSOC Holdings, Inc. to Mervin Manufacturing, Inc. with the Canadian Intellectual Property Office (“CIPO”)[2];

c)	ALEX GOES (TMA614,010), QUE (TMA481,842) and SKULL W/EYEPATCH AND SWORDS (DEVICE) (TMA429,874) from Quiksilver, Inc. to QS Holdings SARL with CIPO;

d)	RADIO FIJI (TMA422,540) from ATI to Quiksilver, Inc. with CIPO[3]; and

e)	MOSKOVA (App. No. 79/067,460) from QS Holdings S.a.r.l. to Quiksilver, Inc.
2)	The Trademark Assignment Agreement, dated as of July 30, 2009 by and between Quiksilver, Inc. and Quiksilver Americas, Inc (the “Quiksilver Assignment”), to be recorded in the PTO against all U.S. marks listed on Schedule A thereto;

[2]	The execution of a Confirmatory Assignment with respect to this mark is subject to determining who can sign on behalf of the CSOC, which does not exist anymore.

[3]	The execution of a Confirmatory Assignment with respect to this mark is subject to determining who can sign on behalf of ATI, which does not exist anymore

3)	The Trademark Security Agreement dated as of July 31, 2009, by and among Quiksilver Americas, Inc., DC Shoes, Inc., Hawk Designs, Inc. and Mervin Manufacturing, Inc. and Rhône Group L.L.C., as collateral agent, to be recorded in the PTO against all U.S. marks listed on Schedule A thereto;

4)	The Patent Security Agreement, dated as of July 31, 2009, by and among, Quiksilver, Inc., DC Shoes, Inc., and Mervin Manufacturing, Inc. and Rhône Group L.L.C., as collateral agent, to be recorded in the PTO against all U.S. patents and patent applications listed on Schedule A thereto;

5)	The Copyright Security Agreement, dated as of July 31, 2009, by and among Quiksilver Americas, Inc., Quiksilver, Inc. and DC Shoes, Inc., and Rhône Group L.L.C., as collateral agent, to be recorded in the United States Copyright Office (the “USCO”) against all U.S. copyright registrations listed on Schedule A thereto;

6)	All documents required under Canadian law to evidence and perfect the security interest granted under the Intellectual Property Security Agreement, dated as of July 31, 2009, by and among Quiksilver Americas, Inc., each of the Persons listed on Schedule I thereto, and Rhône Group L.L.C., as collateral agent (the “U.S. IP Security Agreement”), against all Registered IP Collateral (as defined in the U.S. Security Agreement) issued by, or subject to a registration or pending application in CIPO;

7)	The following releases of security interests, which security interests had been previously recorded by JPMorgan Chase Bank, N.A:
a)	Release of Security Interest in Trademarks, dated as of July 31, 2009, by JPMorgan Chase Bank, N.A ¸ in favor of Quiksilver, Inc. (relating to security interests recorded in the PTO at Reel 3893/Frame 0173), to be recorded in the PTO against all marks listed on Schedule I thereto;

b)	Release of Security Interest in Trademarks, dated as of July 31, 2009, by JPMorgan Chase Bank, N.A ¸ in favor of Quiksilver, Inc. (relating to security interests recorded in the PTO at Reel 3978/Frame 0827), to be recorded in the PTO against all marks listed on Schedule I thereto; and

c)	Release of Security Interest in Trademarks, dated as of July 31, 2009, by JPMorgan Chase Bank, N.A ¸ in favor of DC Shoes, Inc.,(relating to security interests to be recorded in the PTO at Reel 3963/Frame 0047) to be recorded in the PTO against all marks listed on Schedule I thereto.
B.	The Borrower will provide to Rhone Group L.L.C. as the administrative agent under the Security Agreement, dated as of July 31, 2009, by and among Quiksilver Americas, Inc., each of the Persons listed on Schedule 1 thereto, and Rhone Group L.L.C. as collateral agent (the “Administrative Agent”) proof that that the above-referenced documents have been submitted for recordation and confirmation that no further filings are necessary to effectuate the assignments, record the releases, or perfect the liens, as set forth above.
3. Within thirty (30) days after the Closing Date:

A.	The Borrower will submit, or cause its agents to submit, to the applicable office for recording, the following items:
1)	Confirmatory assignments of:
(a)	ROXY LIFE (Benelux Reg Nos 676,519 and 670,811) from Na Pali SAS to Quiksilver, Inc. to be recorded with the Benelux Office of Intellectual Property; and

(b)	ANDASKA (Mexico Reg. Nos. 878, 670 through 878, 673 and Reg. No. 876,942, and Reg. Nos. 878, 111 through 878, 115) from Zebraska to Quiksilver, Inc.;
2)	All documents required under Mexican law to record the assignment contemplated by the Quiksilver Assignment against all Mexican marks listed on Schedule A thereto;

3)	All documents required under Luxembourg law to record the assignment contemplated by the Quiksilver Assignment against all Luxembourg marks listed on Schedule A thereto; and

4)	All documents required under Luxembourg law to evidence and perfect the security interests granted under the U.S. IP Security Agreement in all Registered IP Collateral (as defined in the U.S. IP Security Agreement) issued by, or subject to a registration or pending application in the Benelux Office of Intellectual Property.
B.	The Borrower will provide to the Administrative Agent, proof that that the above-referenced documents have been submitted for recordation and confirmation that no further filings are necessary to effectuate the assignments or perfect the liens, as set forth above.
4. Within six (6) six months after the Closing Date:
A.	The Borrower will submit, or cause its agents to submit, to the applicable office for recording, the following items:
1)	Confirmatory assignments of:

The following ROXY LIFE registrations from QS Holdings to Quiksilver, Inc.:
(a)	Australia Reg. No. 980,754

(b)	Bulgaria Reg. No. 671,811B

(c)	N. Zealand Reg No. 704475.

(d)	Turkey Reg. No 2002/24697

(e)	Ukraine Reg. No. 601811A
The following ROXY LIFE registrations from Na Pali SAS to Quiksilver, Inc.:
(a)	Algeria Reg. No. 601811

(b)	Andorra Reg. No. 18013

(c)	Austria Reg. No. 601811

(d)	Croatia Reg. No. 601811

(e)	Czech Republic Reg. No. 601811

(f)	Denmark Reg. No. 601811

(g)	Finland Reg. No. 601811

(h)	France Reg. No. 3006536

(i)	France Reg. No. 601811

(j)	Germany Reg. No. 601811

(k)	Great Britain Reg. No. 2222544

(l)	Great Britain Reg. No. 2195270

(m)	Greece Reg. No. 147459

(n)	Hungary Reg. No. 601811

(o)	Ireland Reg. No. 223616

(p)	Italy Reg. No. 908769

(q)	Italy Reg. No. 601811

(r)	Kazakhstan Reg. No. 601811

(s)	Liechtenstein Reg. No. 601811

(t)	Monaco Reg. No. 601811

(u)	Montenegro Reg. No. 601811

(v)	Morocco Reg. No. 601811

(w)	Norway Reg. No. 601811

(x)	Poland Reg. No. 601811

(y)	Portugal Reg. No. 344493

(z)	Portugal Reg. No. 601811

(aa)	Romania Reg. No. 601811

(bb)	Russian Federation Reg. No. 601811

(cc)	San Marino Reg. No. 601811

(dd)	Slovak Republic Reg. No. 601811

(ee)	Slovenia Reg. No. 601811

(ff)	Spain Reg. No. 2296795

(gg)	Spain Reg. No. 2296796

(hh)	Spain Reg. No. 601811

(ii)	Sweden Reg. No. 601811

(jj)	Switzerland Reg. No. 399829

(kk)	Yugoslavia Reg. No. 601811
LEILANI JONES (Italian Reg. No. 552391) from The Raisin Company, Inc. to QS Raisins, Inc. to Quiksilver, Inc.[4]

2)	All documents required under applicable local law to record the assignments contemplated by the Quiksilver Assignment against all marks listed on Schedule A thereto (other than U.S., Canadian, Mexican and Luxembourg marks); and
B.	The Borrower will provide to the Administrative Agent, proof that the above-referenced documents have been submitted for recordation and confirmation that no further filings are necessary to effectuate the assignments set forth above.

[4]	The execution of a Confirmatory Assignment with respect to this mark is subject to determining who can sign for The Raisin Company, Inc., which does not exist anymore.

5. Promptly, but in no event later than twenty (20) Business Days after their receipt by Borrower, Borrower will provide the Administrative Agent with copies of all notices of recordation or other documents evidencing the recordation of the documents submitted for recording pursuant to items I, II and III above.
6. Within thirty (30) days after the Closing:
A.	Quiksilver, Inc. shall (a) novate to Quiksilver Americas, Inc. all Licenses (as defined in the Quiksilver Assignment) that Quiksilver, Inc. has granted to its affiliates, (b) novate or, if novation is not acceptable to the licensee, assign (to the extent that the License is assignable), all Licenses that Quiksilver, Inc. has granted to unaffiliated third parties, and (c) use commercially reasonable efforts to obtain the licensee’s consent to novation or assignment, with respect to non-assignable Licenses;

B.	Quiksilver Americas, Inc. will enter into written licenses, in form and substance reasonably acceptable to the Administrative Agent, with Quiksilver, Inc., that grant Quiksilver, Inc. the right to grant the rights that Quiksilver, Inc. has granted as of the date hereof under any non-assignable License (such licenses to be deemed entered into or existing as of the Closing Date for purposes of subsection (b)(i) of the definition of “Permitted Disposition”).

Schedule 7.01
to Credit Agreement
EXISTING LIENS
UCC Lien Search:

			File No./ File	Collateral
Debtor(S)	Jurisdiction	Secured Party	Date	Description
QS Retail, Inc.	CA SOS	Vestar TM-OPCO, L.L.C.	06-7089343858 10/20/2006	Fixtures, improvements and additions to Suite F-5 Tempe Marketplace, Tempe, AZ
Tax Liens:
None.

Schedule 7.02
to Credit Agreement
EXISTING INVESTMENTS

			Authorized	Issued
			Equity	Equity	Ownership
Holder	Issuer	Jurisdiction	Interests	Interests	Percentage
Quiksilver Americas, Inc.	QS Mexico Holdings	Delaware	N/A	N/A	60%
Quiksilver, Inc.	Kelly Slater Wave Company, LLC	Delaware	N/A	N/A	8.5%

Schedule 7.03(a)
to Credit Agreement
EXISTING INDEBTEDNESS
          1. Master Installment Payment Agreement among Parent and CIT Technology Financing Services, Inc., in connection with worldwide software license agreements with Microsoft Corp., in the original principal amount of $3,000,000, maturing on September 1, 2010, of which approximately $1,447,315 remains outstanding as of the Closing Date.
          2. Guaranty obligations of Parent associated with the Societe General Agreement.
          3. Guaranty obligations of Parent associated with the Pilot SAS Facility.
          4. Guaranty obligations of Parent associated with the Facilities Agreement, dated as of July 31, 2009, by and among, inter alia, Pilot SAS, a Société par Actions Simplifiée, Na Pali, a Société par Actions Simplifiée, as borrowers, the Parent and Credit Lyonnais SA, BNP Paribas SA and Societe Generale SA, as mandated lead arrangers.
          5. Deferred purchase price obligations of Parent of approximately $43,300,000 incurred in connection with the Ski Rossignol S.A.
          6. Guaranty obligations of Parent associated with Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,600,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain short-term loan facility.
          7. Guaranty obligations of Parent associated with Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥200,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain overdraft facility.
          8. Guaranty obligations of Parent associated with Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,000,000,000 owing to Resona in connection with a certain short-term loan facility.
          9. Guaranty obligations of Quiksilver, Inc. in connection with that certain lease, dated as of May 30, 2006, between Cottonwood Newpark Two L.C. and Rossignol Ski Company.
          10. Indebtedness of Quiksilver Canada Corp. in an approximate outstanding principal amount of $2,500,000 owing to QS Holdings S.à r.l.

Schedule 7.03(l)
to Credit Agreement
EXISTING INDEBTEDNESS OF QUIKSILVER JAPAN K.K.
          1. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,600,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain short-term loan facility.
          2. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥200,000,000 owing to Tokyo Mitsubishi UJF in connection with a certain overdraft facility.
          3. Indebtedness of Quiksilver Japan K.K. in an approximate outstanding principal amount of ¥1,000,000,000 owing to Resona in connection with a certain short-term loan facility.

Schedule 7.10
to Credit Agreement
CONTRACTUAL OBLIGATIONS
1. Indenture, dated as of July 22, 2005, among Quiksilver, Inc., the subsidiary guarantors party thereto and Wilmington Trust Company, as trustee.

Schedule 10.02
to Credit Agreement
CERTAIN ADDRESSES
Notice Address for Administrative Agent:
Rhône Group L.L.C.
630 Fifth Avenue, 27th Floor
New York, NY 10111
Attention: M. Allison Steiner
Telephone: (212) 218-6700
Telecopier: (212) 218-6789
Email: Steiner@RhoneGroup.com
Rhone Group L.L.C.
JP Morgan — New York
ABA — 021000021
A/C # 811131267
with a copy to:
Richard A. Pollack
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Notice Address for Loan Parties:
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Attention: Chief Financial Officer
Telephone: (714) 889-2200
Telecopier: (714) 889-2322
Email: Joe.scirocco@quiksilver.com
www.quiksilverinc.com
with a copy to:
K. Kristine Dunn
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071

Schedule 10.15
to Credit Agreement
ISSUE PRICES
Investment Unit Issue Price: $153,241,000.00
Warrant Issue Price: $23,601,525.00

EXHIBIT A
Form of Loan Notice
LOAN NOTICE
Date: July 31, 2009
To: Rhône Group L.L.C., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Quiksilver Americas, Inc., a California corporation, as the borrower (in such capacity, the “Borrower”), (ii) Quiksilver, Inc., a Delaware corporation, (iii) the Lenders from time to time party thereto, and (iv) Rhône Group L.L.C., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.
     The Borrower hereby requests a Borrowing as follows:
1.	Date of Borrowing: July 31, 2009

2.	Amount of Borrowing: $125,000,000

3.	Closing fee to be withheld from disbursement of Borrowing in accordance with Section 2.09(c) of the Credit Agreement: $3,750,000

4.	Credit Party Expenses to be withheld from disbursement in accordance with Section 10.04(a) of the Credit Agreement: $3,993,765.06

5.	Net proceeds of Borrowing to the Borrower: $117,256,234.94

QUIKSILVER AMERICAS, INC., as Borrower
By:
Name:
Title:

EXHIBIT B
Form of Note
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). Beginning on August 10, 2009, the holder of this Note may, upon request, obtain from the Borrower the Note’s issue price, issue date, amount of OID and yield to maturity by contacting Joe Scirocco, Chief Financial Officer of Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649; Tel: 714-889-2200.

NOTE

$	, 2009
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of                                                              (hereinafter, with any subsequent holders, the “Lender”), c/o Rhône Group L.L.C., 630 Fifth Avenue, 27th Floor, New York, NY 10111, the principal sum of                                                              DOLLARS ($                     ), or, if less, the aggregate unpaid principal balance of Loans made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement dated as of July 31, 2009 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrower, (ii) Quiksilver, Inc., a Delaware corporation, (iii) the lenders from time to time party thereto, including, without limitation, the Lender, and (iv) Rhône Group L.L.C., as Administrative Agent, with interest at the rate and payable in the manner stated therein.
     This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest (including PIK Amounts, if any) on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Administrative Agent’s books and records concerning the Loans, the accrual of interest thereon, and the repayment of such Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.
     No delay or omission by the Administrative Agent or the Lender in exercising or enforcing any of the Administrative Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.
     The Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Note.

     This Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors and assigns, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.
     The liabilities of the Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by the Administrative Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Note, are each relying thereon. THE BORROWER, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

2

CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.
[SIGNATURE PAGE FOLLOWS]

3

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first set forth above.

QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

4

EXHIBIT C
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
Date of Certificate:
To: Rhône Group L.L.C., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated from time to time, the “Credit Agreement”) by and among (i) Quiksilver Americas, Inc., a California corporation (the “Borrower”), (ii) Quiksilver, Inc., a Delaware corporation (the “Parent”), (iii) Rhône Group L.L.C., as Administrative Agent, and (iv) the Lenders party thereto from time to time. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
     The undersigned, in [his][her] capacity as a Responsible Officer of the [Borrower][Parent], hereby certifies on behalf of the [Borrower][Parent] the following:
1.	No Default or Event of Default.

Except as set forth in Appendix I, as of the date hereof, no Default or Event of Default has occurred and is continuing.

2.	Financial Calculations.

Attached hereto as Appendix II are calculations demonstrating the Americas Consolidated EBITDA, calculated in accordance with the terms of the Credit Agreement, for the Measurement Period ended .

3.	Availability.

Attached hereto as Appendix III are calculations demonstrating Domestic Availability for the Measurement Period ended .
[signature page follows]

     IN WITNESS WHEREOF, a duly authorized and acting Responsible Officer of the [Borrower][Parent], has duly executed this Compliance Certificate as of the date first set forth above.

[QUIKSILVER AMERICAS, INC.] [QUIKSILVER, INC.]
By:
Name:
Title:

APPENDIX I
     Except as set forth below, no Default or Event of Default has occurred and is continuing. [If a Default or Event of Default has occurred and is continuing, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]
Appendix I to Compliance Certificate

APPENDIX II
(Minimum Americas Consolidated EBITDA)
1.	Americas Consolidated EBITDA for such Measurement Period:	$[ ]

2.	Minimum amount required under Section 7.14(a) of the Credit Agreement:	$[ ]
Appendix II to Compliance Certificate

APPENDIX III
(Minimum Availability)
1.	Domestic Availability as of the end of such Measurement Period:	$[ ]

2.	Minimum Domestic Availability required under Section 7.14(b) of the Credit Agreement:	$[ ]
Appendix III to Compliance Certificate

EXHIBIT D
Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Loans and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Schedule II

3.	Borrower: Quiksilver Americas, Inc.

4.	Administrative Agent: Rhône Group L.L.C., as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement: Credit Agreement, dated as of July 31, 2009, by and among (i) Quiksilver Americas, Inc., a California corporation (the “Borrower”), (ii) Quiksilver, Inc., a Delaware corporation, (iii) Rhône Group L.L.C., as Administrative Agent, and (iv) the Lenders party thereto from time to time, as the same may be amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

6.	Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage
		Loans	Loans	Assigned of
Assignor[s][5]	Assignee[s][6]	for all Lenders[7]	Assigned[8]	Loans[9]
		$______	$______	______%

		$______	$______	______%
[7.	Trade Date: ][10]
     Effective Date:                     , 20___ [ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ASSUMPTION FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments of Loans made between the Trade Date and the Effective Date.

[8]	Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Credit Agreement.

[9]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
Schedule II

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and]11 Accepted:
RHÔNE GROUP L.L.C.,
as Administrative Agent

By:
Name:
Title:

[Consented to:]12
QUIKSILVER AMERICAS, INC., as Borrower

By:
Name:
Title:

[11]	To the extent that the Administrative Agent’s consent is required under Sections 10.06(b)(i)(B) or 10.06(b)(iii)(B) of the Credit Agreement.

[12]	To the extent that the Borrower’s consent is required under Sections 10.06(b)(i)(B), 10.06(b)(iii)(A) or any other provision of the Credit Agreement.
Schedule II

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement, dated as of July 31, 2009, by and among (i) Quiksilver Americas, Inc., a California corporation (the “Borrower”), (ii) Quiksilver, Inc., a Delaware corporation, (iii) Rhône Group L.L.C., as Administrative Agent, and (iv) the Lenders party thereto from time to time, as the same may be amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) or any other provision of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees
Schedule II

and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
          4. Delivery. If the Assignee is not a Lender, the Assignee shall deliver to the Administrative Agent an Administrative Questionnaire.
Schedule II

Exhibit E
GUARANTY
     GUARANTY (this “Guaranty”), dated as of July 31, 2009, by the undersigned (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) executed in favor of Rhône Group L.L.C., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties (as defined in the Credit Agreement referred to below).
W I T N E S S E T H
     WHEREAS, reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) Quiksilver Americas, Inc. (the “Borrower”), (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) the Administrative Agent, pursuant to which the Lenders have agreed to make Loans to the Borrower, upon the terms and subject to the conditions specified in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     WHEREAS, each Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will receive direct and indirect benefits from the availability of the credit facility provided for in the Credit Agreement and from the making of the Loans by the Lenders.
     WHEREAS, the obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Guarantors of a guaranty in the form hereof. As consideration therefor, and in order to induce the Lenders to make Loans, the Guarantors are willing to execute this Guaranty.
     Accordingly, the parties hereto agree as follows:
     1. Guaranty. Each Guarantor irrevocably and unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) by the Borrower of all Obligations (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due but for the operation of the Bankruptcy Code. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.
     2. Guaranteed Obligations Not Affected. To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from, and protest to, any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of this Guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Guaranty, the Credit Agreement, any other Loan Document or any other agreement, with respect to any Loan Party or with respect to the Guaranteed Obligations (except as expressly set forth in such

1

rescission, waiver, amendment, modification or release), (c) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Credit Party, (d) the lack of legal existence of any Loan Party or legal obligation to discharge any of the Guaranteed Obligations by any Loan Party for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party, or (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the indefeasible payment in full in cash of the Guaranteed Obligations or as otherwise provided in Section 9 of this Guaranty.
     3. Security. Each of the Guarantors hereby acknowledges and agrees that the Administrative Agent, on behalf of the Credit Parties, may (a) take and hold security for the payment of this Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security in the manner set forth in the Loan Documents, (b) apply such security and direct the order or manner of sale thereof as provided in the Credit Agreement, and (c) release or substitute any one or more other Guarantors or any other guarantor, in each case without affecting or impairing in any way the liability of such Guarantor hereunder.
     4. Guaranty of Payment. Each of the Guarantors further agrees that this Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the Administrative Agent or any other Credit Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Credit Party in favor of any Loan Party or any other Person or to any other guarantor of all or part of the Guaranteed Obligations. Any payment required to be made by any Guarantor hereunder may be required by the Administrative Agent or any other Credit Party on any number of occasions and shall be payable to the Administrative Agent, for its own benefit and the benefit of the other Credit Parties, in the manner provided in the Credit Agreement.
     5. No Discharge or Diminishment of Guaranty. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations or as otherwise provided in Section 9 of this Guaranty), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Guaranty, the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations or as otherwise provided in Section 9 of this Guaranty).
     6. Defenses of Loan Parties Waived. To the fullest extent permitted by applicable Law, each of the Guarantors waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor hereby acknowledges that the Administrative Agent, on behalf of the Credit Parties, may at its election in accordance with the provisions of the Loan Documents,

2

foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to it against any other Loan Party, without affecting or impairing in any way the liability of each such Guarantor hereunder except to the extent that the Guaranteed Obligations have been indefeasibly paid in full in cash or as otherwise provided in Section 9 of this Guaranty. Pursuant to, and to the extent permitted by, applicable Law, each of the Guarantors waives any defense arising out of any such election and waives any benefit of and right to participate in any such foreclosure action, even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement, indemnity, contribution or subrogation or other right or remedy of such Guarantor against any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall not assert any claim in competition with the Administrative Agent or any other Credit Party in respect of any payment made hereunder in connection with any proceedings under any Debtor Relief Laws.
     7. Limitation on Guaranty of Guaranteed Obligations. In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code of the United States or any other Debtor Relief Law, if the obligations of such Guarantor under Section 1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     8. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Credit Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
     9. Termination; Release.
     (a) This Guaranty (i) shall terminate when all of the Guaranteed Obligations (other than contingent indemnification obligations for which claims have not yet been asserted) have been indefeasibly paid in full in cash or otherwise satisfied, and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Credit Party or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise.
     (b) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that each Lender (if any) that is required to consent to such transaction pursuant to the Credit Agreement has consented to such transaction. The Administrative Agent will, at such Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to release such Guarantor from its obligations under this Agreement and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and Section 9.10 of the Credit Agreement
     10. Binding Effect; Several Agreement; Assignments. This Guaranty, and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Guaranty, shall be

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binding upon each of the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Credit Parties, and their respective successors and permitted assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such attempted assignment or transfer shall be void), except as expressly permitted by this Guaranty or the Credit Agreement. Concurrently with the Administrative Agent being replaced by an Affiliate pursuant to Section 9.06 of the Credit Agreement, the Administrative Agent may assign its rights and obligations under this Guaranty to such Affiliate. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
     11. Waivers; Amendment.
     (a) The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder and under applicable Law (herein, the “Administrative Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Administrative Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement (except as expressly set forth in such waiver). No single or partial exercise of any of the Administrative Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Administrative Agent’s Rights and Remedies. No waiver by the Administrative Agent of any of the Administrative Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Administrative Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Administrative Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Guaranteed Obligations. No waiver of any provisions of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be effected as described in clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in the same, similar or other circumstances.
     (b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into in accordance with Section 10.01 of the Credit Agreement.
     12. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     13. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement, provided that communications and notices to the Guarantors may be delivered to the Borrower on behalf of each of the Guarantors.
     14. Survival of Agreement; Severability.

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     (a) All covenants, agreements, indemnities, representations and warranties made by the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty, the Credit Agreement or any other Loan Document (i) shall be considered to have been relied upon by the Administrative Agent and the other Credit Parties, (ii) shall survive the execution and delivery of this Guaranty, the Credit Agreement and the other Loan Documents and the making of any Loans by the Lenders, regardless of any investigation made by the Administrative Agent or any other Credit Party or on their behalf and notwithstanding that the Administrative Agent or other Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended, (iii) shall continue in full force and effect until such time as this Guaranty has been terminated or released in accordance with Section 9 hereof, and (iv) shall be reinstated to the extent required by Section 9 hereof. The provisions of Section 9 hereof shall survive and remain in full force and effect regardless of the repayment of the Guaranteed Obligations or the termination of this Guaranty or any provision hereof.
     (b) Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     15. Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty.
     16. Headings. Section headings used herein are for convenience of reference only, are not a part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.
     17. Rules of Interpretation. The rules of interpretation specified in Sections 1.02 through 1.07 of the Credit Agreement shall be applicable to this Guaranty.
     18. Jurisdiction; Waiver of Venue; Consent to Service of Process.
     (a) EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE

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JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 18. EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR OR ANY CREDIT PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (d) EACH OF THE GUARANTORS AGREES THAT IT WILL BRING ANY ACTION ASSERTING ANY CLAIM OR COUNTERCLAIM AGAINST ANY CREDIT PARTY ARISING UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION; PROVIDED HOWEVER, THAT, IN THE EVENT THAT ANY CREDIT PARTY BRINGS AN ACTION ASSERTING A CLAIM AGAINST ANY GUARANTOR ARISING UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN A COURT OF COMPETENT JURISDICTION OTHER THAN ONE OF THOSE REFERENCED HEREIN, SUCH GUARANTOR SHALL BE ENTITLED TO ASSERT ANY COMPULSORY COUNTERCLAIM RELATED THERETO IN THE SAME COURT.
     19. Waiver of Jury Trial. EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GUARANTORS AND EACH CREDIT PARTY, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS

6

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

7

     IN WITNESS WHEREOF, each of the undersigned Guarantors has duly executed this Guaranty as of the day and year first above written.

GUARANTORS:	QUIKSILVER, INC.
By:
Name:
Title:

DC SHOES, INC.
By:
Name:
Title:

QS WHOLESALE, INC.
By:
Name:
Title:

QS RETAIL, INC.
By:
Name:
Title:

HAWK DESIGNS, INC.
By:
Name:
Title:

MERVIN MANUFACTURING, INC.
By:
Name:
Title:

Exhibit F
SECURITY AGREEMENT
     SECURITY AGREEMENT (this “Agreement”), dated as of July 31, 2009, by and among (a) Quiksilver Americas, Inc. (the “Borrower”), (b) each of the Persons listed on Schedule I hereto (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively with any other Person now or hereafter party hereto as a Guarantor, as the “Grantors”), and (c) Rhône Group L.L.C., acting in its capacity as sub-agent (in such capacity, the “Collateral Agent”) for (i) the U.S. Administrative Agent (as defined herein) for the ratable benefit of the U.S. Credit Parties (as defined herein) and (ii) the Euro Administrative Agent (as defined herein) for the ratable benefit of the Euro Credit Parties (as defined herein), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
WITNESSETH:
     WHEREAS, reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”) and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower, upon the terms and subject to the conditions specified in the Credit Agreement;
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty); and
     WHEREAS, reference is also made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);
     WHEREAS, the U.S. Administrative Agent and the Euro Administrative Agent have appointed Rhône Group L.L.C. to act as their sub-agent pursuant to the terms of the Collateral Agency Agreement, dated the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the Collateral Agent, the U.S. Administrative Agent and the Euro Administrative Agent; and
     WHEREAS, the obligations of the U.S. Lenders and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure the Secured Obligations (as defined herein).
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and the Collateral Agent, on behalf of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, hereby agree as follows:
ARTICLE 1
Definitions
     SECTION 1.01 Generally. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, any or all of the perfection or priority, or the effect of perfection or non-perfection, of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
     SECTION 1.02 Definition of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:
     “Accessions” shall have the meaning given that term in the UCC.
     “Account” shall have the meaning given that term in the UCC.
     “Account Debtor” shall have the meaning given that term in the UCC.
     “Collateral Agent’s Rights and Remedies” shall have the meaning assigned to such term in SECTION 8.08(a) of this Agreement.
     “Blue Sky Laws” shall have the meaning assigned to such term in SECTION 6.01(c) of this Agreement.
     “Borrower” shall have the meaning assigned to such term in the preamble of this Agreement.
     “Chattel Paper” shall have the meaning given that term in the UCC.
     “Collateral” shall mean all: (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims (including, but not limited to, those Commercial Tort Claims listed on Schedule 3.07 hereto), (d) Deposit Accounts and Money, (e) Documents, (f) Equipment, (g) Financial Assets, (h) Fixtures, (i) General Intangibles, (j) Goods, (k) Instruments, (l) Inventory, (m) Investment Property, (n) Letters of Credit and Letter-of-Credit Rights, (o) Software, (p) Supporting Obligations, (q) policies and certificates of insurance, (r) all books, records, and information relating to any of the foregoing (a) through (q) or evidencing any Grantor’s assets or liabilities, and all property in which such books, records, and information are stored, recorded and maintained, (s) all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing (a) through (r) or otherwise, (t) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (a) through (s), (u) any of the foregoing, whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, wherever located, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing and (v) and all other personal property of each Grantor; provided, however, that the Collateral shall not include, and the Security Interest shall not attach to, any Excluded Assets.
     “Collateral Agency Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “Commercial Tort Claim” shall have the meaning given that term in the UCC.
     “Commodity Account” shall have the meaning given that term in the UCC.
     “Commodity Intermediary” shall have the meaning given that term in the UCC.
     “Control” shall have the meaning given that term in the UCC.
     “Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Credit Parties” shall mean the U.S. Credit Parties and the Euro Credit Parties.
     “Deposit Account” shall have the meaning given that term in the UCC and shall also include all demand, time, savings, passbook, or similar accounts maintained with a bank (as defined in the UCC).
     “Documents” shall have the meaning given that term in the UCC.
     “Electronic Chattel Paper” shall have the meaning given that term in the UCC.
     “Equipment” shall mean “equipment”, as defined in the UCC, and shall also include Accessions or additions thereto.
     “Euro Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Euro Credit Party” and “Euro Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Euro Term Loan Agreement), respectively.
     “Euro Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

     “Event of Default” means an Event of Default under the Credit Agreement or under the Euro Term Loan Agreement.
     “Excluded Assets” shall mean (a) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property rights of such Grantor of any nature to the extent the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor under such lease, license, contract, agreement, asset or property right or result in such Grantor’s loss of use of such asset or property right or (ii) a breach or termination pursuant to the terms of such lease, license, contract or agreement, or a default under, any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the bankruptcy code) or principles of equity), (b) any lease, license, contract, or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property right of any nature to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), (c) any application for trademarks and service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b), only to the extent that the grant of a security interest therein would result in the abandonment, invalidation or unenforceability of such application or rights hereunder and only until evidence of the use of such trademark or service mark in commerce, as defined in 15 U.S.C. Section 1127, is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or 1(d), following which filing all such applications shall automatically become Collateral and (d) any Excluded Equity Interests; provided, however, that any Equity Interests in QS Mexico Holdings shall not constitute “Excluded Assets”.
     “Excluded Deposit Accounts” means (i) any Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments in the ordinary course of business to or for the benefit of the Grantor’s salaried employees, (ii) any Deposit Account the balance of which is swept at the end of each Business Day into a Deposit Account subject to a control agreement among the Grantor, the depository bank and the Collateral Agent that establishes the Collateral Agent’s control over such Deposit Account, so long as such daily sweep is not terminated or modified without the consent of the Collateral Agent, and (iii) Deposit Accounts not otherwise subject to clauses (i) and (ii) of this definition that do not at any time have more than $1,500,000 on deposit in the aggregate for all such Deposit Accounts.
     “Excluded Equity Interests” means any Equity Interest or group of Equity Interests issued by any Foreign Subsidiary other than 66% of voting equity interests of European Borrower.
     “Financial Asset” shall have the meaning given that term in the UCC.
     “Financing Statement” shall have the meaning given that term in the UCC.
     “Fixtures” shall have the meaning given that term in the UCC.
     “General Intangibles” shall have the meaning given that term in the UCC, including, without limitation, all: Payment Intangibles; rights to payment for credit extended; credit memoranda in favor of any Grantor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; customer lists; goodwill; causes of action; judgments; rights to collect payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Grantor to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; technical data; tapes, disks, semi-conductors chips and printouts; IP Collateral; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by or credit extended or services performed, by any Grantor, whether intended for an individual customer or the general business of any Grantor, or used or useful in connection with research by any Grantor.
     “Goods” shall have the meaning given that term in the UCC.
     “Grantor” and “Grantors” shall have the meaning assigned to such terms in the preamble of this Agreement.
     “Guarantor” and “Guarantors” shall have the meaning assigned to such terms in the preamble of this Agreement.
     “Guaranty” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Instruments” shall have the meaning given that term in the UCC.
     “Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business, whether or not the Goods of said description are in transit, returned, repossessed or rejected.
     “Investment Property” shall have the meaning given that term in the UCC.
     “IP Collateral” shall have the meaning given that term in the Intellectual Property Security Agreement.
     “Intellectual Property” shall have the meaning given that term in the Intellectual Property Security Agreement.
     “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A hereto.
     “Letter-of-Credit Right” shall have the meaning given that term in the UCC and shall also mean any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded, or is at the time entitled to demand, payment or performance.
     “Letters of Credit” shall have the meaning given that term in the UCC.

     “Money” shall have the meaning given that term in the UCC.
     “Payment Intangible” shall have the meaning given that term in the UCC and shall also mean any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.
     “Proceeds” shall have the meaning given that term in the UCC.
     “Secured Obligations” shall mean, collectively, (a) the Obligations (as defined in the Credit Agreement) and (b) the Obligations (as defined in the Euro Term Loan Agreement) solely of the Euro Borrower.
     “Securities Act” shall have the meaning assigned to such term in SECTION 6.01(c) of this Agreement.
     “Securities Account” shall have the meaning given that term in the UCC.
     “Securities Intermediary” shall have the meaning given that term in the UCC.
     “Security” shall have the meaning given that term in the UCC.
     “Security Entitlement” shall have the meaning given that term in the UCC.
     “Security Interest” shall have the meaning assigned to such term in SECTION 2.01 of this Agreement.
     “Software” shall have the meaning given that term in the UCC.
     “Supporting Obligation” shall have the meaning given that term in the UCC and shall also refer to a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.
     “U.S. Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “U.S. Credit Party” and “U.S. Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Credit Agreement), respectively.
     “U.S. Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     SECTION 1.03 Rules of Interpretation. The rules of interpretation specified in Sections 1.02 through 1.07 of the Credit Agreement shall be applicable to this Agreement.

ARTICLE 2
Security Interest
     SECTION 2.01 Security Interest. As security for the payment or performance, as the case may be, in full of its respective Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the Collateral (the “Security Interest”). Each Grantor hereby authorizes the Collateral Agent to file in any jurisdiction with any office one or more Financing Statements, amendments to Financing Statements and continuation statements as the Collateral Agent may deem necessary or advisable for the purpose of perfecting, confirming, continuing, or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors, as debtors, and the Collateral Agent, as secured party. Any such Financing Statement may indicate the Collateral as “all assets of the debtor, whether now owned or hereafter acquired or arising”, “all personal property of the debtor, whether now owned of hereafter acquired or arising” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC.
     SECTION 2.02 No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any Credit Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
ARTICLE 3
Representations and Warranties
     Each Grantor represents and warrants to the Collateral Agent, the U.S. Lenders and the Euro Lenders that:
     SECTION 3.01 Non-Contravention. The execution of this Agreement and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under the limited liability company agreement, partnership agreement, charter, by-laws or other governing documents, as applicable, of such Grantor as presently in effect, or any applicable Law respecting such Grantor, or result in the termination or cancellation of or, in any material respect, any default under any indenture, mortgage, deed of trust, deed to secure debt or other agreement or instrument to which such Grantor is a party or by which such Grantor is bound or affected, except where such violations, breaches or defaults, if any, singly or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.02 Title and Authority. Each Grantor has good and valid rights in, and title to, the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Agreement and the performance of its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, other than any consent or approval which has been obtained.

     SECTION 3.03 Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Collateral Agent (for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties) a valid and enforceable security interest in the Collateral securing the payment and performance of the Secured Obligations. In the case of the types of Collateral described in the following clauses (1) through (6), such security interest will be perfected upon (1) in the case of all Collateral in which a security interest can be perfected by filing a UCC financing statement, the completion of the filing of the UCC financing statements and other filings delivered by the Loan Parties to the Collateral Agent on the Closing Date (which are in appropriate form for filing in the applicable offices) in the jurisdictions set forth on Schedule 3.03, (2) in the case of all Intellectual Property that is issued by, or registered or applied for in, the United States Patent and Trademark Office or the United States Copyright Office constituting IP Collateral, the filings described in clause (1) above and the filing and recordation of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office and the Copyright Security Agreement with the United States Copyright Office with respect to each Grantor’s Patents, Trademarks and Copyrights (as such terms are defined in the Intellectual Property Security Agreement) that are issued by, or registered or applied for in the United States Patent and Trademark Office or the United States Copyright Office (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, issued patents and patent applications and copyrights acquired by the Grantors after the date hereof), (3) the execution of an agreement that creates “control” (as defined in Sections 9-104, 9-106 or 8-106 of the UCC, as applicable) in favor of the Collateral Agent with respect to all Deposit Accounts and Securities Accounts, (4) in the case of Letter of Credit Rights, the Collateral Agent obtaining “control” (as defined in Section 9-107 of the UCC), (5) in the case of Money, the Collateral Agent obtaining possession of such Money, and (6) the delivery to the Collateral Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Collateral Agent or in blank. Except as set forth in this section, no action is necessary to perfect the security interest granted by the Grantors under this Agreement in any Collateral other than Collateral consisting of (i) real property, (ii) as-extracted collateral or timber to be cut, (iii) any policy of insurance or interest or claim therein or thereunder, including unearned premiums, (iv) goods subject to a certificate of title statute, (v) Collateral, the validity and/or perfection of which is governed by a state law or federal law other than the UCC or federal laws governing intellectual property, (vi) Collateral consisting of property rights that have arisen under laws of a jurisdiction other that the United States or a state thereof and (vii) Collateral with respect to which actions are required for perfection in jurisdictions other than the United States or a state thereof or the District of Columbia. The Security Interest is and shall be prior to any other Lien on any of the Collateral except for Permitted Encumbrances.
     SECTION 3.04 Absence of Other Liens. The Collateral is owned by the Grantors or the Grantors otherwise have sufficient rights to use the Collateral free and clear of any Lien, except for (i) Permitted Encumbrances or (ii) Liens for which termination statements or releases (or payoff letters providing for the delivery or filing of termination statements or releases) have been delivered to the Collateral Agent on or prior to the date of this Agreement. Except, in each case, for Permitted Encumbrances, no Grantor has (a) filed or consented to the filing of (i) any Financing Statement or analogous document under the UCC or any other applicable Law covering any Collateral, (ii) any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or any foreign equivalent or (iii) any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, or (b)

entered into any agreement in which any Grantor grants Control over any Collateral, which Financing Statement, control agreement or analogous document, assignment, security agreement or similar instrument or other agreement is still in effect.
     SECTION 3.05 Records. As of the date hereof, each Grantor’s exact legal name, jurisdiction of organization and principal place of business or chief executive office is located at the locations set forth on Schedule 3.05(a) hereto. If different from the addresses set forth on Schedule 3.05(a), all other locations in which any Grantor maintains a material portion of any books or records relating to any Collateral of such Grantor is set forth on Schedule 3.05(b) hereto
     SECTION 3.06 Bailees, Warehousemen, Etc. Except as set forth on Schedule 3.06 hereto, as of the date hereof, no Inventory of any Grantor with a value in excess of $1,000,000 is in the care or custody of any third party or stored or entrusted with a bailee or other third party.
     SECTION 3.07 Commercial Tort Claims. As of the date hereof, none of the Collateral consists of a Commercial Tort Claim with a value in excess of $1,000,000, except as set forth on Schedule 3.07 hereto.
     SECTION 3.08 Instruments and Chattel Paper. As of the date hereof, no amounts payable under or in connection with, or consisting of, any of the Collateral are evidenced by any Instrument or Chattel Paper with a value in excess of $1,000,000, other than such Instruments and Chattel Paper listed in Schedule 3.08 hereto. Each Instrument and each item of Chattel Paper listed in Schedule 3.08 hereto has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank.
     SECTION 3.09 Securities Accounts, Commodity Accounts and Deposit Accounts. As of the date hereof, no Grantor has any Securities Accounts, Commodity Accounts or Deposit Accounts other than those listed in Schedule 3.09 hereto.
     SECTION 3.10 Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with, or consisting of, any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction) with a value in excess of $1,000,000, other than such Electronic Chattel Paper and transferable records listed in Schedule 3.10 hereto.
     SECTION 3.11 Intellectual Property. This Agreement is effective to create a valid and continuing Lien on and, upon filing and recordation of the Copyright Security Agreement with the United States Copyright Office and the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office, as applicable, in addition to the filing of all UCC financing statements and other filings described in SECTION 3.03(1), first-priority perfected Lien, subject to Permitted Encumbrances, in favor of the Collateral Agent on each Grantor’s Patents, Trademarks and Copyrights (as such terms are defined in the Intellectual Property Security Agreement) that are issued by, or registered or applied for in the United States Patent and Trademark Office or the United States Copyright Office to the extent perfection in such Collateral can be accomplished by such filings (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications issued patents and patent applications and copyrights acquired by the Grantors after the date hereof). Notwithstanding anything to the contrary herein, the Grantors shall not have any obligation to perfect Liens in the IP Collateral in any jurisdiction other than the United States, Canada and Luxembourg.
     SECTION 3.12 Former names. As of the date hereof, except as set forth in Schedule 3.12 hereto, no Grantor has changed its legal name, jurisdiction of organization or type of organization, or the location of its principal place of business or chief executive office, or merged or consolidated with or into any other person or entity within the past five (5) years.
ARTICLE 4
Covenants
     SECTION 4.01 Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions reasonably necessary or appropriate to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien or claim of any other person (in each case other than Permitted Encumbrances).
     SECTION 4.02 Further Assurances.
     (a) Subject to the limitations and exceptions set forth herein or in any other Loan Document, each Grantor agrees, at its own expense, to execute, acknowledge, promptly deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby or the validity or priority of such Security Interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any Financing Statements or other documents in connection herewith or therewith and the delivery, upon the reasonable request of the Collateral Agent, to the Collateral Agent of statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral. Without limiting the foregoing and subject to the limitations and exceptions set forth herein or in any other Loan Document, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to perfect the Collateral Agent’s Security Interest in all Accounts, Inventory, Deposit Accounts, Investment Property, and the Proceeds therefrom (including causing the Collateral Agent to have Control of any such Collateral to the extent required under the Credit Agreement or the Euro Term Loan Agreement and to the extent perfection in such Collateral can be accomplished by Control), excluding Excluded Assets and Excluded Deposit Accounts.
     (b) Subject to the limitations and exceptions set forth herein or in any other Loan Document, (i) at any time and from time to time, the Collateral Agent shall be entitled to file and/or record any or all such Financing Statements, instruments and documents held by it, and any or all such further Financing Statements, instruments and documents, relative to the Collateral or any part thereof in each instance, and to take all such other actions as the Collateral Agent may reasonably deem appropriate to perfect and to maintain perfected the security interests granted herein and (ii) each Grantor hereby authorizes the Collateral Agent to file one or more

Financing Statements and any continuation statements or amendments thereto, relative to all or any part of the Collateral.
     SECTION 4.03 Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Credit Parties from and against any and all liability for such performance other than any failure arising from the gross negligence, willful misconduct or bad faith of any such indemnified Person.
     SECTION 4.04 Use and Disposition of Collateral. None of the Grantors shall make or permit to be made a collateral assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral or shall grant Control of any Collateral to any Person, in each case except for Permitted Encumbrances. Except for transactions permitted by the Credit Agreement and the Euro Term Loan Agreement, none of the Grantors shall make or permit to be made any transfer of the Collateral.
     SECTION 4.05 Insurance. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent and acting on behalf of the Collateral Agent) during the continuance of any Event of Default as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement or the Euro Term Loan Agreement, as the case may be, or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this SECTION 4.05, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, promptly upon written demand (accompanied by reasonable backup documentation therefor), by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.
     SECTION 4.06 Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value in excess of $1,000,000, such Grantor shall promptly (but, in any event, within thirty (30) Business Days or such longer period of time as Collateral Agent shall agree) notify the Collateral Agent in writing of the details thereof, and such Grantor shall take such actions as the Collateral Agent shall reasonably request in order to grant to the Collateral Agent, for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, a perfected security interest therein and in the Proceeds thereof.
     SECTION 4.07 [Intentionally Omitted].
     SECTION 4.08 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s Security Interest in the

Collateral, each Grantor covenants and agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:
     (a) If any amount then payable under or in connection with any of the Collateral shall become evidenced by, or consist of, any Instrument or Chattel Paper with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than such Instruments and Chattel Paper listed in Schedule 3.08 hereto, the Grantor acquiring such Instrument or Chattel Paper shall promptly (but, in any event, within thirty (30) days after receipt thereof or such longer period of time as Collateral Agent shall agree) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.
     (b) No Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (i) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a control agreement with respect to such Securities Account (including any security entitlements with respect to the financial assets credited to such Securities Account) or Commodity Account, as the case may be or (ii) the aggregate value of investment property held in such Securities Accounts or Commodities Accounts does not exceed $1,000,000 individually and $5,000,000 in the aggregate.
     (c) No Grantor shall hereafter establish and maintain any Deposit Account (other than any Excluded Deposit Account) with any bank unless such bank and such Grantor shall have duly executed and delivered a control agreement with respect to such Deposit Account.
     (d) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities (as defined in the Pledge Agreement), and the risk of loss of, damage to, or the destruction of, the Investment Property and Pledged Securities (except where a court of competent jurisdiction determines by final and nonappealable judgment that such loss, damage or destruction has resulted from the gross negligence or willful misconduct of the Collateral Agent), whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person.
     (e) If any amount payable under or in connection with any of the Collateral shall become evidenced by, or consist of, any Electronic Chattel Paper or any transferable record with an individual face value in excess of $1,000,000 (or, with respect to all such Electronic Chattel Paper or transferable records, an aggregate face value in excess of $5,000,000), other than such Electronic Chattel Paper and transferable records listed in Schedule 3.10 hereto, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and each Grantor shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent Control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record.
     (f) If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued having a face value in an amount in excess of $1,000,000 (or with respect to all such Letters of Credit, having an aggregate face value in an amount in excess of $5,000,000), such Grantor shall promptly notify the Collateral Agent thereof and each Grantor shall, at the request of the Collateral Agent, use commercially reasonable efforts to either (i) pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit and to cause the proceeds of any drawing under such Letter of Credit to be paid directly to the Collateral Agent after the occurrence and during the continuance of any Event of Default, or (ii) pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be paid directly to the Collateral Agent after the occurrence and during the continuance of any Event of Default and applied as provided in the Credit Agreement or the Euro Term Loan Agreement, as the case may be.
     SECTION 4.09 Joinder of Additional Grantors. To the extent required by Section 6.12 of the Credit Agreement, upon any Person becoming a Domestic Subsidiary of any Grantor that is a Wholly Owned Subsidiary of any Loan Party and not an Immaterial Subsidiary, then such Grantor shall, at such Grantor’s expense, cause such Domestic Subsidiary to execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Exhibit A hereto and to comply with the requirements of Section 6.12 of the Credit Agreement, within the time periods specified therein, and, upon such execution and delivery, such Subsidiary shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
ARTICLE 5
Power of Attorney
     SECTION 5.01 Power of Attorney. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the other Credit Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to make any filing described in SECTION 2.01 of this Agreement and such other documents as the Collateral Agent may deem reasonably necessary or desirable to protect or perfect the interest of the Collateral Agent in the Collateral (subject to the limitations and exceptions set forth herein or in any other Loan Document) and (b) upon the occurrence and during the continuance of an Event of Default, (i) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (ii) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral; (iii) to sign the name of any Grantor on any notice to such Grantor’s Account Debtors; (iv) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (v) to sign change of address forms to change the address to which each Grantor’s mail is to be sent to such address as the Collateral Agent shall designate;

(vi) to receive and open each Grantor’s mail, remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of a Grantor, or other legal representative of a Grantor whom the Collateral Agent reasonably determines to be the appropriate person to whom to so turn over such mail; (vii) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (viii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (ix) to take all such action as may be reasonably necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Grantor is a beneficiary; (x) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (xi) in the case of IP Collateral, to execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such IP Collateral, (xii) to use, sublicense, license or transfer any or all General Intangibles of any Grantor, subject to those restrictions to which such Grantor is subject under applicable Law and by contract; (xiii) to cause all Documents (including, without limitation, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title) to name the Collateral Agent as consignee and to obtain control over the Documents; and (xiv) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent was the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any other Credit Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Credit Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of each Grantor for the purposes set forth above is coupled with an interest and, subject to the termination of this Agreement, is irrevocable.
     SECTION 5.02 No Obligation to Act. The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by SECTION 5.01, but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act, except where a court of competent jurisdiction determines by final and nonappealable judgment that the subject act or omission to act has resulted from the gross negligence or willful misconduct of the Collateral Agent. The provisions of SECTION 5.01 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any other Credit Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any other Credit Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by applicable Law or otherwise.
ARTICLE 6
Remedies
     SECTION 6.01 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other applicable Law. In addition, upon the occurrence and during the continuance of an Event of Default, the rights and remedies of the Collateral Agent shall include, without limitation, the right to take any or all of the following actions at the same or different times:
     (a) With respect to any Collateral consisting of Accounts, General Intangibles (including Payment Intangibles), Letter-of-Credit Rights, Instruments, Chattel Paper, Documents, and Investment Property, the Collateral Agent may collect the Collateral with or without the taking of possession of any of the Collateral.
     (b) With respect to any Collateral consisting of Accounts, the Collateral Agent may: (i) demand, collect and receive any amounts relating thereto, as the Collateral Agent may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; (iv) without limiting the Collateral Agent’s rights set forth in SECTION 5.01 hereof, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes.
     (c) With respect to any Collateral consisting of Investment Property, the Collateral Agent may: (i) exercise all rights of any Grantor with respect thereto, including without limitation, the right to exercise all voting and corporate rights at any meeting of the shareholders of the Issuer of any Investment Property and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Investment Property as if the Collateral Agent was the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Investment Property upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer thereof, all without liability except to account for property actually received as provided in SECTION 5.02 hereof; (ii) transfer such Collateral at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to the Secured Obligations; and (iii) demand, sue for, collect or make any compromise or settlement it deems desirable. The Grantors recognize that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77 (as amended and in effect, the “Securities Act”) or the Securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Investment Property were sold at public sales, (c) that neither the Collateral Agent nor any other Credit Party has any obligation to delay sale of any of the Investment Property for the period of time necessary to permit the Investment Property to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Notwithstanding anything herein to the contrary, no Grantor shall be required to register, or cause the registration of, any Investment Property under the Securities Act or any Blue Sky Laws.
     (d) With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.
     (e) With respect to any Collateral consisting of Securities Accounts, Commodity Accounts or Deposit Accounts that are subject to a control agreement, the Collateral Agent may exercise any rights thereunder with respect to such Collateral.
     (f) With or without legal process and with or without prior notice or demand for performance, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by each Grantor and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent. The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Collateral Agent’s taking possession thereof and may render any Collateral unusable to the Grantors. In no event shall the Collateral Agent be liable to any Grantor for use or occupancy by the Collateral Agent of any premises pursuant to this SECTION 6.01, nor for any charge (such as wages for the Grantors’ employees and utilities) incurred in connection with the Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies (as defined herein) hereunder, other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Collateral Agent as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (g) The Collateral Agent may notify any obligors on the Collateral that the Collateral has been assigned to the Collateral Agent and that all payments thereon, or performance with respect thereto, are to be made directly and exclusively to the Collateral Agent.
     (h) The Collateral Agent may require any Grantor to assemble the Collateral and make it available to the Collateral Agent at such Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Collateral Agent and such Grantor.
     (i) The Collateral Agent may require any Grantor to name the Collateral Agent as consignee on any Documents and to furnish the Collateral Agent with control over any such Documents.

     (j) Each Grantor agrees that the Collateral Agent shall have the right, subject to applicable Law, to sell, assign or lease or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.
     (k) The Collateral Agent shall give the Grantors at least ten (10) days’ prior written notice, by authenticated record, of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Grantor agrees that such written notice shall constitute reasonable notification and shall be deemed to satisfy all requirements for notice to such Grantor which are imposed under the UCC or other applicable Law with respect to the exercise of the Collateral Agent’s Rights and Remedies upon the occurrence and during the continuance of an Event of Default. The Collateral Agent shall not be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.
     (l) Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any sale or other disposition, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. If any of the Collateral is sold, leased, or otherwise disposed of by the Collateral Agent on credit, the Secured Obligations shall not be deemed to have been reduced as a result thereof unless and until payment in full is received thereon by the Collateral Agent. In the event that the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and apply the proceeds from such resale in accordance with the terms of SECTION 6.02 of this Agreement.
     (m) At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this SECTION 6.01, the Collateral Agent or any other Credit Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Collateral Agent or such other Credit Party from any Grantor on account of the Secured Obligations as a credit against the purchase price, and the Collateral Agent or such other Credit Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.
     (n) For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. The Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.

     (o) As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.
     (p) To the extent permitted by applicable Law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted, and all claims, damages and demands it may acquire against the Collateral Agent or any Credit Party arising out of the exercise by the Collateral Agent or such Credit Party of any rights hereunder.
     SECTION 6.02 Application of Proceeds. After the occurrence and during the continuance of an Event of Default and acceleration of the Secured Obligations, the Collateral Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, or any Collateral granted under any other of the Security Documents, in accordance with Section 2.5 of the Collateral Agency Agreement (as in effect on the date hereof).
     Upon any sale or other disposition of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or by the officer making the sale or other disposition shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold or otherwise disposed of and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
     SECTION 6.03 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to the provisions of SECTION 6.01 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, each Grantor shall remain liable for any deficiency.
ARTICLE 7
Perfection of Security Interest
     SECTION 7.01 Perfection by Filing. This Agreement constitutes an authenticated record, and each Grantor hereby authorizes the Collateral Agent, pursuant to the provisions of SECTION 2.01 and SECTION 5.01, to file one or more Financing Statements, continuation statements and all other documents or instruments, and amendments thereto, relative to all or any part of the Collateral, in such filing offices as the Collateral Agent shall reasonably deem appropriate (subject to the last sentence of Section 3.11 with respect to IP Collateral), and the Grantors shall pay the Collateral Agent’s reasonable costs and expenses incurred in connection therewith.
     SECTION 7.02 Other Perfection, Etc. Each Grantor shall at any time and from time to time take such steps as the Collateral Agent may reasonably request for the Collateral Agent (a) to the extent required by SECTION 4.08 and subject to any other limitation set forth herein or any other Loan Document, to obtain Control of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper, with any agreements establishing Control to be in form and substance reasonably satisfactory to the Collateral Agent and (b) to the extent required by SECTION 4.08 and subject to any other limitation set forth herein or any other Loan Document, otherwise to insure the continued perfection of the Collateral Agent’s security interest in any of the Collateral with the priority described in Section 3.03 and of the preservation of its rights therein.
     SECTION 7.03 Savings Clause. Nothing contained in this ARTICLE 7 shall be construed to narrow the scope of the Collateral Agent’s Security Interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Collateral Agent’s Rights and Remedies hereunder except (and then only to the extent) as mandated by the UCC.
ARTICLE 8
Miscellaneous
     SECTION 8.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to the Collateral Agent:	Rhône Group L.L.C.
630 Fifth Avenue, 27th Floor
New York, NY 10111
Phone: (212) 218-6700
Fax: (212) 218-6789
Attn: Baudoin Lorans and M. Allison Steiner

If to any Grantor:	c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Phone: (714) 889-2200
Fax: (714) 889-2322
Attention: Chief Financial Officer
     SECTION 8.02 Grant of Non-Exclusive License. Without limiting the provisions of SECTION 6.01 hereof or any other rights of the Collateral Agent as the holder of a Lien on any IP Collateral, at such times as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, and the representatives and independent contractors of the Collateral Agent solely to the extent acting on behalf of the Collateral Agent, a royalty free, non-exclusive, irrevocable license, to use, the IP Collateral (including the right to apply, and affix any trademark, service mark, trade name, logo, or other source identifier constituting IP Collateral and to reasonable access to all media in which any of the IP Collateral may be recorded or stored and to all Software used for the compilation or printout thereof) in which any Grantor now or hereafter has rights, such license to be effective only upon the occurrence and during the continuance of any Event of Default and to be used solely for the purpose of Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or any sale or other disposition of Inventory. The license granted in this SECTION 8.02 shall remain in full force and effect throughout the term of this Agreement; provided that (i) such license shall be subject to the exclusive rights of any licensee under a license permitted under the Credit

Agreement and the Euro Term Loan Agreement granted prior to such Event of Default, and (ii) the quality of any services or products offered under or bearing any source identifiers hereunder will not be materially inferior to the quality of such services or products sold by such Grantor under such source identifiers immediately prior to such Event of Default and such Grantor shall have the right, upon reasonable request, to inspect any such products and services to monitor compliance with such standard.
     SECTION 8.03 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the Euro Term Loan Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Euro Term Loan Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from the Guaranty or any other guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement (other than indefeasible payment in full of the Secured Obligations).
     SECTION 8.04 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     SECTION 8.05 Survival of Agreement. All covenants, agreements, representations and warranties made by each Grantor herein and in any other Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Credit Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such party or on its behalf and notwithstanding that the Collateral Agent or any other Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or the Euro Term Loan Agreement, and shall continue in full force and effect unless terminated in accordance with SECTION 8.14 hereof.
     SECTION 8.06 Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Grantor that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and assigns. This Agreement, when executed and delivered, shall be the valid and binding obligation of each Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of each Grantor, the Collateral Agent and the other Credit Parties and their respective successors and assigns, and shall be enforceable in accordance with its terms, subject to the limitations on enforceability under applicable Law and limitations on the availability of the remedy of specific performance imposed by the application of general equity principles, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such attempted assignment or transfer shall be void) except as permitted by this Agreement, the Credit Agreement or the Euro Term Loan Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
     SECTION 8.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 8.08 Waivers; Amendment.
     (a) The rights, remedies, powers, privileges, and discretions of the Collateral Agent hereunder (herein, the “Collateral Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Collateral Agent in exercising or enforcing any of the Collateral Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Collateral Agent of any Event of Default or Default under any other agreement shall operate as a waiver of any Event of Default or Default arising from any Grantor’s failure to perform or observe any covenant or agreement contained in this Agreement on its part to be performed or observed hereunder. No single or partial exercise of any of the Collateral Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Collateral Agent and any Person, at any time, shall preclude the other or further exercise of the Collateral Agent’s Rights and Remedies. No waiver by the Collateral Agent of any of the Collateral Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Collateral Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Collateral Agent may determine. The Collateral Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations. No waiver of any provisions of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be effected as described in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the parties hereto.
     SECTION 8.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.
     SECTION 8.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 8.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 8.12 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 8.13 Jurisdiction; Waiver of Venue; Consent to Service of Process.
     (a) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE GRANTORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (b) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.01                            . NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (d) EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN, AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
     SECTION 8.14 Termination; Release of Collateral.
     (a) Any Lien upon any Collateral will be released automatically if the Collateral constitutes property that is sold, transferred, or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement (other than a Disposition made pursuant to clause (b) of the definition of Permitted Disposition). Upon at least five (5) Business Days’ prior written request by the Grantors, the Collateral Agent shall execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in this SECTION 8.14(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under applicable Law, expose the Collateral Agent to liability or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Grantor in respect of) all interests in the Collateral retained by any Grantor, including, without limitation, the Proceeds of any sale of the Collateral, all of which shall continue to constitute part of the Collateral.
     (b) Except for those provisions which expressly survive the termination thereof, this Agreement and the Security Interest granted herein shall automatically terminate when all of the Secured Obligations (other than contingent indemnification obligations for which claims have not yet been asserted) have indefeasibly been paid in full in cash or otherwise satisfied, at which time the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements, releases and similar documents that the Grantors shall reasonably request to evidence such termination; provided, however, that this Agreement and the Security

Interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Grantor. Any execution and delivery of termination statements, releases or other documents pursuant to this SECTION 8.14 shall be without recourse to, or warranty by, the Collateral Agent or any other Credit Party.
     SECTION 8.15 Conflict. In the event of a conflict between this Agreement and the Pledge Agreement, the terms of the Pledge Agreement shall control with respect to the Pledged Collateral (as defined in the Pledge Agreement) and the terms of this Agreement shall control with respect to all other Collateral. In the event of a conflict between this Agreement and the Intellectual Property Security Agreement, the terms of the Intellectual Property Security Agreement shall control with respect to the IP Collateral and the terms of this Agreement shall control with respect to all other Collateral.
     SECTION 8.16 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANTORS:	Borrower: QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

Guarantors: QUIKSILVER, INC.
By:
Name:
Title:

DC SHOES, INC.
By:
Name:
Title:

HAWK DESIGNS, INC.
By:
Name:
Title:

MERVIN MANUFACTURING, INC.
By:
Name:
Title:

QS WHOLESALE, INC.
By:
Name:
Title:

QS RETAIL, INC.
By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.
By:
Name:
Title:

SCHEDULE I
Guarantors
1.	Quiksilver, Inc.

2.	DC Shoes, Inc.

3.	Hawk Designs, Inc.

4.	Mervin Manufacturing, Inc.

5.	QS Wholesale, Inc.

6.	QS Retail, Inc.
Schedule I

EXHIBIT A
Form of Joinder Agreement
[Name of New Grantor]
[Address of New Grantor]
[Date]
Rhône Group L.L.C.,
as Collateral Agent
630 Fifth Avenue, 27th Floor
New York, NY 10111
Ladies and Gentlemen:
     Reference is made to the Security Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among (a) Quiksilver Americas, Inc. (the “Borrower”), (b) each of the Persons listed on Schedule I to the Security Agreement (the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively with any other Guarantor now or hereafter party thereto, as the “Grantors”), and (c) Rhône Group L.L.C., acting in its capacity as sub-agent (in such capacity, the “Collateral Agent”) for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties. All capitalized terms used but not defined herein shall have the meanings set forth in the Security Agreement.
     This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                 ] (the “New Grantor”), pursuant to Section 4.09 of the Security Agreement. The New Grantor hereby agrees to be bound as a Guarantor and as a Grantor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Grantor hereby grants and pledges to the Collateral Agent, its successors and assigns, for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Guarantor and Grantor under the Security Agreement. The New Grantor hereby makes each of the representations and warranties (other than representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by the Security Agreement) on and as the date hereof and agrees to each of the covenants applicable to such New Grantor contained in the Security Agreement.
     The New Grantor hereby authorizes the Collateral Agent to file in any jurisdiction with any office one or more Financing Statements, amendments to Financing Statements and continuation statements as the Collateral Agent may deem reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, or protecting the Security Interest granted by New Grantor herein, without the signature of any Grantor, and naming the New Grantor, as debtor, and the Collateral Agent, as secured party. Any such Financing Statement may indicate the Collateral as “all assets of the debtor, whether now owned of hereafter acquired”, “all personal property of the debtor, whether now owned of hereafter acquired” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC.
     Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Grantor. Such supplements shall be deemed to be part of the Security Agreement.
     This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
     THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the New Grantor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW GRANTOR]
By:
Name:
Title:

AGREED TO AND ACCEPTED:
RHÔNE GROUP L.L.C.,
as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

Exhibit G
INTELLECTUAL PROPERTY SECURITY AGREEMENT
     INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”), dated as of July July 31, 2009, by and among (a) Quiksilver Americas, Inc. (the “Borrower”), (b) each of the Persons listed on Schedule I hereto (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively, as the “Grantors”), and (c) Rhône Group L.L.C., as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Credit Parties (as defined herein), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
WITNESSETH:
     WHEREAS, reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”), and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty);
     WHEREAS, reference is also made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à.r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the Guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);
     WHEREAS, the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party and each Euro Credit Party have appointed Rhône Group L.L.C. to act as their collateral agent pursuant to the terms of the Collateral Agency Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party, each Euro Credit Party and the Collateral Agent; and
     WHEREAS, the obligations of the U.S. Lenders and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Grantors of (i) that certain Security Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Grantors party thereto and the Collateral Agent, pursuant to which each Grantor party thereto grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Collateral (as defined herein), and (ii) an agreement in the

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form hereof, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the IP Collateral (as defined herein), in order to secure the Secured Obligations (as defined herein).
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Collateral Agent, on its own behalf and on behalf of the other Credit Parties (and each of their respective successors or assigns), hereby agree as follows:
     SECTION 1. Definitions.
     1.1 Generally. All references herein to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, any or all of the perfection or priority, or the effect of perfection or non-perfection, of the security interest in any IP Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
     1.2 Definition of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:
     “Accessions” shall have the meaning given to such term in the UCC.
     “Borrower” shall have the meaning assigned to such term in the preamble of this Agreement.
     “Collateral” shall have the meaning assigned to such term in the Security Agreement.
     “Collateral Agency Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Collateral Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Copyrights” shall mean all copyrights, arising under the laws of the United States, any other country, or any political subdivision thereof, in each work of authorship or derivative work thereof, whether registered or unregistered and whether published or unpublished, all registrations and applications therefor, and all extensions, restorations and reversions thereof, including the copyright registrations and copyright applications listed on EXHIBIT A annexed hereto and made a part hereof.
     “Copyright Licenses” shall mean all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright.
     “Copyright Office” shall mean the United States Copyright Office or any other federal governmental agency which may hereafter perform its functions.
     “Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

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     “Credit Parties” shall mean the Collateral Agent, the U.S. Administrative Agent, the Euro Administrative Agent, the U.S. Credit Parties, and the Euro Credit Parties.
     “Euro Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Euro Borrower” shall have the meaning assigned to such term in the recitals of this agreement.
     “Euro Credit Party” and “Euro Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Euro Term Loan Agreement), respectively.
     “Euro Guaranty” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Euro Lenders” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Euro Term Loan Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Event of Default” means an Event of Default under the Credit Agreement or under the Euro Term Loan Agreement.
     “Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.
     “Grantor” and “Grantors” shall have the meaning assigned to such terms in the preamble of this Agreement.
     “Guarantor” and “Guarantors” shall have the meaning assigned to such terms in the preamble of this Agreement.
     “Guaranty” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Intellectual Property” shall mean, collectively, each of the items respectively described in SECTION 2(a), (b), (c), (d), (e) and (f) other than any Excluded Assets.
     “IP Collateral” shall have the meaning assigned to such term in SECTION 2 of this Agreement.
     “Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and any other agreement to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Intellectual Property.
     “Material Licenses” shall mean (i) outbound Licenses under which the minimum guaranteed royalty payments to Licensor exceed one million dollars ($1,000,000) per year, or under which royalty payments are reasonably expected by such Grantor to exceed one million dollars ($1,000,000) per year (including any upfront fees amortized over the term of such agreement), and (ii) inbound Licenses material to the business of the Grantors, other than Licenses pursuant to which a Grantor obtains the rights to use generally commercially available software.
     “Patents” shall mean all patents and applications for patents issued or pending under the laws of the United States, any other country, or any political subdivision thereof, and the inventions and improvements therein disclosed, and any and all divisions, revisions, reissues, continuations,

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continuations-in-part, extensions, and reexaminations of said patents including the patents and patent applications and patent applications listed on EXHIBIT B annexed hereto and made a part hereof.
     “Patent Licenses” shall mean all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent.
     “PTO” shall mean the United States Patent and Trademark Office or any other federal governmental agency which may hereafter perform its functions.
     “Proceeds” shall have the meaning given to such term in the UCC.
     “Registered IP Collateral” shall mean all IP Collateral that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
     “Secured Obligations” shall mean, collectively, (a) the Obligations (as defined in the Credit Agreement), and (b) the Obligations (as defined in the Euro Term Loan Agreement) solely of the Euro Borrower.
     “Security Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Security Interest” shall have the meaning assigned to such term in the Security Agreement.
     “Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade dress, trade styles, service marks, brand names, designs, logos, slogans and other source identifiers, whether registered or unregistered, all registrations and applications therefor granted or pending under the laws of the United States, any other country, or any political subdivision thereof, including the trademark and service mark registrations and applications listed on EXHIBIT C annexed hereto and made a part hereof, all common law rights related thereto throughout the world, together with any goodwill of the business connected with, and symbolized by, any of the foregoing.
     “Trademark Licenses” shall mean all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark.
     “U.S. Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “U.S. Credit Party” and “U.S. Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Credit Agreement), respectively.
     “U.S. Lenders” shall have the meaning assigned to such terms in the recitals of this Agreement.
     1.3 Rules of Interpretation. The rules of interpretation specified in Sections 1.02 through 1.07 of the Credit Agreement shall be applicable to this Agreement.
     SECTION 2. Grant of Security Interest. In furtherance and as confirmation of the Security Interest granted by each of the Grantors to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, under the Security Agreement, and as further security for the payment or performance, as the case may be, in full of its respective Secured Obligations, each Grantor hereby

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ratifies such Security Interest and grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following property of each Grantor whether now owned or now due, or in which any Grantor has an interest now, or hereafter acquired, arising, or to become due, or in which any Grantor obtains any interest and all products, Proceeds, substitutions, Accessions of or to the following property (collectively, the “IP Collateral”):
     (a) all Copyrights and Copyright Licenses;
     (b) all Patents and Patent Licenses;
     (c) all Trademarks and Trademark Licenses;
     (d) all other Licenses;
     (e) all renewals of any of the foregoing;
     (f) all trade secrets, know-how and other proprietary information; inventions (whether or not patentable) and all improvements thereto; industrial design applications and registered industrial designs; mask works and semiconductor chip rights; intellectual property rights in books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, and databases and other compilations of information; and all other intellectual property, industrial and similar proprietary rights throughout the world;
     (g) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, dilutions or other violations thereof;
     (h) the right to sue for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing, and any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit); and
     (i) all of the Grantors’ rights of priority and protection corresponding to any of the foregoing throughout the world;
provided, however, that the IP Collateral shall not include, and the Security Interest and the security interest granted hereunder shall not attach to, any Excluded Assets.
     SECTION 3. Protection of Intellectual Property By Grantors. Each of the Grantors shall undertake the following with respect to the Intellectual Property:
     (a) Give the Collateral Agent written notice along with the monthly notice provided pursuant to Section 5(b), with reasonable detail, following the occurrence of a Responsible Officer of such Grantor’s knowing (i) that any application, registration or issuance of the Registered IP Collateral owned by such Grantor or of the Intellectual Property licensed to such Grantor in a Material License has become forfeited, abandoned or dedicated to the public, or invalidated in a way that is non-revivable, or (ii) of any adverse determination on the merits in any proceeding in the United States in any court or in the PTO before the Trademark Trial and Appeal Board or the Board of Patent Appeals and Interferences, or any other body that may

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hereafter perform the functions of either, or in any foreign equivalent in Canada, regarding such Grantor’s ownership of Intellectual Property, or the validity or enforceability of any Intellectual Property owned by such Grantor, or such Grantor’s right to register Intellectual Property or to own and maintain any registration, or any application for registration, of any Intellectual Property, except, in either the case of (i) or (ii) , to the extent that such Intellectual Property is no longer used or, in such Grantor’s reasonable business judgment, useful, in the conduct of such Grantor’s business in a manner that is material.
     (b) At the Grantors’ sole cost, expense, and risk (i) pay all renewal fees and other fees and costs associated with maintaining the registrations and applications for the Registered IP Collateral owned by such Grantor and with the processing and prosecution of such registrations and applications for the Registered IP Collateral owned by such Grantor, (ii) take all other commercially reasonable actions necessary or, while an Event of Default exists, reasonably requested by the Collateral Agent, to maintain each registration and issuance of the Registered IP Collateral owned by such Grantor (including the filing of applications for renewal, affidavits of use, and affidavits of incontestability), and (iii) perform the actions required in (i) and (ii) to the extent that such Grantor has the obligation to do so under a Material License, except, in each case of (i), (ii), and (iii), to the extent that such Registered IP Collateral or such registered or applied-for Intellectual Property licensed to such Grantor pursuant to such Material License is no longer used or, in such Grantor’s reasonable business judgment, useful, in the conduct of such Grantor’s business in a manner that is material. At the Grantors’ sole cost, expense, and risk, take all commercially reasonable actions necessary or, while an Event of Default exists, reasonably requested by the Collateral Agent, to prevent any of the Registered IP Collateral owned by such Grantor from becoming forfeited, abandoned, dedicated to the public, or invalidated, except, in each case, to the extent that such Registered IP Collateral is no longer used or, in such Grantor’s reasonable business judgment, useful, in the conduct of such Grantor’s business in a manner that is material.
     (c) At the Grantors’ sole cost, expense, and risk, take all commercially reasonable actions necessary or, while an Event of Default exists, reasonably requested by the Collateral Agent, to pursue the processing and prosecution of each application for registration of the Registered IP Collateral owned by such Grantor and not unreasonably abandon or delay any such efforts, except, in each case, to the extent that such Registered Intellectual Property is no longer used or, in such Grantor’s reasonable business judgment, useful, in the conduct of such Grantor’s business in a manner that is material.
     (d) At the Grantors’ sole cost, expense, and risk, take any and all actions which the Grantors reasonably deem necessary or desirable under the circumstances or, while an Event of Default exists, reasonably requested by the Collateral Agent, to protect the Intellectual Property owned by such Grantor from infringement, misappropriation, dilution or any other violation, including prosecuting and defending infringement, misappropriation and dilution actions and opposition, interference and cancellation proceedings, seeking injunctive relief and recovering any and all damages, except, in each case, to the extent that such Intellectual Property is no longer used or, in such Grantor’s reasonable business judgment, useful, in the conduct of such Grantor’s business in a manner that is material.
     (e) Not to, and not to cause its licensees to, knowingly infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner that is reasonably likely to have an adverse effect on the business of the Grantors, in any material respect.

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     (f) Maintain, in all material respects, the quality of products and services offered under any material trademark or service mark at a level that is equal to or better than the level of quality associated with such products and services as of the date hereof, unless the Grantor that owns the applicable material trademark or service mark determines in its reasonable business judgment that the standard of quality shall be modified, and take reasonable measures to ensure that all licensed users of such trademarks or service marks employ substantially similar standards of quality.
     (g) Use its Intellectual Property with all notices of registration and all other legends required by applicable Intellectual Property Laws, except to the extent that not using such notices and legends will not invalidate such Grantor’s material Intellectual Property or result in such Grantor’s loss of its ownership rights therein.
     (h) To the extent that such Grantor, in its reasonable business judgment, deems appropriate in the operation of such Grantor’s business, collect all amounts that are due, or that become due, to such Grantor that consist of royalty payments or other license fees under the outbound Material Licenses to which it is a party, provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify, or to require such Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created herein.
     (i) Use commercially reasonable efforts to secure all consents and approvals necessary for the grant of a security interest therein to the Collateral Agent of any Material License entered into after the Closing Date.
     SECTION 4. Grantors’ Representations and Warranties. In addition to any representations and warranties contained in any of the other Loan Documents, each Grantor represents and warrants that:
     (a) EXHIBIT A is a true, correct and complete list, as of the date hereof, of all Copyrights which are the subject of a registration or a pending application for registration with the Copyright Office or any foreign equivalent and are (i) owned by such Grantor; or (ii) licensed to such Grantor pursuant to a Material License, noting in the case of both (i) and (ii) the relevant registration or application number and the applicable filing jurisdiction (but only to the extent that the Material License provides such information), and, in the case of (ii), the title of the Material License, the parties to such Material License and the date of such Material License.
     (b) EXHIBIT B is a true, correct and complete list, as of the date hereof, of all Patents which are issued by or the subject of a pending application with the PTO or any foreign equivalent and are (i) owned by such Grantor; or (ii) licensed to such Grantor pursuant to a Material License, noting in the case of both (i) and (ii) the relevant registration or application number and the applicable filing jurisdiction (but only to the extent that the Material License provides such information) and, in the case of (ii), the title of the Material License, the parties to such Material License and the date of such Material License.
     (c) EXHIBIT C is a true, correct and complete list, as of the date hereof, of all Trademarks which are issued by or the subject of a pending application with the PTO or any foreign equivalent and are (i) owned by such Grantor; or (ii) licensed to such Grantor pursuant to a Material License, noting in the case of both (i) and (ii) the relevant registration or application number and the applicable filing jurisdiction (but only to the extent that the Material License provides such information), and, in the case of (ii), the title of the Material License, parties to such Material License and the date of such Material License.

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     (d) To the knowledge of such Grantor, all of the rights of such Grantor in and to the Intellectual Property owned by such Grantor that are currently used in such Grantor’s business, in any material respect, are valid and enforceable and all of such Grantor’s registrations and applications for Registered IP Collateral are subsisting, except those that are not currently used in such Grantor’s business in any material respect.
     (e) Such Grantor owns, or is licensed or otherwise has sufficient rights to use, all Intellectual Property necessary for or used in the conduct of its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no claim made in writing, litigation, arbitration, opposition, cancellation or proceeding has been asserted and is pending, or to the knowledge of such Grantor, threatened, by any Person against such Grantor (i) challenging the Grantor’s use, or licensed right to use any Intellectual Property, (ii) challenging the Grantor’s ownership of, or the validity, registerability, or enforeceability of any Intellectual Property, or (iii) concerning the Grantor’s infringement, dilution, misappropriation or other violation of any Intellectual Property, in each case, that would reasonably be expected to have a Material Adverse Effect, other than such actual or threatened claims, litigations, arbitrations, oppositions, cancellations or proceedings listed in Schedule II hereto. To the knowledge of such Grantor, (i) neither the use by such Grantor of the Intellectual Property nor the conduct of such Grantor’s business as currently conducted infringes, misappropriates, dilutes or otherwise violates the rights of any Person, and (ii) no other Person is infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property right of such Grantor, in each case, in any manner that would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no order, award, holding, decision or judgment or decree has been rendered by any Governmental Authority against such Grantor which would limit or cancel such Grantor’s rights in any of the Intellectual Property, in each case, in any manner that would reasonably be expected to have a Material Adverse Effect.
     (f) Except as set forth on Schedule III, none of the Material Licenses set forth on EXHIBITS A, B or C constitute Excluded Assets or requires any consent for the grant of the security interest in the Grantor’s rights under such Material License granted hereunder.
     (g) To the knowledge of such Grantor (i) each Material License is valid, binding and in full force and effect, and (ii) such Grantor is not in material breach or default and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under any such Material License. No party to any Material License has given such Grantor notice of a material breach or default under any such Material License, which breach or default has not been cured, or of its intention to terminate or cancel any such Material License or convert such Material License to a non-exclusive license.
     (h) Such Grantor takes reasonable measures to protect the secrecy and confidentiality of all material trade secrets owned or held by such Grantor (including having a policy requiring officers, director and employees, and all other Persons with access to material trade secrets owned or held by such Grantor to maintain the confidentiality of such material trade secrets). To the knowledge of such Grantor, such material trade secrets have not been disclosed to any third party except pursuant to valid and appropriate non-disclosure agreements or pursuant to operation of law.
     (i) The execution of this Agreement and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under the limited liability company agreement, partnership agreement, charter, by-laws or other governing documents, as applicable, of such Grantor as presently in effect, or any applicable Law respecting

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such Grantor, or result in the termination or cancellation of or, in any material respect, any default under any indenture, mortgage, deed of trust, deed to secure debt or other agreement or instrument to which such Grantor is a party or by which such Grantor is bound or affected, except where such violations, breaches or defaults, if any, singly or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5. Agreement Applies to Future Intellectual Property.
     (a) All of the provisions of this Agreement shall automatically apply to any ownership and other rights in and to additional IP Collateral obtained or acquired by any Grantor after the date hereof, all of which shall be deemed to be and treated as “IP Collateral” within the meaning of this Agreement.
     (b) Within five (5) days after the end of each calendar month, each Grantor shall notify the Collateral Agent of any (i) issued patents, patent applications, and (ii) registrations and applications for copyrights and trademarks, in which the Grantor obtains ownership or joint ownership during such calendar month, and any Material License granted to a Grantor during such calendar month (in each case, other than with respect to any Registered IP Collateral or Material License for which the Grantors have already provided the Collateral Agent notice pursuant to this SECTION 5(b), Section 6.02 of the Credit Agreement or Section 6.02 of the Euro Term Loan Agreement).
     SECTION 6. Further Documentation and Perfection. Each of the Grantors shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any IP Collateral and shall, at Grantor’s sole cost, expense and risk, duly file and record all such agreements, instruments, documents and papers as required under applicable Law to perfect the Collateral Agent’s security interest in any IP Collateral arising under the laws of the United States, Canada or Luxembourg (including filing and/or recordation of UCC Financing Statements with the appropriate filing offices, the recording of the Patent Security Agreement, the Trademark Security Agreement with the PTO and the Copyright Security Agreement with the Copyright Office, and the taking of any actions and the filing and recording of any documents necessary to perfect the security interest in IP Collateral in Canada and Luxembourg (including with respect to IP Collateral registered or pending in the Benelux Office of Intellectual Property)), and each of the Grantors hereby constitutes the Collateral Agent as its attorney-in-fact to execute and file (at such Grantor’s expense) all such writings for the foregoing purposes, all such acts of such attorney being hereby ratified and confirmed; provided, however, that the Collateral Agent’s taking of such action shall not be a condition to the creation or perfection of the security interest created hereby.
     SECTION 7. Grantors’ Rights To Enforce Intellectual Property. Except while an Event of Default exists and then until such time as the Collateral Agent provides notice to the contrary, the Grantors shall have the exclusive right to sue for past, present and future infringement of the IP Collateral, including the right to seek injunctions and/or money damages in an effort by the Grantors to protect the IP Collateral against infringement, misappropriation, dilution or other violation by third parties; provided, however, that:
     (a) Any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit) shall constitute IP Collateral.

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     (b) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, by prior written notice to the Grantors, may terminate or limit the Grantors’ rights under this SECTION 7.
     SECTION 8. Collateral Agent’s Actions To Protect IP Collateral. In the event of the occurrence and during the continuance of any Event of Default, the Collateral Agent, acting in its own name or in that of any Grantor, may (but shall not be required to) act in any Grantor’s place and stead and/or in the Collateral Agent’s own right in connection with any reasonable actions necessary to protect the IP Collateral.
     SECTION 9. Rights Upon Default. Upon the occurrence and during the continuance of an Event of Default, in addition to all other rights and remedies under this Agreement and the other Loan Documents, the Collateral Agent may exercise all rights and remedies of a secured party under the UCC or other applicable Law, with respect to the IP Collateral, in addition to which the Collateral Agent may sell, license, assign, transfer, or otherwise dispose of the IP Collateral, subject to those restrictions to which such Grantor is subject under applicable Law and by contract. Any person may conclusively rely upon an affidavit of an officer of the Collateral Agent that an Event of Default has occurred and that the Collateral Agent is authorized to exercise such rights and remedies.
     SECTION 10. Collateral Agent As Attorney-In-Fact.
     (a) Each of the Grantors hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated on behalf of the Collateral Agent) as and for such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the other Credit Parties:
     (i) To supplement and amend from time to time EXHIBITS A, B and C of this Agreement to include any newly applied for, registered, issued or acquired Registered IP Collateral of such Grantor, or any Intellectual Property licensed to such Grantor pursuant to a Material License which is the subject of a registration, issuance or application with the PTO or Copyright Office or any foreign equivalent.
     (ii) To execute, file and record or have recorded any all agreements, instruments, documents and papers (including the filing of UCC Financing Statements with the appropriate filing offices, all Patent Security Agreements and Trademark Security Agreements with the PTO and all Copyright Security Agreements with the Copyright Office), to evidence the Collateral Agent’s security interest in any IP Collateral.
     (iii) Following the occurrence and during the continuance of any Event of Default, to exercise any of the rights and remedies referenced herein or in any other Loan Document.
     (iv) Following the occurrence and during the continuance of any Event of Default, to exercise its rights under the license granted in Section 8.02 of the Security Agreement.
     (v) Following the occurrence and during the continuance of any Event of Default, to execute all such instruments, documents, and papers as the Collateral Agent

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reasonably determines to be necessary or desirable in connection with the exercise of such rights and remedies and to cause the sale, license, assignment, transfer, or other disposition of the Intellectual Property, subject to those restrictions to which such Grantor is subject under applicable Law and by contract.
     (b) The power of attorney granted herein, being coupled with an interest, shall be irrevocable until this Agreement is terminated in writing by a duly authorized officer of the Collateral Agent.
     SECTION 11. Collateral Agent’s Rights. Any use by the Collateral Agent of the IP Collateral, as authorized hereunder in connection with the lawful exercise of the Collateral Agent’s rights and remedies under this Agreement or any other Loan Document shall be coextensive with the applicable Grantor’s rights thereunder and with respect thereto and without any liability for royalties or other related charges.
     SECTION 12. Security Agreement. It is intended that the security interest granted pursuant to this Agreement is granted as a supplement to, and not in limitation of, the Security Interest granted to the Collateral Agent, for the ratable benefit of the Credit Parties, under the Security Agreement. All provisions of the Security Agreement (including the rights, remedies, powers, privileges and discretions of the Collateral Agent thereunder) shall apply to the IP Collateral. In the event of a conflict between this Agreement and the Security Agreement, the terms of this Agreement shall control with respect to the IP Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.
     SECTION 13. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest in the IP Collateral granted pursuant to this Agreement and the rights and remedies created hereby or the validity or priority of such security interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith. Notwithstanding anything to the contrary herein, the Grantors shall not have any obligation to perfect Liens in the IP Collateral in any jurisdiction other than the United States, Canada and Luxembourg.
     SECTION 14. Termination; Release of IP Collateral.
     (a) Any Lien upon any IP Collateral will be released automatically if the IP Collateral constitutes property that is sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement (other than a Disposition made pursuant to clause (b) or (e) of the definition of Permitted Disposition). Upon at least five (5) Business Days’ prior written request by a Grantor, the Collateral Agent shall execute such documents as may be necessary to evidence the release of the Liens upon any IP Collateral described in this SECTION 14(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released).

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     (b) Except for those provisions which expressly survive the termination thereof, this Agreement and the security interest granted herein shall automatically terminate when all of the Secured Obligations (other than contingent indemnification obligations for which claims have not yet been asserted) have been indefeasibly paid in full in cash or otherwise satisfied, at which time the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements, releases and similar documents that the Grantors shall reasonably request to evidence such termination; provided, however, that this Agreement, and the security interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Grantor. Any execution and delivery of termination statements, releases or other documents pursuant to this SECTION 14 shall be without recourse to, or warranty by, the Collateral Agent or any other Credit Party.
     SECTION 15. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 5.3 of the Collateral Agency Agreement.
     SECTION 16. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Grantor that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and assigns. This Agreement, when executed and delivered, shall be the valid and binding obligation of each Grantor and the Collateral Agent and their respective successors and assigns enforceable in accordance with its terms, subject to the limitations on enforceability under applicable Law and limitations on the availability of the remedy of specific performance imposed by the application of general equity principles, and shall inure to the benefit of each Grantor, the Collateral Agent and the other Credit Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the IP Collateral (and any such attempted assignment or transfer shall be void) except as permitted by this Agreement, the Credit Agreement or the Euro Term Loan Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
     SECTION 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

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     SECTION 19. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 20. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 21. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 22. Jurisdiction; Waiver of Venue; Consent to Service of Process.
     (a) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE GRANTORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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     (c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.3 OF THE COLLATERAL AGENCY AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (d) EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN, AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
     SECTION 23. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens, security interests and pledges granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GRANTORS:	Borrower: QUIKSILVER AMERICAS, INC.

By:
Name:
Title:

Guarantors: QUIKSILVER, INC.

By:
Name:
Title:

DC SHOES, INC.

By:
Name:
Title:

HAWK DESIGNS, INC.

By:
Name:
Title:

MERVIN MANUFACTURING, INC.

By:
Name:
Title:

QS WHOLESALE, INC.

By:
Name:
Title:

Signature Page to Intellectual Property Security Agreement

QS RETAIL, INC.

By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.

By:
Name:
Title:

Signature Page to Intellectual Property Security Agreement

SCHEDULE I to Intellectual Property Security Agreement
Guarantors
1. Quiksilver, Inc.
2. DC Shoes, Inc.
3. Hawk Designs, Inc.
4. Mervin Manufacturing, Inc.
5. QS Wholesale, Inc.
6. QS Retail, Inc.
[Schedule I to Intellectual Property Agreement]

Exhibit H
PLEDGE AGREEMENT
     PLEDGE AGREEMENT (this “Agreement”), dated as of July 31, 2009, by and among (a) Quiksilver Americas, Inc. (the “Borrower”), (b) each of the Persons listed on Schedule I hereto (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Pledgor” and, collectively, as the “Pledgors”), and (c) Rhône Group L.L.C., acting in its capacity as sub-agent (in such capacity, the “Collateral Agent”) for (i) the U.S. Administrative Agent (as defined herein) for the ratable benefit of the U.S. Credit Parties (as defined herein) and (ii) the Euro Administrative Agent (as defined herein) for the ratable benefit of the Euro Credit Parties (as defined herein), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
WITNESSETH:
     WHEREAS, reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”), and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor party thereto guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty);
     WHEREAS, reference is also made to that certain Credit Agreement, July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
     WHEREAS, reference is also made to that certain Guaranty, dated as of July 31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);
     WHEREAS, the U.S. Administrative Agent, the Euro Administrative Agent have appointed Rhône Group L.L.C. to act as their sub-agent pursuant to the terms of the Collateral Agency Agreement, dated the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the Collateral Agent, the U.S. Administrative Agent and the Euro Administrative Agent; and
     WHEREAS, the obligations of the U.S. Lenders and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Pledgors of (i) that certain Security Agreement, dated as of July

31, 2009 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Pledgors and the Collateral Agent, pursuant to which each Pledgor grants to the Collateral Agent (for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties) a security interest in and to the Collateral (as defined herein), and (ii) this Agreement, pursuant to which each Pledgor grants to the Collateral Agent (for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties) a security interest in and to the Pledged Collateral (as defined herein), in order to secure the Secured Obligations (as defined herein).
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, each Pledgor and the Collateral Agent, on behalf of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, hereby agree as follows:
SECTION 1
Definitions
     1.1 Generally. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, any or all of the perfection or priority, or the effect of perfection or non-perfection, of the security interest in any Pledged Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
     1.2 Definitions of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:
     “Agreement” shall have the meaning assigned to such term in the preamble of this Agreement.
     “Blue Sky Laws” shall have the meaning assigned to such term in Section 7.7 of this Agreement.
     “Collateral” shall have the meaning assigned to such term in the Security Agreement.
     “Collateral Agency Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “Credit Parties” shall mean the U.S. Credit Parties and the Euro Credit Parties.

     “Euro Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “Euro Credit Party” and “Euro Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Euro Term Loan Agreement), respectively.
     “Euro Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “Event of Default” means an Event of Default under the Credit Agreement or under the Euro Term Loan Agreement.
     “Excluded Assets” shall mean (a) means any Equity Interest or group of Equity Interests issued by any Foreign Subsidiary (other than 66% of the voting equity interests of European Borrower), (b) any contract or agreement to which any Pledgor is a party (including any of its rights or interests thereunder) or any asset or property rights of such Pledgor of any nature to the extent the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Pledgor under such contract, agreement, asset or property right or result in such Pledgor’s loss of use of such asset or property right or (ii) a breach or termination pursuant to the terms of such contract, agreement, asset or property right or a default under, any such contract, asset, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the bankruptcy code) or principles of equity), (b) any contract or agreement to which any Pledgor is a party (including any of its rights or interests thereunder) or any asset or property right of any nature to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity); provided, however, that (i) any Equity Interests in QS Mexico Holdings and (ii) the certificates (and equity interests represented thereby) on Schedule II hereto shall not constitute “Excluded Assets”.
     “Financing Statement” shall have the meaning assigned to such term in the UCC.
     “Guaranty” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “Issuer” shall have the meaning assigned to such term in Section 2.1 of this Agreement.
     “Pledged Collateral” shall have the meaning assigned to such term in Section 2.4 of this Agreement.
     “Pledged Securities” shall have the meaning assigned to such term in Section 2.1 of this Agreement.
     “Pledgor” and “Pledgors” shall have the meaning assigned to such term in the preamble of this Agreement.

     “Secured Obligations” shall mean, collectively, (i) the “Obligations” (as defined in the Credit Agreement) and (ii) the “Obligations” (as defined in the Euro Term Loan Agreement) solely of the Euro Borrower.
     “Securities Act” shall have the meaning assigned to such term in Section 7.7 of this Agreement.
     “Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     “U.S. Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.
     “U.S. Credit Party” and “U.S. Credit Parties” shall mean “Credit Party” and “Credit Parties” (each as defined in the Credit Agreement), respectively.
     “U.S. Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.
     1.3 Rules of Interpretation. The rules of interpretation specified in Sections 1.02 through 1.07 of the Credit Agreement shall be applicable to this Agreement.
SECTION 2
Pledge
     As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under:
     2.1 all shares of capital stock, partnership interests, limited liability company membership interests and other equity interests owned by such Pledgor, or in which such Pledgor now has or may acquire in the future any right, title or interest, including, in any event in each entity designated as an “Issuer” on Schedule II hereto (each such entity, an “Issuer”), and any shares of capital stock, partnership interests, limited liability company membership interests or other equity interests obtained in the future by such Pledgor, whether owned beneficially or of record and whether by ownership, security interest, claim or otherwise and the stock certificates or other security certificates (as defined in the UCC) representing all such shares, membership interests or other equity interests (collectively, the “Pledged Securities”); provided that, the Pledged Securities shall not include any Excluded Assets;
     2.2 all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable, in respect of, in exchange for, or upon conversion of, the Pledged Securities referred to in clause 2.1 above;
     2.3 all rights and privileges of such Pledgor with respect to the property referred to in clause 2.1 and 2.2 above; and

     2.4 all proceeds of any of the foregoing, including whatever is receivable or received when any of the foregoing is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and including, without limitation, proceeds of any indemnity or guaranty payable to any Pledgors or the Collateral Agent from time to time with respect to any of the Pledged Collateral (the items referred to in clauses 2.1 through 2.3 being collectively referred to as the “Pledged Collateral”).
     TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties, until (x) all of the Secured Obligations (other than contingent indemnification obligations for which claims have not yet been asserted) have been indefeasibly paid in full in cash or otherwise satisfied or (y) the termination or release in accordance with Section 11 hereof; subject, however, to the terms, covenants and conditions hereinafter set forth.
     Upon delivery to the Collateral Agent pursuant to Section 3 of this Agreement, all stock certificates or other securities now or hereafter included in the Pledged Securities required to be delivered to the Collateral Agent shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request to ensure validity and perfection of the security interest granted hereunder. Each delivery of Pledged Securities shall be accompanied by a schedule describing the Pledged Securities theretofore and then being pledged hereunder, which schedule shall supplement Schedule II attached hereto and made a part hereof.
SECTION 3
Delivery of the Pledged Collateral and Instructions of Collateral Agent
     3.1 On or before the Closing Date, the Pledgors shall deliver or cause to be delivered to the Collateral Agent (i) any and all original certificates representing any and all Pledged Securities pledged hereunder by the Pledgors as of the Closing Date and (ii) any and all original certificates or other instruments or documents representing any Pledged Collateral pledged hereunder by the Pledgors as of the Closing Date, in each case other than any original certificates representing equity interests of Fidra, Inc., Quiksilver Entertainment, Inc., Mt. Waimea, Inc., Quiksilver Wetsuits, Inc., Q.S. Optics, Inc. or DC Direct, Inc.
     3.2 With respect to any Pledged Securities pledged by any Pledgor hereunder (other than with respect to the equity interests of Fidra, Inc., Quiksilver Entertainment, Inc., Mt. Waimea, Inc., Quiksilver Wetsuits, Inc., Q.S. Optics, Inc. or DC Direct, Inc.) that are not represented or evidenced by a certificate or instrument, such Pledgor hereby authorizes and instructs such Issuer thereof to comply with any instruction received by it from the Collateral Agent in writing that is in accordance with this Agreement, without further consent of such Pledgor.
     3.3 After the Closing Date, promptly upon any Pledgor’s acquisition or receipt of any Pledged Securities, and any original certificates or other instruments or documents representing such Pledged Securities, such Pledgor shall comply with the provisions of Section 6.12 of the Credit Agreement.

     3.4 Each Pledgor hereby irrevocably authorizes the Collateral Agent, at any time and from time to time, to file in any appropriate filing office, wherever located, any Financing Statement describing the Pledged Collateral that contains any information required by the UCC of the applicable jurisdiction for the sufficiency or filing office acceptance of any Financing Statement. Each Pledgor also authorizes the Collateral Agent to take any and all actions required by any applicable Law to perfect and protect the security interest granted hereunder. Each Pledgor shall provide the Collateral Agent with any information the Collateral Agent shall reasonably request in connection with any of the foregoing. The Pledgors shall pay to the Collateral Agent all reasonable fees and expenses incurred in filing one or more Financing Statements and any continuation statements or amendments thereto
SECTION 4
Representations, Warranties and Covenants
     Each Pledgor hereby represents, warrants and covenants, as to itself and the Pledged Collateral pledged by it hereunder, to the Collateral Agent that:
     4.1 the Pledged Securities represent that percentage of the issued and outstanding shares of each class of the capital stock or other Equity Interest of the Issuer with respect thereto as set forth on Schedule II as of the Closing Date;
     4.2 subject to the ABL Intercreditor Agreement, in each case except for Liens granted hereunder and except as otherwise permitted in the Credit Agreement, the Euro Term Loan Agreement or the other Loan Documents, each Pledgor: (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the Pledged Collateral free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in, or other Lien on, the Pledged Collateral, and (iv) other than as permitted in Section 6, will cause any and all distributions in cash or in kind made on the Pledged Collateral to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;
     4.3 (i) except to the extent not prohibited by the Credit Agreement or the Euro Term Loan Agreement, no Pledgor will consent to or approve the issuance of (a) any additional shares of any class of capital stock of any Issuer of the Pledged Securities, or the issuance of any membership interests or other Equity Interests in any such Person, (b) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares, membership interests or other Equity Interests, or (c) any warrants, options, rights, or other commitments entitling any person to purchase or otherwise acquire any such shares, membership interests or other Equity Interests and (ii) no Pledgor shall permit any Issuer of the Pledged Securities that is a Wholly-Owned Subsidiary of such Pledgor to issue any additional Equity Interests unless such Equity Interests are pledged hereunder as provided herein;
     4.4 each Pledgor (i) has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Encumbrances), however arising, of all Persons whomsoever;
     4.5 except for consents or approvals already obtained, no consent of any other Person (including stockholders or creditors of each Pledgor), and no consent or approval of any Governmental Authority or any securities exchange, was or is necessary to the validity of the pledge effected hereby or to the disposition of the Pledged Collateral upon an Event of Default in accordance with the terms of this Agreement and the Security Agreement;
     4.6 by virtue of the execution and delivery by each Pledgor of this Agreement, the Collateral Agent will obtain a valid and enforceable Lien upon, and security interest in, the Pledged Collateral as security for the payment and performance of the Secured Obligations, and such security interest will be perfected (i) with respect to any Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the applicable Pledgor or when control is established by the Pledgee over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the applicable Pledgor; and except as set forth in this Section 4.6, no other action is necessary to perfect the security interest granted by any Pledgor under this Agreement;
     4.7 if a Pledgor shall receive any certificate, instrument, option or rights in respect of any Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Collateral, or otherwise in respect thereof, such Pledgor shall hold the same in trust for the Collateral Agent (for the benefit of (i) the U.S. Administrative Agent for the ratable benefit of the U.S. Credit Parties and (ii) the Euro Administrative Agent for the ratable benefit of the Euro Credit Parties) and promptly deliver the same to the Collateral Agent in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, if required, together with an undated stock power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by such Pledgor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms of this Agreement, as Collateral;
     4.8 all of the Pledged Securities set forth on Schedule II have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable;
     4.9 none of the Pledged Securities have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;
     4.10 this Agreement has been duly authorized, executed and delivered by each Pledgor and constitutes a legal, valid and binding obligation of each Pledgor enforceable against such Pledgor in accordance with its terms except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); and
     4.11 all information set forth herein relating to the Pledged Collateral is accurate and complete in all material respects as of the date hereof.

SECTION 5
Registration in Nominee Name; Copies of Notices
     Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, on its own behalf and on behalf of the Credit Parties, shall have the right (in its reasonable discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent. During the continuance of an Event of Default, the Pledgors will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of the applicable Pledgor.
SECTION 6
Voting Rights; Dividends and Interest, Etc.
     6.1 Unless and until an Event of Default has occurred and is continuing, the Pledgors shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Securities or any part thereof.
     6.2 Unless and until an Event of Default has occurred and is continuing, the Pledgors shall be entitled to receive and retain any and all cash dividends or other cash distributions paid on the Pledged Collateral to the extent, and only to the extent, that such cash dividends or other cash distributions are permitted by, and otherwise paid in accordance with, the terms and conditions of this Agreement, the Credit Agreement, the Euro Term Loan Agreement, the other Loan Documents and applicable Law. All noncash dividends, and all dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than dividends and distributions referred to in the preceding sentence) made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock, membership interests or other Equity Interests of the Issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, amalgamation, arrangement, consolidation, acquisition or other exchange of assets to which such Issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, to the extent required to be paid to the Collateral Agent pursuant to the terms of the Credit Agreement, the Euro Term Loan Agreement, or the other Loan Documents, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent, in the same form as so received (with any necessary endorsement).
     6.3 Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgors to dividends or other cash distributions that the Pledgors are authorized to receive pursuant to Section 6.2 above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other cash distributions. Subject to the provisions of the Intercreditor Agreement, all dividends or other cash distributions received by any Pledgor contrary to the provisions of this Section 6.3 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and, at the request of the Collateral Agent, shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section

6.3 shall be applied in accordance with the provisions of Section 8. After all Events of Default have been cured or waived in writing by the Collateral Agent, the Pledgors will have the right to receive the dividends or other cash distributions that it would otherwise be entitled to receive pursuant to the terms of Section 6.2 above.
     6.4 Upon the occurrence and during the continuance of an Event of Default, upon notice from the Collateral Agent, all rights of the Pledgors to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.1 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. While no Event of Default exists, the Pledgors will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of Section 6.1.
     6.5 In order to permit the Collateral Agent to exercise the voting and other consensual rights and powers that it may be entitled to exercise pursuant to Section 6.4 and to receive all dividends and other cash distributions which it may be entitled to receive under Section 6.2 or Section 6.3, each Pledgor (a) shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (b) without limiting the effect of the immediately preceding clause (a), hereby grants to the Collateral Agent an irrevocable proxy to vote the Pledged Securities and to exercise all other rights, powers, privileges and remedies to which each Pledgor would be entitled , which proxy shall be effective, automatically and without the necessity of any action (including the transfer of any Pledged Securities on the record books of the Issuer thereof) by any other Person (including the Issuer of the Pledged Securities or any officer or agent thereof) upon the occurrence and during the continuance of an Event of Default, and which proxy shall only terminate on the earlier of (i) such date on which such Event of Default shall cease to be continuing, or (ii) the indefeasible payment and satisfaction in full of the Secured Obligations (other than contingent indemnification obligations for which claims have not yet been asserted).
     6.6 The grant by each Pledgor to the Collateral Agent of a security interest in the Pledged Securities pursuant to this Agreement shall not (a) relieve such Pledgor of any liability to any Person under or in respect of any of the Pledged Securities or (b) impose on the Collateral Agent any such liability or any liability for any act or omission on the part of such Pledgor relative thereto.
SECTION 7
Remedies upon Default
     Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other applicable Law. The rights and remedies of the Collateral Agent shall include, without limitation, the right to take any or all of the following actions at the same or different times:
     7.1 The Collateral Agent may sell or otherwise dispose of all or any part of the Pledged Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. With respect to any Collateral held or maintained with a securities intermediary, the Collateral Agent shall be entitled to notify such securities intermediary that such securities intermediary should follow the entitlement orders of the Collateral Agent and that such securities intermediary should no longer follow entitlement orders of the Pledgor, without further consent of the Pledgor.
     7.2 The Collateral Agent shall give the Pledgors at least ten (10) days’ prior written notice, by authenticated record, of the Collateral Agent’s intention to make any sale of the Pledged Collateral. Such notice, (i) in the case of a public sale, shall state the date, time and place for such sale, (ii) in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange, and (iii) in the case of a private sale, shall state the date after which any private sale or other disposition of the Pledged Collateral shall be made. Each Pledgor agrees that such written notice shall satisfy all timing requirements for notice to such Pledgor which are imposed under the UCC with respect to the exercise of the Collateral Agent’s rights and remedies upon default. The Collateral Agent shall not be obligated to make any sale or other disposition of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Pledged Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.
     7.3 Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale.
     7.4 At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Section 7, the Collateral Agent or any Credit Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of the Pledgors, the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Collateral Agent or such Credit Party from the Pledgors on account of the Secured Obligations as a credit against the purchase price, and the Collateral Agent or such Credit Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgors therefor.
     7.5 For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof. The Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Pledgors shall not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.
     7.6 As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Pledged Collateral and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

     7.7 Each Pledgor recognizes (a) that the Collateral Agent may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77 (as amended and in effect, the “Securities Act”) or the Securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, (c) that neither the Collateral Agent nor any Credit Party has any obligation to delay sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Collateral to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.
     7.8 To the extent permitted by applicable Law, each Pledgor hereby waives all rights of redemption, stay, valuation and appraisal which such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. In dealing with or disposing of the Pledged Collateral or any part thereof, neither the Collateral Agent nor any Credit Party shall be required to give priority or preference to any item of Pledged Collateral or otherwise to marshal assets or to take possession or sell any Pledged Collateral with judicial process.
SECTION 8
Application of Proceeds of Sale
     After the occurrence and during the continuance of an Event of Default and acceleration of the Secured Obligations, the Collateral Agent shall apply the proceeds of any collection or sale of the Pledged Collateral, as well as any Pledged Collateral consisting of cash, in accordance with Section [2.5] of the Collateral Agency Agreement (as in effect on the date hereof).
     The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale or other disposition of the Pledged Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale or other disposition shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold or otherwise disposed of and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
SECTION 9
Registration, Etc.
     Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent reasonably determines that it is necessary to sell any of the Pledged Securities at a public sale, each Pledgor agrees that it will, at any time and from time to time, upon the written request of the Collateral Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged

Securities. Each Pledgor further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Securities Act, Blue Sky Laws or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 9. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.
SECTION 10
Further Assurances
     Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Pledged Collateral or any part thereof or in order to (i) maintain the validity, perfection, enforceability and priority of the security interest in the Pledged Securities in accordance with this Agreement, (ii) protect and preserve the Pledged Securities, and (iii) protect and preserve, and to enable the exercise or enforcement of, the rights of the Collateral Agent therein and hereunder.
SECTION 11
Miscellaneous
     11.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to the Collateral Agent:	Rhône Group L.L.C.
630 Fifth Avenue, 27th Floor
New York, NY 10111
Phone: (212) 218-6700
Fax: (212) 218-6789
Attn: Baudoin Lorans and M. Allison Steiner

If to any Pledgor:	c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Phone: (714) 889-2200
Fax: (714) 889-2322
Attention: Chief Financial Officer
     11.2 Termination; Release of Pledged Collateral.

     (a) Any Lien upon any Pledged Collateral will be released automatically if the Pledged Collateral constitutes property being sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement. Upon at least five (5) Business Days’ prior written request by any Pledgor, the Collateral Agent shall execute such documents as may be necessary to evidence the release of the Liens upon any Pledged Collateral described in this Section 11.2 (a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of such Pledgor in respect of) all interests retained by such Pledgor, including, without limitation, the Proceeds of any sale, all of which shall continue to constitute part of the Pledged Collateral.
     (b) Except for those provisions which expressly survive the termination thereof, this Agreement and the security interest granted herein shall automatically terminate when all of the Secured Obligations (other than contingent indemnification obligations for which claims have not yet been asserted) have been indefeasibly paid in full in cash or otherwise satisfied, at which time the Collateral Agent shall return all Pledged Collateral to the Pledgors, and execute and deliver to the Pledgors, at the Pledgors’ expense, all UCC termination statements, releases and similar documents that the Pledgors shall reasonably request to evidence such termination; provided, however, that this Agreement, and the security interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Pledgor. Any execution and delivery of termination statements, releases or other documents pursuant to this Section 11.2(b) shall be without recourse to, or warranty by, the Collateral Agent or any Credit Party.
     11.3 Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Pledgor that are contained in this Agreement shall bind and inure to the benefit of each Pledgor and its respective successors and assigns. This Agreement, when executed and delivered, shall be the valid and binding obligation of each Pledgor and the Collateral Agent and their respective successors and assigns enforceable in accordance with its terms, subject to the limitations on enforceability under applicable Law and limitations on the availability of the remedy of specific performance imposed by the application of general equity principles, and shall inure to the benefit of each Pledgor, the Collateral Agent and the Credit Parties and their respective successors and assigns, except that no Pledgor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such attempted assignment or transfer shall be void) except as permitted by this Agreement or the Credit Agreement or the Euro Term Loan Agreement. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.
     11.4 Power of Attorney. Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right following the occurrence and during the continuance of an Event of Default, with power of substitution for each Pledgor and in each Pledgor’s name or otherwise, for the purpose of carrying out the terms of this Agreement, (a) to perform any obligation of such Pledgor hereunder in such Pledgor’s name or otherwise; (b) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (c) to prepare, execute, file, record or deliver notices, assignments, financing statements, continuation statements, applications for registration or like papers to perfect, preserve or release the Collateral Agent’s security interest in the Collateral; (d) to issue entitlement orders, instructions and other orders to any securities intermediary in connection with any of the Collateral held by or maintained with such securities intermediary; (e) to endorse checks, drafts, orders and other instruments for the payment of money payable to such Pledgor, representing any interest or dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same; (f) to exercise all rights, powers and remedies which such Pledgor would have, but for this Agreement, with respect to any of the Collateral; and (g) to take any action and execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, and to do all acts and things and execute all documents in the name of such Pledgor or otherwise, reasonably deemed by the Collateral Agent as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any Credit Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any Credit Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of each Pledgor for the purposes set forth above is coupled with an interest and, subject to the termination of this Agreement, is irrevocable.
     11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
     11.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     11.8 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     11.10 Jurisdiction; Waiver of Venue; Consent to Service of Process.
     (a) EACH OF THE PLEDGORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE PLEDGORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) EACH OF THE PLEDGORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (d) EACH PLEDGOR AGREES THAT ANY ACTION COMMENCED BY ANY PLEDGOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN, AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
     11.11 Conflict. In the event of a conflict between this Agreement and the Security Agreement, the terms of this Agreement shall control with respect to the Pledged Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.
SECTION 12
Intercreditor Agreement
     Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent, for the benefit of the Credit Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PLEDGORS:	Borrower: QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

Guarantors: QUIKSILVER, INC.
By:
Name:
Title:

DC SHOES, INC.
By:
Name:
Title:

HAWK DESIGNS, INC.
By:
Name:
Title:

MERVIN MANUFACTURING, INC.
By:
Name:
Title:

QS WHOLESALE, INC.
By:
Name:
Title:

QS RETAIL, INC.
By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.
By:
Name:
Title:

SCHEDULE I
Guarantors
1. Quiksilver, Inc.
2. DC Shoes, Inc.
3. Hawk Designs, Inc.
4. Mervin Manufacturing, Inc.
5. QS Wholesale, Inc.
6. QS Retail, Inc.

Schedule I

SCHEDULE II
Pledged Securities

					Percentage of
			Number of Equity	Number of Issued	Equity Interests
		Class of Equity	Interests held by	and Outstanding	held by Record
Issuer	Record Owner	Interests	Record Owner	Equity Interests	Owner
Quiksilver Americas, Inc.	Quiksilver, Inc.	Common	1,000	1,000	100%
Quiksilver Alps LLC	Quiksilver, Inc.	N/A	N/A	N/A	100%
Quiksilver Links LLC	Quiksilver, Inc.	N/A	N/A	N/A	100%

DC Shoes, Inc.	Quiksilver Americas, Inc.	Common	10,000,000	10,000,000	100%
Hawk Designs, Inc.	Quiksilver Americas, Inc.	Common	100	100	100%
Mervin Manufacturing, Inc.	Quiksilver Americas, Inc.	Common	10,000	10,000	100%
QS Wholesale, Inc.	Quiksilver Americas, Inc.	Common	1,000	1,000	100%
QS Retail, Inc.	Quiksilver Americas, Inc.	Common	100	100	100%
Q.S. Optics, Inc.	Quiksilver Americas	Common	800	800	100%
Quiksilver Wetsuits, Inc.	Quiksilver Americas	Common	660	660	100%
Mt. Waimea, Inc.	Quiksilver Americas	Common	1,000	1,000	100%
Quiksilver Entertainment, Inc.	Quiksilver Americas	Common	1,000	1,000	100%
Fidra, Inc.	Quiksilver Americas	Common	100	100	100%
DC Direct, Inc.	DC Shoes, Inc.	N/A	N/A	N/A	100%
QS Mexico Holdings	Quiksilver Americas	N/A	600	1000	60%
Mountain and Wave S.à r.l.	Quiksilver, Inc.	Common	1,808,104	2,739,552	66%

Schedule II

ACKNOWLEDGEMENT AND CONSENT
     The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement, dated as of July 31, 2009 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement), made by the Pledgors party thereto for the benefit of Rhône Group L.L.C., as Collateral Agent.
     The undersigned agrees for the benefit of the Collateral Agent and each of the Credit Parties (as defined in the Agreement) that the terms of Section 3.2 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 3.2 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

Exhibit I
COPYRIGHT SECURITY AGREEMENT
          COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”), dated as of July 31, 2009, by and among (a) Quiksilver Americas, Inc., a California corporation located at 15202 Graham Street, Huntington Beach, California 92649, (the “Borrower”), Quiksilver, Inc., a Delaware corporation located at 15202 Graham Street, Huntington Beach, California 92649 and DC Shoes, Inc., a California corporation located at 1333 Keystone Way, Vista, California 92081 (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively, as the “Grantors”), and (c) Rhône Group L.L.C., a New York corporation located at 630 5th Avenue, Floor 27, New York, NY 10111, as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Credit Parties (as defined in the IP Security Agreement referred to below), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
W I T N E S S E T H:
          WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”), and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty);
          WHEREAS, reference is also made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the Guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);
          WHEREAS, the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party and each Euro Credit Party have appointed Rhône Group L.L.C. to act as their collateral

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agent pursuant to the terms of the Collateral Agency Agreement, dated the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party, each Euro Credit Party and the Collateral Agent; and
          WHEREAS, the obligations of the U.S. and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Grantors of (i) that certain Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Collateral, (ii) that certain Intellectual Property Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “IP Security Agreement” and, together with the Security Agreement, the “Security Agreements”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the IP Collateral, and (iii) a Copyright Security Agreement in the form hereof, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Copyright Collateral (as defined herein), in order to secure the Secured Obligations.
          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Copyright Security Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Collateral Agent, on its own behalf and on behalf of the other Credit Parties (and each of their respective successors or assigns), hereby agree as follows:
          SECTION 1. Defined Terms. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the IP Security Agreement or, if not defined in the IP Security Agreement, the Credit Agreement.
          SECTION 2. Grant of Security Interest in Copyright Collateral. In furtherance and as confirmation of the Security Interest granted by each of the Grantors to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, under the Security Agreements, and as further security for the payment or performance, as the case may be, in full of its respective Secured Obligations, each Grantor hereby ratifies such Security Interest and grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following property of each Grantor whether now owned or now due, or in which any Grantor has an interest now, or hereafter acquired, arising, or to become due, or in which any Grantor obtains any interest and all products, Proceeds, substitutions, Accessions of or to the following property (collectively, the “Copyright Collateral”):
          (a) all copyrights, arising under the laws of the United States, any other country, or any political subdivision thereof, in each work of authorship or derivative work thereof, whether registered or unregistered and whether published or unpublished, all registrations and applications therefor, and all extensions, restorations and reversions thereof, including the copyright registrations and copyright applications listed on EXHIBIT A annexed hereto and made a part hereof;

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          (b) all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright;
          (c) all renewals of any of the foregoing;
          (d) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, dilutions or other violations thereof;
          (e) the right to sue for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing, and any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit); and
          (f) all of the Grantors’ rights of priority and protection corresponding to any of the foregoing throughout the world;
provided however that the Copyright Collateral shall not include, and the Security Interest and the security interest granted hereunder shall not attach to (a) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property rights of such Grantor of any nature to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor under such lease, license, contract, agreement, asset or property right or result in such Grantor’s loss of use of such asset or property right or (ii) a breach or termination pursuant to the terms of such lease, license, contract or agreement, or a default under, any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the bankruptcy code) or principles of equity) and (b) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property right of any nature to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity).
          SECTION 3. Security Agreement. It is intended that the security interest granted pursuant to this Copyright Security Agreement is granted as a supplement to, and not in limitation of, the Security Interest granted to the Collateral Agent, for the ratable benefit of the Credit Parties, under the Security Agreements. All provisions of the Security Agreements (including the rights, remedies, powers, privileges and discretions of the Collateral Agent thereunder) shall apply to the Copyright Collateral. In the event of a conflict between this Copyright Security Agreement and the Security Agreements, the terms of the IP Security Agreement shall control with respect to the Copyright Collateral and with respect to the IP Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.

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          SECTION 4. Termination.
          (a) Any Lien upon any Copyright Collateral will be released automatically if the Copyright Collateral constitutes property that is sold, transferred, or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement (other than a Disposition made pursuant to clause (b) or (e) of the definition of Permitted Disposition).
          (b) Except for those provisions which expressly survive the termination hereof, this Copyright Security Agreement and the security interest granted herein shall automatically terminate upon the termination of the IP Security Agreement.
          SECTION 5. Counterparts. This Copyright Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 6. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens, security interests and pledges granted to the Collateral Agent pursuant to this Copyright Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Copyright Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.
          SECTION 8. Modification of Schedule. The Collateral Agent and the Grantors are authorized to modify the schedules of Intellectual Property attached to the Trademark Security Agreement, the Copyright Security Agreement, and the Patent Security Agreement that are executed on the Closing Date in any version of each that is submitted for recordation in any local intellectual property registry or other public filing office (each, a “Local Recording Version”) so that the schedules to such Local Recording Version include only those items of Registered Intellectual Property that are issued, filed, or registered in that jurisdiction.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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          IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Copyright Security Agreement to be executed by their duly authorized officers as of the date first above written.

GRANTORS:	Borrower: QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

Guarantors: QUIKSILVER, INC.
By:
Name:
Title:

DC SHOES, INC.
By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.
By:
Name:
Title:

Exhibit J
PATENT SECURITY AGREEMENT
          PATENT SECURITY AGREEMENT (this “Patent Security Agreement”), dated as of July 31, 2009, by and among Quiksilver Americas, Inc., a California corporation located at 15202 Graham Street, Huntington Beach, California 92649 (the “Borrower”), Quiksilver, Inc., a Delaware corporation located at 15202 Graham Street, Huntington Beach, California 92649, DC Shoes, Inc., a California corporation located at 1333 Keystone Way, Vista, California 92081 and Mervin Manufacturing, Inc., a California corporation located at 155 Business Park Loop, Sequim, Washington 98382 (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively, as the “Grantors”), and Rhône Group L.L.C., a New York corporation located at 630 5th Avenue, Floor 27, New York, NY 10111, as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Credit Parties (as defined in the IP Security Agreement referred to below), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
W I T N E S S E T H:
          WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”), and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty);
          WHEREAS, reference is also made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the Guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);

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          WHEREAS, the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party and each Euro Credit Party have appointed Rhône Group L.L.C. to act as their collateral agent pursuant to the terms of the Collateral Agency Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party, each Euro Credit Party and the Collateral Agent; and
          WHEREAS, the obligations of the U.S. and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Grantors of (i) that certain Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Collateral, (ii) that certain Intellectual Property Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “IP Security Agreement” and, together with the Security Agreement, the “Security Agreements”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the IP Collateral, and (iii) a Patent Security Agreement in the form hereof, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Patent Collateral (as defined herein), in order to secure the Secured Obligations.
          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Patent Security Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Collateral Agent, on its own behalf and on behalf of the other Credit Parties (and each of their respective successors or assigns), hereby agree as follows:
          SECTION 1. Defined Terms. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the IP Security Agreement or, if not defined in the IP Security Agreement, the Credit Agreement.
          SECTION 2. Grant of Security Interest in Patent Collateral. In furtherance and as confirmation of the Security Interest granted by each of the Grantors to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, under the Security Agreements, and as further security for the payment or performance, as the case may be, in full of its respective Secured Obligations, each Grantor hereby ratifies such Security Interest and grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following property of each Grantor whether now owned or now due, or in which any Grantor has an interest now, or hereafter acquired, arising, or to become due, or in which any Grantor obtains any interest and all products, Proceeds, substitutions, Accessions of or to the following property (collectively, the “Patent Collateral”):
          (a) all patents and applications for patents issued or pending under the laws of the United States, any other country, or any political subdivision thereof, and the inventions and improvements therein disclosed, and any and all divisions, revisions, reissues, continuations,

2

continuations-in-part, extensions, and reexaminations of said patents including the patents and patent applications listed on EXHIBIT A annexed hereto and made a part hereof;
          (b) all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent;
          (c) all renewals of any of the foregoing;
          (d) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, dilutions or other violations thereof;
          (e) the right to sue for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing, and any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit); and
          (f) all of the Grantors’ rights of priority and protection corresponding to any of the foregoing throughout the world;
provided however that the Patent Collateral shall not include, and the Security Interest and the security interest granted hereunder shall not attach to (a) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property rights of such Grantor of any nature to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor under such lease, license, contract, agreement, asset or property right or result in such Grantor’s loss of use of such asset or property right or (ii) a breach or termination pursuant to the terms of such lease, license, contract or agreement, or a default under, any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the bankruptcy code) or principles of equity) and (b) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property right of any nature to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity).
          SECTION 3. Security Agreement. It is intended that the security interest granted pursuant to this Patent Security Agreement is granted as a supplement to, and not in limitation of, the Security Interest granted to the Collateral Agent, for the ratable benefit of the Credit Parties, under the Security Agreements. All provisions of the Security Agreements (including the rights, remedies, powers, privileges and discretions of the Collateral Agent thereunder) shall apply to the Patent Collateral. In the event of a conflict between this Patent Security Agreement and the Security Agreements, the terms of the IP Security Agreement shall control with respect to the Patent Collateral and with respect to the IP Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.

3

          SECTION 4. Termination.
          (a) Any Lien upon any Patent Collateral will be released automatically if the Patent Collateral constitutes property that is sold, transferred, or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement (other than a Disposition made pursuant to clause (b) or (e) of the definition of Permitted Disposition).
          (b) Except for those provisions which expressly survive the termination hereof, this Patent Security Agreement and the security interest granted herein shall automatically terminate upon the termination of the IP Security Agreement.
          SECTION 5. Counterparts. This Patent Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 6. Governing Law. THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens, security interests and pledges granted to the Collateral Agent pursuant to this Patent Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Patent Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.
          SECTION 8. Modification of Schedule. The Collateral Agent and the Grantors are authorized to modify the schedules of Intellectual Property attached to the Trademark Security Agreement, the Copyright Security Agreement, and the Patent Security Agreement that are executed on the Closing Date in any version of each that is submitted for recordation in any local intellectual property registry or other public filing office (each, a “Local Recording Version”) so that the schedules to such Local Recording Version include only those items of Registered Intellectual Property that are issued, filed, or registered in that jurisdiction.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

4

     IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Patent Security Agreement to be executed by their duly authorized officers as of the date first above written.

GRANTORS:	Borrower: QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

Guarantors: QUIKSILVER, INC.
By:
Name:
Title:

DC SHOES, INC.
By:
Name:
Title:

MERVIN MANUFACTURING, INC.
By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.
By:
Name:
Title:

1

Exhibit K
TRADEMARK SECURITY AGREEMENT
          TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”), dated as of July 31, 2009, by and among Quiksilver Americas, Inc., a California corporation located at 15202 Graham Street, Huntington Beach, California 92649 (the “Borrower”), DC Shoes, Inc., a California corporation located at 1333 Keystone Way, Vista, California 92081, Hawk Designs, Inc., a California corporation located at 15202 Graham Street, Huntington Beach, California 92649 and Mervin Manufacturing, Inc., a California corporation located at 155 Business Park Loop, Sequim, Washington 98382 (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) (the Borrower and the Guarantors are hereinafter referred to, individually, as a “Grantor” and, collectively, as the “Grantors”), and Rhône Group L.L.C., a New York corporation located at 630 5th Avenue, Floor 27, New York, NY 10111, as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Credit Parties (as defined in the IP Security Agreement referred to below), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.
W I T N E S S E T H:
          WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrower, (ii) Quiksilver, Inc., (iii) the lenders from time to time party thereto (the “U.S. Lenders”), and (iv) Rhône Group L.L.C., as administrative agent (in such capacity, the “U.S. Administrative Agent”), pursuant to which the U.S. Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Guaranty”), executed by the Guarantors party thereto in favor of the U.S. Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Guaranty);
          WHEREAS, reference is also made to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Term Loan Agreement”), among Quiksilver, Inc., Mountain & Wave S.à r.l., a Luxembourg private limited liability company (the “Euro Borrower”), the lenders party thereto (the “Euro Lenders”) and Rhône Group L.L.C., as administrative agent (in such capacity, the “Euro Administrative Agent”);
          WHEREAS, reference is also made to that certain Guaranty, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Euro Guaranty”), executed by the Guarantors party thereto in favor of the Euro Administrative Agent pursuant to which each such Guarantor guarantees the payment and performance of the Guaranteed Obligations (as defined in the Euro Guaranty);
          WHEREAS, the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party and each Euro Credit Party have appointed Rhône Group L.L.C. to act as their collateral

1

agent pursuant to the terms of the Collateral Agency Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Collateral Agency Agreement”), among the U.S. Administrative Agent, the Euro Administrative Agent, each U.S. Credit Party, each Euro Credit Party and the Collateral Agent; and
          WHEREAS, the obligations of the U.S. and the Euro Lenders to make Loans under the Credit Agreement and the Euro Term Loan Agreement, respectively, are conditioned upon, among other things, the execution and delivery by the Grantors of (i) that certain Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Security Agreement”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Collateral, (ii) that certain Intellectual Property Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “IP Security Agreement” and, together with the Security Agreement, the “Security Agreements”), by and among the Grantors and the Collateral Agent, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the IP Collateral, and (iii) a Trademark Security Agreement in the form hereof, pursuant to which each Grantor grants to the Collateral Agent (for the ratable benefit of the Credit Parties) a security interest in and to the Trademark Collateral (as defined herein), in order to secure the Secured Obligations.
          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Trademark Security Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Collateral Agent, on its own behalf and on behalf of the other Credit Parties (and each of their respective successors or assigns), hereby agree as follows:
          SECTION 1. Defined Terms. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the IP Security Agreement or, if not defined in the IP Security Agreement, the Credit Agreement.
          SECTION 2. Grant of Security Interest in Trademark Collateral. In furtherance and as confirmation of the Security Interest granted by each of the Grantors to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, under the Security Agreements, and as further security for the payment or performance, as the case may be, in full of its respective Secured Obligations, each Grantor hereby ratifies such Security Interest and grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Credit Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following property of each Grantor whether now owned or now due, or in which any Grantor has an interest now, or hereafter acquired, arising, or to become due, or in which any Grantor obtains any interest and all products, Proceeds, substitutions, Accessions of or to the following property (collectively, the “Trademark Collateral”):
          (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade dress, trade styles, service marks, brand names, designs, logos, slogans and other source identifiers, whether registered or unregistered, all registrations and applications therefor granted or pending under the laws of the United States, any other country, or any political subdivision thereof, including the United States trademark and service mark registrations and applications listed on EXHIBIT A annexed hereto and made a part hereof, all common law rights related

2

thereto throughout the world, together with any goodwill of the business connected with, and symbolized by, any of the foregoing;
          (b) all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark;
          (c) all renewals of any of the foregoing;
          (d) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, dilutions or other violations thereof;
          (e) the right to sue for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing, and any money damages awarded or received by the Grantors on account of such suit (or the threat of such suit); and
          (f) all of the Grantors’ rights of priority and protection corresponding to any of the foregoing throughout the world;
provided however that the Trademark Collateral shall not include, and the Security Interest and the security interest granted hereunder shall not attach to (a) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property rights of such Grantor of any nature to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor under such lease, license, contract, agreement, asset or property right or result in such Grantor’s loss of use of such asset or property right or (ii) a breach or termination pursuant to the terms of such lease, license, contract or agreement, or a default under, any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the bankruptcy code) or principles of equity), (b) any lease, license, contract or agreement to which any Grantor is a party (including any of its rights or interests thereunder) or any asset or property right of any nature to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), and (c) any application for trademarks and service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b), only to the extent that the grant of a security interest therein would result in the abandonment, invalidation or unenforceability of such application or rights hereunder and only until evidence of the use of such trademark or service mark in commerce, as defined in 15 U.S.C. § 1127, is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or 1(d), following which filing all such applications shall automatically become Collateral.
          SECTION 3. Security Agreement. It is intended that the security interest granted pursuant to this Trademark Security Agreement is granted as a supplement to, and not in limitation of, the Security Interest granted to the Collateral Agent, for the ratable benefit of the Credit Parties, under the

3

Security Agreements. All provisions of the Security Agreements (including the rights, remedies, powers, privileges and discretions of the Collateral Agent thereunder) shall apply to the Trademark Collateral. In the event of a conflict between this Trademark Security Agreement and the Security Agreements, the terms of the IP Security Agreement shall control with respect to the Trademark Collateral and with respect to the IP Collateral and the terms of the Security Agreement shall control with respect to all other Collateral.
          SECTION 4. Termination.
          (a) Any Lien upon any Trademark Collateral will be released automatically if the Trademark Collateral constitutes property that is sold, transferred, or otherwise disposed of in a transaction permitted by the Credit Agreement or the Euro Term Loan Agreement (other than a Disposition made pursuant to clause (b) or (e) of the definition of Permitted Disposition).
          (b) Except for those provisions which expressly survive the termination hereof, this Trademark Security Agreement and the security interest granted herein shall automatically terminate upon the termination of the IP Security Agreement.
          SECTION 5. Counterparts. This Trademark Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 6. Governing Law. THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens, security interests and pledges granted to the Collateral Agent pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Trademark Security Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.
          SECTION 8. Modification of Schedules. The Collateral Agent and the Grantors are authorized to modify the schedules of Intellectual Property attached to the Trademark Security Agreement, the Copyright Security Agreement, and the Patent Security Agreement that are executed on the Closing Date in any version of each that is submitted for recordation in any local intellectual property registry or other public filing office (each, a “Local Recording Version”) so that the schedules to such Local Recording Version include only those items of Registered Intellectual Property that are issued, filed, or registered in that jurisdiction.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

4

          IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Trademark Security Agreement to be executed by their duly authorized officers as of the date first above written.

GRANTORS:	Borrower: QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

Guarantors: DC SHOES, INC.
By:
Name:
Title:

HAWK DESIGNS, INC.
By:
Name:
Title:

MERVIN MANUFACTURING, INC.
By:
Name:
Title:

COLLATERAL AGENT:	RHÔNE GROUP L.L.C.
By:
Name:
Title: